UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Cactus, Inc.

(Name of Registrant as Specified In Its Charter)
N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Cactus, Inc.
920 Memorial City Way, Suite 300
Houston, Texas 77024
(713) 626-8800
NOTICE OF 2023 ANNUAL MEETING OF STOCKHOLDERS
To the stockholders of Cactus, Inc.:
Notice is hereby given that the 2023 Annual Meeting of Stockholders (the “Annual Meeting”) of Cactus, Inc. (the “Company”) will be held at the Company’s corporate headquarters at 920 Memorial City Way, Suite 300, Houston, Texas 77024, on May 16, 2023 at 9:00 a.m. Central Time. The Annual Meeting is being held for the following purposes:
1.To elect to the Company’s Board of Directors the three Class III directors set forth in the accompanying Proxy Statement, each of whom will hold office until the 2026 Annual Meeting of Stockholders and until his successor is elected and qualified or until his earlier death, resignation or removal;
2.To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2023;
3.To approve the amendment of the Company’s Long-Term Incentive Plan, as amended as of November 25, 2019, to increase the number of shares of the Company’s Class A common stock reserved for issuance under such plan from 3,000,000 to 5,500,000; and
4.To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.
Holders of record of the Company’s Class A common stock (NYSE: WHD) and Class B common stock (together, the “Common Stock”) at the close of business on March 22, 2023, the record date for the Annual Meeting, are entitled to receive notice of and to vote at the Annual Meeting or any adjournment or postponement of the Annual Meeting. These holders will vote together as a single class on each proposal.
YOUR VOTE IS IMPORTANT. Voting promptly, regardless of the number of shares of Common Stock you own, will aid us in reducing the expense of any further proxy solicitation in connection with the Annual Meeting. We describe the proposals in more detail in the accompanying proxy statement. We encourage you to read the proxy statement in its entirety before voting.
If your shares are held in “street name,” that is, your shares are held in the name of a bank, broker or other nominee, you will receive instructions from the bank, broker or other nominee, as your record holder, that must be followed for your record holder to vote your shares of Common Stock per your instructions. Internet voting will also be offered to stockholders holding shares of Common Stock in street name.

We urge you to review the enclosed proxy materials carefully and to submit your proxy or voting instructions as soon as possible so that your Common Stock will be represented at the Annual Meeting.

By Order of the Board of Directors,

William Marsh General Counsel, Vice President of Administration and Secretary
Houston, Texas
March 30, 2023

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 16, 2023: THE NOTICE OF 2023 ANNUAL MEETING OF STOCKHOLDERS, THE PROXY STATEMENT AND ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2022 ARE AVAILABLE AT www.proxyvote.com.
The Notice of Internet Availability of Proxy Materials is first being mailed on or about April 4, 2023, and the proxy materials relating to the annual meeting will first be made available on or about the same date.

i

Cactus, Inc.
920 Memorial City Way, Suite 300
Houston, Texas 77024
(713) 626-8800
PROXY STATEMENT
2023 ANNUAL MEETING OF STOCKHOLDERS
The Board of Directors (the “Board”) of Cactus, Inc. (the “Company”) is soliciting and requests your proxy for the Company’s 2023 Annual Meeting of Stockholders (the “Annual Meeting”) that will be held on May 16, 2023 at 9:00 a.m. Central Time at the Company’s corporate headquarters at 920 Memorial City Way, Suite 300, Houston, Texas 77024. By granting the proxy, you authorize the persons named on the proxy to represent you and vote your shares at the Annual Meeting. Those persons will also be authorized to vote your shares to adjourn the Annual Meeting from time to time and to vote your shares at any adjournments or postponements of the Annual Meeting. We are soliciting proxies from holders of our Class A common stock, par value $0.01 per share (“Class A Common Stock”) and our Class B common stock, par value $0.01 per share (“Class B Common Stock”). We refer to our Class A Common Stock and our Class B Common Stock together as our “Common Stock.”
We are a holding company that was incorporated as a Delaware corporation on February 17, 2017 for the purpose of, among other things, facilitating the Company’s initial public offering (our “IPO”). Our IPO closed on February 12, 2018. We are the sole managing member of Cactus Companies LLC (“Cactus Companies”). In this proxy statement (“Proxy Statement”), the terms “the Company,” “we,” “us,” “our” and similar terms refer to the Company and its consolidated subsidiaries, including Cactus Companies LLC (“Cactus Companies”), unless the context indicates otherwise.
ABOUT THE ANNUAL MEETING
Purpose of the Annual Meeting
The purpose of the Annual Meeting is for our stockholders to consider and act upon the proposals described in this Proxy Statement and any other matters that properly come before the Annual Meeting or any adjournment or postponement thereof.
Notice and Access of Proxy Materials
We are furnishing proxy materials to our stockholders primarily via the internet instead of mailing printed copies of those materials to each stockholder. We have elected, in accordance with the Securities and Exchange Commission’s (the “SEC”) “Notice and Access” rule, to deliver a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders and to post our proxy statement and our Annual Report on Form 10-K for the year ended December 31, 2022 (collectively, the “proxy materials”) electronically. By doing so, we save costs and reduce the environmental impact of the Annual Meeting. The Notice is first being mailed to our stockholders on or about April 4, 2023, and the proxy materials relating to the annual meeting will first be made available on or about the same date. The Notice instructs you how to access and review the proxy materials and how to submit your proxy via the Internet. The Notice also instructs you how to request and receive a paper copy of the proxy materials, including a proxy card or voting instruction form, at no charge. We will not mail a paper copy of the proxy materials to you unless specifically requested to do so.
Electronic Delivery
Registered stockholders may elect to receive future Notices and proxy materials by e-mail. To sign up for electronic delivery, go to www.proxyvote.com. Stockholders who hold shares through a bank, brokerage firm or other nominee may also sign up for electronic delivery at www.proxyvote.com. In addition, stockholders who hold shares through a bank, brokerage firm or other nominee may sign up for electronic delivery by contacting their nominee. Once you sign up, you will not receive a printed copy of the notices and proxy materials, unless you request them. If you are a registered stockholder, you may suspend electronic delivery of the Notices and proxy materials at any time by dialing 1-800-579-1639. Stockholders who hold shares through a bank, brokerage firm or other nominee should contact their nominee to suspend electronic delivery.
Proposals to be Voted Upon at the Annual Meeting
At the Annual Meeting, our stockholders will be asked to consider and vote upon the following three proposals:
•Proposal ONE: To elect to the Board the three Class III directors set forth in this Proxy Statement, each of whom will hold office until our 2026 Annual Meeting of Stockholders and until his successor is elected and qualified or until his earlier death, resignation or removal;
•Proposal TWO: To ratify the appointment of PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm for the fiscal year ending December 31, 2023; and
•Proposal THREE: To approve the amendment of the Company’s Long-Term Incentive Plan, as amended as of November 25, 2019 (the “LTIP”), to increase the number of shares of the Company’s Class A Common Stock reserved for issuance under such plan from 3,000,000 to 5,500,000 (the “LTIP Amendment”).
In addition, any other matters that properly come before the Annual Meeting or any adjournment or postponement thereof will be considered. Management is not presently aware of any other business that might come before the Annual Meeting.
Recommendation of the Board
The Board has unanimously approved each of the proposals for inclusion in the proxy materials and recommends that you vote FOR the election to the Board of each of the director nominees (“Proposal ONE”); FOR the ratification of the appointment of PwC as our independent registered public accounting firm for the fiscal year ending December 31, 2023 (“Proposal TWO”); and FOR the LTIP Amendment (“Proposal THREE”).
Who May Vote
Our Class A Common Stock and Class B Common Stock are the only classes of securities that entitle holders to vote generally at meetings of the Company’s stockholders. Holders of Class A Common Stock and Class B Common Stock will vote together as a single class on all matters presented at the Annual Meeting. Each share of Common Stock outstanding at the close of business on March 22, 2023 (the “Record Date”) entitles the holder to one vote at the Annual Meeting. On the Record Date, there were 64,448,377 shares of Class A Common Stock outstanding held by three stockholders of record and 14,978,225 shares of Class B Common Stock outstanding held by six stockholders of record (which amounts of stockholders do not include the number of stockholders whose shares are held of record by banks, brokers or other nominees, but include each such institution as one holder).
Voting at the Annual Meeting
If on the Record Date you hold shares of our Common Stock that are represented by stock certificates or registered directly in your name with our transfer agent, EQ Shareowner Services, you are considered the stockholder of record with respect to those shares. As a stockholder of record, you may vote in person at the Annual Meeting or by proxy. Whether or not you plan to attend the Annual Meeting in person, you may vote by Internet or telephone by following the instructions on the Notice. Alternatively, if you received a paper copy of the proxy materials by mail, you may give a proxy by completing and returning the proxy card by mail. In order to vote through the Internet or by telephone, you should have your Notice or proxy card available, so you can input the required information from the Notice or the proxy card. When you log onto the Internet website address, you will receive instructions on how to vote your shares.

Whether or not you plan to attend the Annual Meeting, we urge you to vote by way of the Internet or telephone or by completing and returning any proxy card you received. If you submit a proxy but do not give voting instructions as to how your shares should be voted on a particular proposal at the Annual Meeting, your shares will be voted in accordance with the recommendations of the Board stated in this Proxy Statement.
Any proxy given pursuant to this solicitation may be revoked by the person submitting such proxy at any time before its use by (1) delivering a written notice of revocation addressed to Cactus, Inc., Attn: General Counsel, 920 Memorial City Way, Suite 300, Houston, Texas 77024, (2) voting again by Internet or telephone, (3) completing and returning a proxy card bearing a later date or (4) attending the Annual Meeting and voting in person. Your last vote or proxy will be the vote or proxy that is counted. Attendance at the Annual Meeting will not cause your previously granted proxy to be revoked unless you vote or specifically so request.
If on the Record Date you hold shares of our Common Stock in an account with a brokerage firm, bank or other nominee, then you are a beneficial owner of the shares and hold such shares in “street name,” and these proxy materials will be provided to you by that organization. As a beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote the shares held in your account with them, and the nominee has enclosed or provided voting instructions for you to use in directing it how to vote your shares. The nominee that holds your shares, however, is considered the stockholder of record for purposes of voting at the Annual Meeting. Because you are not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you bring to the Annual Meeting a legal proxy from your broker, bank or other nominee confirming your beneficial ownership of the shares. Whether or not you plan to attend the Annual Meeting, we urge you to vote by following the voting instructions provided to you to ensure that your vote is counted.
If you are a beneficial owner and do not vote, and your broker, bank or other nominee does not have discretionary power to vote your shares, your shares may constitute “broker non-votes.” Shares that constitute broker non-votes will be counted for the purpose of establishing a quorum at the Annual Meeting.
Voting results will be tabulated and certified by the inspector of elections appointed for the Annual Meeting. We will report the final results in a Current Report on Form 8-K that we will file with the SEC after the Annual Meeting.
Stockholders may receive more than one set of voting materials, including multiple copies of the Notice, these proxy materials, proxy cards or voting instruction cards. For example, stockholders who hold shares in more than one brokerage account may receive separate sets of proxy materials for each brokerage account in which shares are held. Stockholders of record whose shares are registered in more than one name will receive more than one Notice. You should vote in accordance with all Notices and sets of proxy materials you receive relating to our Annual Meeting to ensure that all of your shares are counted.
Quorum Requirement for the Annual Meeting
The presence at the Annual Meeting, whether in person or by valid proxy, of the persons holding a majority of shares of Common Stock outstanding on the Record Date will constitute a quorum, permitting us to conduct our business at the Annual Meeting. On the Record Date, there were 64,448,377 shares of Class A Common Stock outstanding and 14,978,225 shares of Class B Common Stock outstanding. Abstentions (i.e., if you or your broker marks “ABSTAIN” on a proxy) and broker non-votes will be considered to be shares present at the Annual Meeting for purposes of establishing a quorum. Broker non-votes occur when shares held by a broker for a beneficial owner are not voted with respect to a particular proposal and generally occur because the broker (1) does not receive voting instructions from the beneficial owner and (2) lacks discretionary authority to vote the shares. Brokers and other nominees have discretionary authority to vote on the ratification of our independent registered public accounting firm for beneficial owners who have not provided voting instructions. However, without voting instructions from the beneficial owners, they cannot vote on “non-routine” proposals, including the election of directors and executive compensation matters such as the LTIP Amendment.

Required Votes
Election of Directors.    Each director will be elected by the affirmative vote of the plurality of the votes validly cast by holders of shares entitled to vote on the election of directors at the Annual Meeting. Withheld votes and broker non-votes are not taken into account in determining the outcome of the election of directors.
Ratification of our Independent Registered Public Accounting Firm.    Approval of the proposal to ratify the Audit Committee’s appointment of PwC as our independent registered public accounting firm for the fiscal year ending December 31, 2023 requires the affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy and entitled to be voted on the matter at the Annual Meeting. Broker non-votes are not taken into account in determining the outcome of this proposal, and abstentions will have the effect of a vote against this proposal.

Approval of LTIP Amendment. Approval of the LTIP Amendment requires the affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy and entitled to be voted on the matter at the Annual Meeting. Abstentions will have the effect of a vote against the proposal. Broker “non-votes” will have no legal effect on this proposal.
Default Voting
A proxy that is properly completed and submitted will be voted at the Annual Meeting in accordance with the instructions on the proxy. If you properly complete and submit a proxy, but do not indicate any contrary voting instructions, your shares will be voted “FOR” the election to the Board of each of the director nominees listed in Proposal ONE, “FOR” Proposal TWO, and “FOR” Proposal THREE.
If any other business properly comes before the stockholders for a vote at the meeting, your shares will be voted in accordance with the discretion of the holders of the proxy.
Other Matters to Be Voted on at the Annual Meeting
The Board is not currently aware of any business to be acted on at the Annual Meeting other than that which is described in the Notice of 2023 Annual Meeting of Stockholders and this Proxy Statement. If, however, other matters are properly brought to a vote at the Annual Meeting, the persons designated as proxies will have discretion to vote or to act on these matters according to their best judgment. In the event there is a proposal to adjourn or postpone the Annual Meeting, the persons designated as proxies will have discretion to vote on that proposal.

PROPOSAL ONE:
ELECTION OF DIRECTORS
The Board has nominated the following individuals for election as Class III directors of the Company, to serve for three-year terms beginning at the Annual Meeting and expiring at our 2026 Annual Meeting of Stockholders and until either they are re-elected, or their successors are elected and qualified or until their earlier death, resignation or removal:
Scott Bender
Bruce Rothstein
Gary Rosenthal
Scott Bender, Bruce Rothstein and Gary Rosenthal are currently serving as directors of the Company. If Mr. Bender, Mr. Rothstein and Mr. Rosenthal are re-elected to the Board, the size of the Board will remain at nine members. Biographical information for each director nominee is contained in the “Directors and Executive Officers” section below.
The Board has no reason to believe that its director nominees will be unable or unwilling to serve if elected. If a director nominee becomes unable or unwilling to accept nomination or election, either the number of the Company’s directors will be reduced or the persons acting under the proxy will vote for the election of a substitute nominee that the Board recommends.
Vote Required
The election of directors in this Proposal ONE requires the affirmative vote of a plurality of the votes validly cast on the election of directors. Neither abstentions nor broker non-votes will have any effect on the outcome of the election of directors.
Recommendation
The Board unanimously recommends that stockholders vote FOR the election to the Board of each of the director nominees.

DIRECTORS AND EXECUTIVE OFFICERS
The directors and executive officers of the Company are:

Name	Age	Title
Bruce Rothstein	70	Chairman of the Board of Directors
Scott Bender	69	President, Chief Executive Officer and Director
Joel Bender	63	Senior Vice President, Chief Operating Officer and Director
Melissa Law	49	Director, Audit Committee member and Compensation Committee member
Michael McGovern	71	Director, Compensation Committee Chairman and Audit Committee member
John (Andy) O’Donnell	74	Director, Audit Committee member, Compensation Committee member and Nominating and Governance Committee member
Gary Rosenthal	73	Director, Nominating and Governance Committee Chairman and Compensation Committee member
Alan Semple	63	Director, Audit Committee Chairman and Nominating and Governance Committee member
Tym Tombar	49	Director, Audit Committee member and Compensation Committee member
Steven Bender	40	Vice President of Operations
Stephen Tadlock	44	Vice President, Chief Financial Officer and Treasurer
William Marsh	60	General Counsel, Vice President of Administration and Secretary
Our Board is divided into three classes serving staggered three-year terms. Each year, the directors of one class stand for re-election as their terms of office expire. Messrs. McGovern, O’Donnell and Tombar are designated as Class I directors, and their terms of office will expire in 2024. Mr. Joel Bender, Ms. Melissa Law and Mr. Alan Semple are designated as Class II directors, and their terms of office will expire in 2025. Messrs. Scott Bender, Rothstein and Rosenthal are designated as Class III directors, and assuming the stockholders reelect them to the Board as set forth above in “Proposal One: Election of Directors,” their terms of office will expire in 2026.
Set forth below is biographical information about each of our directors and executive officers.
Our Directors
Bruce Rothstein—Chairman of the Board.  Bruce Rothstein has been our Chairman of the Board since 2011. Mr. Rothstein co-founded Cadent Energy Partners LLC (“Cadent Energy Partners”), a natural resources private equity firm that invests in companies in the North American energy industry, in 2003 and served as a Member of Cadent Energy Partners from 2003 until March 2021. From November 2005 until November 2017, Mr. Rothstein served on the board of directors of Array Holdings, Inc. From May 2006 to August 2016, he served on the board of directors of Vedco Holdings, Inc. From December 2007 to April 2016, Mr. Rothstein served on the board of directors of Torqued‑Up Energy Services, Inc. From December 2008 until February 2012, Mr. Rothstein served as a director of Ardent Holdings, LLC. Mr. Rothstein graduated from Cornell University in 1974 with a Bachelor of Arts in Mathematics and New York University’s Stern School of Business in 1985 with a Master of Business Administration. We believe that Mr. Rothstein’s extensive financial and energy investment experience brings valuable skills to our board of directors and qualifies him to serve on our Board.
Scott Bender—President, Chief Executive Officer and Director.  Scott Bender has been our President and Chief Executive Officer and one of our directors since 2011, when he and Mr. Joel Bender founded Cactus Wellhead, LLC (“Cactus LLC”). Prior to founding Cactus LLC, Mr. Bender was President of Wood Group Pressure Control from 2000 to 2011. He began his career in 1977 as President of Cactus Wellhead Equipment, a subsidiary of Cactus Pipe that was eventually sold to Cooper Cameron Corporation in 1996. Mr. Bender graduated from Princeton University in 1975 with a Bachelor of Science in Engineering and the University of Texas at Austin in 1977 with a Master of Business Administration. We believe that Mr. Bender’s significant experience in the oilfield services industry and his founding and leading of Cactus LLC bring important skills to our Board and qualifies him to serve on our Board. Mr. Bender is the father of Steven Bender, our Vice President of Operations, and the brother of Joel Bender, our Senior Vice President and Chief Operating Officer and one of our directors.
Joel Bender—Senior Vice President, Chief Operating Officer and Director.  Joel Bender has been our Senior Vice President and Chief Operating Officer and one of our directors since 2011, when he and Mr. Scott Bender founded Cactus LLC. Prior to founding Cactus LLC, Mr. Bender was Senior Vice President of Wood Group Pressure Control from 2000 to 2011. He began his career in 1984 as Vice President of Cactus Wellhead Equipment, a subsidiary of Cactus Pipe that was eventually sold to Cooper Cameron Corporation in 1996. Mr. Bender graduated from Washington University in 1981 with a Bachelor of Science in Engineering and the University of Houston in 1985 with a Master of Business Administration. We believe that Mr. Bender’s significant experience in the oilfield services industry and his founding and leading of Cactus LLC bring important skills to our board of directors and qualifies him to serve on our Board. Mr. Bender is the brother of Scott Bender, our President and Chief Executive Officer and one of our directors, and the uncle of Steven Bender, our Vice President of Operations.
Melissa Law—Director.  Ms. Law has served as one of our directors since January 2020. Ms. Law is an accomplished executive leader with significant experience in the oilfield services industry and more recent experience in the food & beverage ingredient industry. Ms. Law has served as the President of Global Operations for Tate & Lyle since September 2017. As a member of the Executive Leadership team, Ms. Law is responsible for leading the Environment, Health and Safety, Quality, and Sustainability Programs, the end to end supply chain and logistics function as well as the global manufacturing and engineering organizations. Prior to joining Tate & Lyle, Ms. Law held various roles of increasing responsibility at Baker Hughes Incorporated from 1997 to 2017. At Baker Hughes, Ms. Law had full profit and loss responsibility for Baker Hughes’ Global Specialty Chemical Business from 2014 to 2017 as well as Baker Hughes’ Australasia geo-market from 2013 to 2014. Prior to those roles, Ms. Law held various other senior leadership roles in technology, manufacturing and operations at Baker Hughes. Ms. Law is a graduate of the University of Houston from where she holds a Bachelor of Science in Biology and a Master of Science in Environmental Chemistry. We believe Ms. Law’s qualifications to serve on our Board include her 20 years of experience in the energy industry and her multi-industry executive leadership and management experiences.
Michael McGovern—Director.  Mr. McGovern has served as one of our directors since 2011. In February 2021, Mr. McGovern was elected Chairman of the board of directors of Superior Energy Services, Inc. (“Superior”) and in March 2021, he assumed the role as Superior’s principal executive officer. In January 2022, he stepped down as the principal executive officer but remains as Superior’s Executive Chairman of the Board. Mr. McGovern has served as Chairman and Chief Executive Officer of Sherwood Energy, LLC since March 2009. He served on the board of directors of Ion Geophysical (NYSE:IO) from June 2019 until August 2022. He served on the board of directors of Nuverra Environmental Solutions, Inc. from August 2017 until February 2022. Mr. McGovern served as Executive Advisor to Cadent Energy Partners from January 2008 to December 2014. Mr. McGovern graduated from the Centenary College of Louisiana in 1973 with a Bachelor of Science in Business. We believe Mr. McGovern’s qualifications to serve on our Board include his 40 years of experience in the energy industry and his extensive executive leadership and management experience, including as the chief executive officer of several public companies.
John (Andy) O’Donnell—Director.  Mr. O’Donnell has served as one of our directors since January 2015. Mr. O’Donnell served as an officer of Baker Hughes Incorporated from 1998 until his retirement in January 2014. In his most recent role he served as Vice President, Office of the CEO of Baker Hughes Incorporated. Prior to that he held multiple leadership positions within Baker Hughes Incorporated, including President of Western Hemisphere, President of BJ Services, President of Baker Petrolite and President of Baker Hughes Drilling Fluids. He was responsible for the process segment, which was divested in early 2004. Mr. O’Donnell also managed Project Renaissance, an enterprise‑wide cost savings effort, completed in 2001. Prior to that he served as Vice President Manufacturing for Baker Oil Tools and Plant Manager for Hughes Tool Company. He joined Hughes Tool Company in 1975 starting his career as a systems analyst. Mr. O’Donnell served as an officer and aviator in the U.S. Marine Corps and holds a B.S. degree from the University of California, Davis. He is a member of the board of directors of CIRCOR International, Inc., where he serves on the Compensation Committee and the Nominating and Governance Committee. We believe Mr. O’Donnell’s qualifications to serve on our Board include his years of experience in the energy industry and his extensive executive leadership and management experience, including as an officer of Baker Hughes Incorporated from 1998 until 2014.
Gary Rosenthal—Director.  Mr. Rosenthal has served as one of our directors since January 2018. Mr. Rosenthal has been a partner in The Sterling Group, L.P., a private equity firm based in Houston, Texas, since January 2005. From October 2013 until February 2018, he was Chairman of the Board of Safe Fleet Investments LLC, a privately held Sterling Group portfolio company. He served as Chairman of the Board of Highline Aftermarket LLC, a former privately held Sterling Group investment, from September 2019 until October 2020 and as a director from April 2016 until October 2020. Mr. Rosenthal has served as Chairman of the Board of Greenbridge Investments LLC since March 2019 and Evergreen Recycling Investments LLC since June 2021 and as a director of Ergotron Investments LLC since July 2022. Greenbridge Investments LLC, Evergreen Recycling Investments LLC and Ergotron Investments LLC are all privately held Sterling Group portfolio companies. From 2001 until 2018, Mr. Rosenthal served as a director and chairman of the Compensation Committee of Oil States International, Inc. He also served as Chairman of the Board of privately held Hydrochem Holdings, Inc. from May 2003 until December 2004. From August 1998 to April 2001, he served as Chief Executive Officer of AXIA Incorporated, a privately held diversified manufacturing company. Beginning in 1991, Mr. Rosenthal served as Executive Chairman and then after its initial public offering until August 1994, as Chairman and Chief Executive Officer of Wheatley-TXT Corp., a manufacturer of pumps and valves for the oilfield. Mr. Rosenthal holds J.D. and A.B. degrees from Harvard University. We believe that Mr. Rosenthal’s qualifications to serve on our Board include his extensive executive leadership experience and his experience in the energy sector.
Alan Semple—Director.  Mr. Semple has served as one of our directors since April 2017. Since December 2015, Mr. Semple has served as a member of the board of directors and the Audit Committee of Teekay Corporation (NYSE: TK), one of the world’s largest marine energy transportation companies, and as the Audit Committee Chairman since March 2018. From May 2019 until January 2022, Mr. Semple served as a member of the Board of Directors and Chairman of the Audit Committee of Teekay GP, LLC, the general partner of Teekay LNG Partners, LP.  He was formerly Director and Chief Financial Officer at John Wood Group PLC (Wood Group), a provider of engineering, production support and maintenance management services to the oil and gas and power generation industries, a role he held from 2000 until his retirement in May 2015. Prior to this, he held a number of senior finance roles in Wood Group since 1996. Mr. Semple graduated from the University of Strathclyde (Glasgow, Scotland) in 1979 with a Bachelor of Arts degree in Business Administration and is a member of the Institute of Chartered Accountants of Scotland. We believe that Mr. Semple’s more than 30 years of finance experience, primarily in the energy industry, makes him qualified to serve on our Board.
Tym Tombar—Director. Mr. Tombar has served as one of our directors since July 2021. Mr. Tombar is a Managing Director and Co-Founder of Arcadius Capital Partners and its predecessor SW Capital Partners. Since 2011, Arcadius Capital Partners, an energy private equity firm, has invested growth capital into start-ups and early-stage companies in the upstream oil and gas industry. From 2007 to 2011, he was a Managing Director and co-head of Scotiabank’s Energy Private Equity group. Since 2007, Mr. Tombar has served on the boards of over 12 private oil and gas companies. Prior to April 2007, he was a Vice President with Goldman, Sachs & Co. (“Goldman”) and led deal teams through sourcing, execution, and management of a variety of primary market energy investments in securities and loans. Prior to that, Mr. Tombar worked in Goldman’s Investment Banking Division in New York, London and Houston, where he advised several upstream oil and gas, oilfield services and petrochemical clients and executed a variety of transactions for public and private oil and gas companies. Mr. Tombar began his career with Goldman in its Energy & Power Principal Investment Area and Banking Group based in New York in 1994. Mr. Tombar graduated with a Master of Business Administration from Stanford University’s Graduate School of Business and a Bachelor of Arts degree in Applied Math from Harvard University. We believe Mr. Tombar’s qualifications to serve on our Board include his executive leadership and 25 years of investment and finance experience in the energy industry.
Our Executive Officers
Steven Bender—Vice President of Operations.  Steven Bender has been our Vice President of Operations since 2011. From 2005 to 2011, Mr. Bender served as Rental Business Manager of Wood Group Pressure Control.

Mr. Bender graduated from Rice University in 2005 with a Bachelor of Arts in English and Hispanic Studies and the University of Texas at Austin in 2010 with a Master of Business Administration. Mr. Bender is the son of Scott Bender, our President and Chief Executive Officer and one of our directors and the nephew of Joel Bender, our Senior Vice President and Chief Operating Officer and one of our directors.
Stephen Tadlock—Vice President, Chief Financial Officer and Treasurer.  Mr. Tadlock has been our Vice President, Chief Financial Officer and Treasurer since March 2019. He was our Vice President and Chief Administrative Officer from March 2018 until March 2019 and joined our company in June 2017 as our Vice President of Corporate Services. Mr. Tadlock previously worked at Cadent Energy Partners from 2007 to 2017, where he most recently served as a Partner from 2014 to 2017. While at Cadent Energy Partners, Mr. Tadlock managed investments across all energy sectors and worked with Cactus LLC since its founding in 2011 as a board observer. Prior to joining Cadent Energy Partners, Mr. Tadlock was a consultant to Cairn Capital, a London based asset management firm. Previously he was associate to the CEO of SoundView, a publicly traded investment bank in Old Greenwich, Connecticut. Mr. Tadlock began his career as an analyst at UBS Investment Bank in New York, New York. Mr. Tadlock served as a director and chairman of Polyflow Holdings, LLC until his resignation in 2018. Mr. Tadlock also served as a director of Composite Energy Services, LLC and Energy Services Holdings, LLC until his respective resignations in 2017. Mr. Tadlock graduated from Princeton University in 2001 with a Bachelor of Science in Engineering in Operations Research and from the Wharton School at the University of Pennsylvania in 2007 with a Master of Business in Administration.
William Marsh—General Counsel, Vice President of Administration and Secretary.   Mr. Marsh has been our General Counsel, Vice President of Administration and Secretary since May of 2022. Mr. Marsh was previously of counsel with the law firm of Bracewell LLP representing clients in a variety of corporate matters. From 2017 until 2020 he was the Chief Legal Officer of Baker Hughes Company. He served as the Vice President and General Counsel of Baker Hughes Incorporated from 2013 to 2017. Prior to that, he held various executive, legal and corporate roles within Baker Hughes Incorporated. Mr. Marsh was a partner with the law firm of Ballard Spahr prior to joining Baker Hughes in 1998. From March 2015 to March 2017, he served as a member of the Board of Directors of Altabank (NASDQ: ALTA). He has served as a member of the Board of Directors of the Houston World Affairs Council and the Advisory Board of the University of Houston Center for US and Mexican Law. Mr. Marsh obtained a Bachelor of Science in Accounting in 1985 and a Juris Doctor in 1989 from Brigham Young University.
COMPENSATION COMMITTEE REPORT
The Compensation Committee reviewed and discussed the Compensation Discussion and Analysis required by Item 402 of Regulation S-K promulgated by the Securities and Exchange Commission (“SEC”) with management of the Company, and, based on such review and discussions, the Compensation Committee recommended to the Board that such Compensation Discussion and Analysis be included in the Company’s Proxy Statement for the 2023 annual meeting and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022.

Compensation Committee of the Board of Directors of Cactus, Inc.
Michael McGovern, Chairman Melissa Law, Member John (Andy) O’Donnell, Member Gary Rosenthal, Member Tym Tombar, Member

COMPENSATION DISCUSSION AND ANALYSIS
Introduction
This Compensation Discussion and Analysis provides information about the compensation objectives and policies for our principal executive officer, our principal financial officer and our three other most highly compensated executive officers (collectively our named executive officers or “NEOs”) during the last completed fiscal year and is intended to place in perspective the information contained in the executive compensation tables that follow this discussion. Throughout this discussion, the following individuals are referred to as our NEOs and are included in the Summary Compensation Table which follows:

Name	Position
Scott Bender	President, Chief Executive Officer and Director
Joel Bender	Senior Vice President, Chief Operating Officer and Director
Stephen Tadlock	Vice President, Chief Financial Officer and Treasurer
Steven Bender	Vice President of Operations
William Marsh(1)	General Counsel, Vice President of Administration and Secretary
(1)     Effective May 17, 2022, William Marsh assumed the role of General Counsel, Vice President of Administration and Secretary.
Executive Compensation Philosophy and Objectives
The core principle of our executive compensation philosophy is to pay for performance that is aligned with our business strategy and drives growth in shareholder value over the short and long term. Accordingly, a significant portion of the compensation that we pay to our NEOs is in the form of variable, “at-risk” cash and equity incentives. The following compensation objectives are considered in setting the compensation components for our executive officers:
•Attraction and retention:  providing compensation opportunities that reflect competitive market practices so that we can attract and retain key executives responsible not only for our continued growth and profitability, but also for ensuring proper corporate governance while carrying out the goals and plans of the Company;
•Paying for performance:  linking a significant portion of compensation to variable, “at-risk” incentive compensation with realized values dependent upon financial, operational, and stock price performance to ensure that compensation earned by our NEOs reflects our performance; and
•Shareholder alignment:  providing a balance of short-term and long-term incentive opportunities with a majority of NEO compensation in the form of equity in order to ensure alignment of interests between our NEOs and our shareholders, and to promote an ownership culture among our executive officers.

Our compensation philosophy is supported by the following pay elements:

Grounding Principles
Element	Key Characteristic	Attraction & Retention	Pay for Performance	Shareholder Alignment
Base Salary	• Annual fixed cash compensation • Critical factor in attracting and retaining qualified talent	✓
Short-term Incentives (STI)	• Annual variable cash award • Awards are tied to achievement of key financial and safety objectives	✓	✓	✓
Long-term Incentives (LTI)
• Provided in the form of performance-based and time-based equity
• Promotes alignment with shareholders by tying a majority of NEO compensation to creation of long-term value and by encouraging NEOs to build meaningful equity ownership
		✓	✓	✓

Target Pay Mix
The charts below show the target mix of total direct compensation of our Chief Executive Officer and our other NEOs for 2022. These charts illustrate that a majority of NEO total direct compensation is at-risk (86% for our Chief Executive Officer and an average of 80% for our other NEOs).

Compensation Program Governance
We have worked extensively and deliberately to develop a thoughtful, fair, and effective executive compensation program that helps us to deliver long-term sustainable growth to our shareholders. The following chart highlights several features of our compensation practices that are intended to meet our objectives:

What We Do		What We Don’t Do
✓	Significant majority of pay at risk	X	No excessive perquisites
✓	50% of NEO LTI value performance-based	X	No guaranteed bonuses
✓	Balance of short-term and long-term incentives	X	No excise tax gross-ups
✓	Clawback policy for NEOs that applies to cash and equity incentives	X	No hedging, pledging and short sales by insiders
✓	Share ownership guidelines for NEOs and directors	X	No option repricing
✓	Regularly evaluate risks of our compensation policy
✓	Independent compensation consultant
✓	One-year minimum vesting requirement for LTIP grants
Say-on-Pay and Say-on-Frequency
At our 2019 Annual Meeting, a plurality of our stockholders expressed their preference for an advisory vote on executive compensation occurring every three years (“say-on-frequency”), and we have implemented their recommendation. Based on the say-on-frequency results approved by the overwhelming majority of our shareholders, we will conduct our next say-on-pay vote at the 2025 Annual Meeting.
Our Compensation Committee values the opinions of our shareholders regarding NEO compensation. The Compensation Committee welcomes feedback from shareholders on the topic of executive compensation and is open to dialogue with shareholders on the topic. In addition, at the 2022 Annual Meeting, we held an advisory vote on compensation for our NEOs (“say-on-pay”). In 2022, our stockholders expressed their support regarding say-on-pay, with approximately 95% of the shares of our Class A Common Stock and Class B Common Stock present or represented by proxy at the 2022 Annual Meeting and entitled to be voted on the matter voting to approve the compensation of our NEOs. In reviewing our program, our Compensation Committee considered the results of the 2022 say-on-pay vote and the support expressed by stockholders in their overall assessment of our programs. Our Compensation Committee elected to apply similar principles in determining the types and amounts of compensation to be paid to our NEOs for 2022.
How We Make Compensation Decisions
Role of the Compensation Committee
The Compensation Committee has the responsibility for reviewing and approving the compensation policies, programs, and plans for our senior officers (including our NEOs) and our non-employee directors. The Compensation Committee’s responsibilities include administering our Management Incentive Plan (“MIP”), which provides for annual cash incentive opportunities, and our long-term incentive plan (the “LTIP”), which provides for the grant of equity-based awards. In addition, the Compensation Committee regularly reviews current best compensation and governance practices to ensure that our executive compensation program is consistent with recent developments and market practice. In overseeing the compensation of our directors and officers, our Compensation Committee considers various analyses and perspectives provided by its independent compensation consultant and by Company management. Subject to Board approval in certain circumstances, the Compensation Committee has the sole authority to make final decisions with respect to our executive compensation program, and the Compensation Committee is under no obligation to use the input of other parties. For more detailed information regarding the Compensation Committee, please refer to the Compensation Committee Charter, which may be accessed via our website at www.cactuswhd.com by selecting “Investors,” “Corporate Governance” and then “Governance Documents.”
Role of Executive Officers in Compensation Decisions
With respect to the compensation of the NEOs other than our Chief Executive Officer, the Compensation Committee considers the recommendations of our Chief Executive Officer and each NEO’s individual performance. In light of our NEOs’ integral role in establishing and executing the Company’s overall operational and financial objectives, the Compensation Committee requests that our CEO provide the initial recommendations on the appropriate goals for the qualitative and quantitative performance metrics used in our short-term cash incentive program. However, the Committee is under no obligation to follow those recommendations, and only Compensation Committee members are allowed to vote on decisions regarding NEO compensation.
The Compensation Committee may invite any NEO to attend Compensation Committee meetings to report on the Company’s progress with respect to the annual quantitative and qualitative performance metrics, but any such officer is excluded from any decisions or discussions regarding his individual compensation. In addition, the Board has granted limited authority to Scott Bender, our Chief Executive Officer, to make awards under the LTIP to certain individuals who are not executive officers.
Role of Independent Compensation Consultant
Pearl Meyer & Partners, LLC (“Pearl Meyer”) serves as independent compensation consultant for, and reports directly to, the Compensation Committee. Representatives of Pearl Meyer attend Compensation Committee meetings as requested and communicate with the Compensation Committee informally between meetings as necessary. Pearl Meyer assists and advises the Compensation Committee on all aspects of our executive compensation program. Services provided by the independent compensation consultant include:
•reviewing the compensation and stock performance of peer companies and recommending changes to our peer group, as necessary;
•reviewing executive compensation based on an analysis of market-based compensation data;
•analyzing the effectiveness of our executive compensation program and recommending changes, as necessary; and
•evaluating how well our executive compensation adheres to program objectives.
To facilitate the delivery of these services to the Compensation Committee, Pearl Meyer interfaces with our management, primarily with our General Counsel and Vice President of Administration. In 2022, Pearl Meyer did not provide any services to the Company other than those requested by the Compensation Committee in Pearl Meyer’s role as the Committee’s independent advisor. Other than those services requested by the Compensation Committee, Pearl Meyer did not have any business or personal relationships with members of the Compensation Committee or executives of the Company, did not own any of the Company’s common stock and maintained policies and procedures designed to avoid such conflicts of interest. As such, the Compensation Committee determined the engagement of Pearl Meyer in 2022 did not create any conflicts of interest.
Role of Competitive Benchmarking
The Compensation Committee periodically evaluates the Company’s executive compensation against that of comparable companies. The Compensation Committee does not set specific percentile goals against competitive data for purposes of determining executive compensation levels. In establishing individual compensation levels, the Committee considers this competitive data as well as a variety of other factors including individual performance, competencies, scope of responsibility and internal equity.
The Compensation Committee considers the competitive market to consist of the oilfield services industry broadly, as well as other similarly sized companies in related industries that could potentially compete with us for executive talent. The Committee periodically reviews data for a selected peer group approved by the Compensation

Committee (the “peer group”), as well as for broader general industry companies of comparable size and business complexity (compensation survey data), as provided to the Committee by their independent advisor. In selecting comparison companies, the Compensation Committee considers various factors including each company’s participation in the energy services sector as well as market capitalization, annual revenues, business complexity, profitability, returns on equity and assets, the number of divisions/segments, countries in which they operate and total number of employees. The selected peer companies are reviewed from time to time to ensure their continued appropriateness for comparative purposes. For the 2022 compensation analysis, the Company used the following peer group companies:

2022 Compensation Peer Group
Archrock, Inc.	ProPetro Holding Corp.
Core Laboratories, NV	Patterson-UTI Energy, Inc.
Dril-Quip, Inc.	Oil States International, Inc.
DMC Global Inc.	ChampionX Corporation
Frank’s International, NV	Liberty Oilfield Services Inc.
Helix Energy Solutions Group, Inc.	USA Compression Partners, LP
Elements of Compensation
Base Salary
Base salary is the guaranteed element of an executive’s direct compensation and is intended to provide a foundation for a competitive overall compensation opportunity for the executive. The Compensation Committee reviews each executive’s base salary annually. Executive officer base salaries are determined after an evaluation that considers the executive’s prior experience and breadth of knowledge. The Compensation Committee also considers compensation data from peer group companies and other similarly sized companies in businesses comparable to the Company’s, the Company’s and the executive’s performance, and any significant changes in the executive’s responsibilities. The Compensation Committee considers all of these factors together plus overall industry conditions.
In January 2022, the Compensation Committee increased the salaries for our NEOs in recognition of their contributions to the Company. The following table details our NEOs’ base salaries for 2021 and 2022 as well as their recently approved base salaries for 2023.

Name	2021 Base Salary	2022 Base Salary	2023 Base Salary
Scott Bender	$300,000	$400,000	$450,000
Joel Bender	300,000	400,000	450,000
Stephen Tadlock	335,000	400,000	450,000
Steven Bender	300,000	400,000	450,000
William Marsh	N/A	400,000	450,000
Short-Term Incentives
Our NEOs are eligible for an annual incentive bonus which is designed to focus executives on execution of our annual plan, which is linked to our long-term strategy. Execution against our annual corporate plan is important to drive long-term shareholder value by improving financial strength, managing costs and investing in projects that will deliver future value. We employ financial and safety performance metrics to further specific objectives of our strategy, such as Adjusted EBITDA, Operating Capital Employed (“OCE”) divided by revenue and total recordable incident rate (“TRIR”).
In January 2022, the Board approved the 2022 Management Incentive Plan (the “2022 MIP”). Under the

2022 MIP, all eligible employees, including NEOs, were eligible to receive base cash bonus payments equal to a certain specified percentage of their annual base salaries (“Target Bonus”) in the event that the Company met the specified performance targets. Bonuses are calculated as a percentage of actual base salary paid in 2022. The approved 2022 Target Bonus percentage for each NEO, which remained unchanged from 2021 (other than for William Marsh who was not an NEO in 2021) is set forth in the table below.

Name	Target Bonus %
Scott Bender	100%
Joel Bender	100%
Stephen Tadlock	80%
Steven Bender	80%
William Marsh	75%
Target Bonus Opportunity
Performance under the MIP is assessed relative to pre-established goals approved by the Committee near the beginning of the fiscal year. For 2022, the Compensation Committee approved performance objectives under the 2022 MIP after considering a combination of factors, including alignment with the Company’s business strategy, 2022 budget, investor expectations, recommendations from management and the Committee’s assessment of management’s ability to impact outcomes. The 2022 MIP had three performance parameters on which the bonus for our NEOs (which we refer to as our “non-stretch bonus”) was calculated, including (i) Earnings Before Interest, Taxes, Depreciation and Amortization, excluding exceptional items, as defined by the Board (“Adjusted EBITDA”), which was weighted 80% of the 2022 Target Bonus, (ii) OCE divided by revenue, which was weighted 10% of the 2022 Target Bonus, and (iii) TRIR, which was weighted 10% of the 2022 Target Bonus. If the Adjusted EBITDA parameter is met in excess of Target Adjusted EBITDA, participants are eligible for a stretch bonus opportunity that provides the participant with an additional payment in an amount up to 40% of the non-stretch bonus that is actually earned. This means that, depending upon Company performance, actual payouts under the 2022 MIP may be between 0% and 140% of the Target Bonus for each NEO.
Participants begin to earn the non-stretch bonus payout with respect to the Adjusted EBITDA parameter when Adjusted EBITDA performance reaches Threshold Adjusted EBITDA, which was set at 80% of Target Adjusted EBITDA. NEOs and other participants become eligible for the stretch bonus once Adjusted EBITDA exceeds Target Adjusted EBITDA. The maximum stretch bonus percentage is achieved when Maximum (Stretch) Adjusted EBITDA is met, which was set at 120% of Target Adjusted EBITDA. If Adjusted EBITDA is achieved at a level at least equal to Threshold but less than Maximum (Stretch), the calculation of the Adjusted EBITDA portion of the bonus payout is linear between Threshold and Target and between Target and Maximum (Stretch).
Participants begin to earn a bonus payout with respect to the OCE/Revenue parameter when the Company achieves its Threshold of 49.4% percent. A full bonus payout on this parameter is earned when the Company achieves its Target of 45.4%. If OCE/Revenue is achieved at a level between Threshold and Target, the calculation of the OCE/revenue portion of the bonus payout is linear between Threshold and Target.
Participants begin to earn a bonus payout when TRIR performance reaches Threshold TRIR of 1.20. A full bonus payout on the TRIR parameter is achieved when safety performance reaches Target TRIR of 1.00 or lower. If TRIR is achieved at a level between Threshold and Target, the calculation of the TRIR portion of the bonus payout is linear between Threshold and Target. The Threshold and Target goals for each of Adjusted EBITDA, OCE/Revenue and TRIR, and the Maximum (Stretch) goal for Adjusted EBITDA, are set forth below.

	Adjusted EBITDA
	(in millions)(1)	Bonus %
Threshold	$143.1	0%
Target	178.9	100%
Maximum (Stretch)	214.7	140%

(1)Adjusted EBITDA is a non-GAAP financial measure. See the reconciliation of actual Adjusted EBITDA to the most comparable financial measure calculated in accordance with GAAP under “Reconciliation of GAAP to Non-GAAP Financial Measures.”

	OCE/Revenue	Payout
Threshold	49.4%	0%
Target	45.4%	100%

	TRIR	Payout
Threshold	1.20	0%
Target	1.00	100%
2022 Award Determination
For 2022, the actual Adjusted EBITDA performance was $227.9 million, which exceeded the Maximum (Stretch) level. Actual OCE/Revenue performance in 2022 was 46.9%, which was between the Threshold and Target levels while the 2022 TRIR performance was 1.35, which did not meet the required Threshold. Based on this performance, in addition to earning the full target bonus on the Adjusted EBITDA component, our NEOs also earned 100% of their maximum stretch opportunity, or an additional 34.5% of the full, non-stretch bonus calculation. NEOs also earned 61% of their bonus for performance on the OCE/Revenue parameter. Based on the Company’s TRIR performance, our NEOs received no payment on the TRIR element. Because Maximum (Stretch) EBITDA was exceeded, the NEOs were eligible for a stretch bonus equal to 40% of the non-stretch bonus earned. The tables below summarize (i) the metrics and performance standards approved for the 2022 MIP and management’s level of achievement under the plan and (ii) the calculation of the 2022 bonus payment, inclusive of the non-stretch bonus and the stretch bonus:

	($ in millions)				% of Target
Performance Parameter	Threshold	Target	Stretch	Actual
Adjusted EBITDA	$143.1	$178.9	$214.7	$227.9	127.4%
OCE/Revenue	49.4%	45.4%		46.9%	61.4%
TRIR	1.20	1.00		1.35	0%

Performance Parameter	Parameter % Earned	Weighting	Target Bonus % Earned
Adjusted EBITDA	100.0%	80.0%	80.0%
OCE/Revenue	61.4%	10.0%	6.1%
TRIR	0.0%	10.0%	0.0%
Total Non-Stretch Bonus Earned			86.1%
Stretch Component(1)			34.5%
Total Bonus Percentage			120.6%

(1)The stretch bonus is determined by multiplying the percentage at which the non-stretch bonus was earned by the percentage at which the stretch bonus was earned. For 2022, the stretch bonus equaled 34.5% of each NEO’s Target Bonus percentage, or the non-stretch bonus earned at 86.1% multiplied by the stretch bonus percentage of 40%.
Long-Term Incentives
Our Compensation Committee has implemented a long‑term incentive plan (the “LTIP”) for the primary purpose of aligning the long-term interests of our NEOs and those of our shareholders through the use of multi-year vesting and realized value of equity incentives that are contingent upon our stock price performance. Equity awards under the LTIP also promote long-term share ownership by our NEOs. The LTIP provides for the grant, from time to time, at the discretion of the Board or a committee thereof, of stock options, stock appreciation rights, restricted stock, restricted stock units, stock awards, dividend equivalents, other stock‑based awards, cash awards, substitute awards and performance awards. The Board has delegated to the Compensation Committee the authority to administer the LTIP, including the power to determine the eligible individuals to whom awards will be granted, the number and type of awards to be granted and the terms and conditions of awards. In addition, the Board has granted limited authority to Scott Bender, our Chief Executive Officer, to make awards under the LTIP to certain individuals who are not executive officers.
The Compensation Committee makes annual awards under the LTIP, and in 2022, the Compensation Committee approved LTIP awards using a mix of 50% performance stock units (“PSUs”) and 50% time-based restricted stock units (“RSUs”). Under the PSU awards granted to our NEOs in 2022, NEOs may earn shares based upon the company’s Return on Capital Employed (“ROCE”) performance. The PSU Award Agreement provides for the issuance of a number of shares of our common stock within 60 days of the end of the performance period based on the Company’s average annual ROCE during the applicable performance period, subject to a maximum based on the Company’s ROCE relative to the ROCE of the median performer of the Company’s compensation peer companies during such performance period.
Pursuant to Mr. Marsh’s offer letter described in more detail below under “Employment, Severance and Change-in-Control Agreements —Offer Letters,” in addition to his annual LTIP grants, Mr. Marsh received a one-time LTIP grant of 8,204 RSUs in connection with him joining our Company in May 2022.
2022 LTIP Awards
On March 11, 2022, all of our NEOs other than Mr. Marsh received grants of PSUs and RSUs. Mr. Marsh received grants of PSUs and RSUs on May 24, 2022 in connection with joining the Company. The 2022 PSU and RSU grants to our NEOs are set forth in the table below.

NEO	Target # of PSUs Awarded(1)	# of RSUs Awarded(2)	Approximate Compensation Value Intended to be Delivered(3)
Scott Bender	19,380	19,380	$2,000,000
Joel Bender	19,380	19,380	2,000,000
Stephen Tadlock	7,752	7,752	800,000
Steven Bender	7,752	7,752	800,000
William Marsh	8,204	16,408(4)	1,200,000

(1)    PSU awards vest upon the conclusion of the three-year performance period ending December 31, 2024 based on the Company’s ROCE performance.
(2)     RSUs vest 33% per year, beginning on the first anniversary of the grant date.
(3)    PSUs valued at target performance.

(4)     In addition to Mr. Marsh’s annual LTIP award, he received a one-time award of 8,204 RSUs in connection with joining the Company in May 2022 that vest 33% per year, beginning on May 24, 2023, May 24, 2024 and May 24, 2025.
2022-2024 Performance Stock Unit Metrics and Goals:

	Weight	Threshold	Target	Maximum
	(% of Target)	(50% Payout)	(100% Payout)	(200% Payout)
ROCE for January 1, 2022 to December 31, 2024(1)	100%	15%	20%	25%

(1)    The PSUs cliff vest upon the conclusion of the three-year performance period based on the ROCE performance.
If the Company’s ROCE performance falls between any of these payout levels, the percentage multiple of the target PSUs will be interpolated based on the actual ROCE of the Company in relation to the payout levels. Notwithstanding the foregoing, in the event the Company’s ROCE for the performance period is less than the ROCE of the median performer of the Company’s peer companies (as defined per the agreement), when ranked by ROCE over the performance period, then the number of earned PSUs will be capped at 100% of the target number of PSUs.
Other Compensation Practices and Policies
Stock Ownership Guidelines
Our Stock Ownership Guidelines establish stock ownership thresholds for our NEOs and non-employee directors as follows:

Position	Required Level of Ownership
Chief Executive Officer	6 times base salary
Other NEOs	2 times base salary
Non-Employee Directors	3 times annual cash retainer for Board service
Stock ownership levels must be achieved by each NEO or non-employee director within five years of becoming subject to the guidelines, or within five years of any material change to the guideline level of ownership. As of March 30, 2023, each of our NEOs and non-employee directors met or exceeded the ownership expectations under the guidelines.
Clawback Policy
Our Executive Compensation Clawback Policy (the “Clawback Policy”) provides that in the event of a restatement of our financial statements (other than a restatement caused by a change in applicable accounting rules or interpretations), the result of which is that any performance-based compensation paid under an incentive compensation plan would have been a lower amount had it been calculated based on such restated results, the Compensation Committee may seek to recover for the benefit of the Company the after tax portion of the difference between the compensation actually paid to the executive and the corrected amount based on the restated financial results. Our Compensation Committee is considering changes to the Clawback Policy given the proposed listing standards requiring adoption of a recovery policy with specific terms, once they are finalized and become effective.
Retirement, Health and Welfare Benefits
The Company offers retirement, health and welfare benefits to all of its full-time U.S. employees including executive officers. Executive officers are eligible for these benefits on the same basis as other employees. Health and welfare benefits we offer to our employees include: medical, vision and dental coverage, life insurance, accidental death and dismemberment, short and long-term disability insurance, flexible spending accounts and employee assistance.
The Company also offers a defined contribution 401(k) retirement plan to all of its full-time U.S. employees, including the NEOs. Participants may contribute from 1% to 85% of their base pay and cash incentive compensation (subject to U.S. Internal Revenue Service (“IRS”) limitations), and the Company has historically made matching contributions under this plan on the first 7% of the participant’s compensation (100% match of the first 3% employee contribution and 50% match on the next 4% employee contribution). Company matching contributions vest 20% per year on the first five anniversaries of the respective employee’s hire date.
Perquisites
We provide Scott Bender, Joel Bender, Stephen Tadlock and Steven Bender with bi-weekly vehicle allowances.
Compensation Risk
Our compensation policies and practices are designed to provide rewards for short-term and long-term performance, both on an individual basis and at the entity level. In general, optimal financial and operational performance, particularly in a competitive business, requires some degree of risk-taking. Our compensation strategies are designed to encourage company growth and appropriate risk taking but not to encourage excessive risk taking. We also attempt to design the compensation program for our larger general employee population so that it does not inappropriately incentivize our employees to take unnecessary risks in their day-to-day activities. We recognize, however, that there are trade-offs and that it can be difficult in specific situations to maintain the appropriate balance. As such, we continue to evaluate our programs with a goal of preventing them from becoming materially imbalanced one way or the other.
Our compensation arrangements contain certain design elements that are intended to minimize the incentive for taking unwarranted risk to achieve short-term, unsustainable results. Those elements include a maximum amount that can be earned under our annual incentive cash compensation program. We also provide compensation to our NEOs in the form of a reasonable base salary. We want our executives to be motivated to achieve our short-term and long-term goals, without sacrificing our financial and corporate integrity in trying to achieve those goals. While an executive’s overall compensation should be strongly influenced by the achievement of specific financial and operational targets, we also believe that a portion of an executive’s compensation should be awarded in components that provide a degree of financial certainty. In combination with our risk management practices, we do not believe that risks arising from our compensation policies and practices for our employees, including our NEOs, are reasonably likely to have a material adverse effect on us.
Employment, Severance and Change-in-Control Agreements
Employment Agreements
In April 2021, the Company entered into Second Amended and Restated Employment Agreements (as amended and restated, each, an “Employment Agreement”) with Messrs. Scott and Joel Bender in order to establish new three-year terms of employment with each. Under each Employment Agreement, Messrs. Scott and Joel Bender are entitled to receive severance compensation if his employment is terminated under certain conditions, such as a termination by the executive officer for “good reason” or by us without “cause,” each as defined in the agreements and further described below under “—Potential Payments upon Termination or Change of Control.” In addition, the agreements provide for:
•specified minimum base salaries;
•participation in all of our employee benefit plans to the extent the executive is eligible thereunder;
•termination benefits, including, in specified circumstances, severance payments; and

•an annual cash bonus of up to 100% of annual base salary (“Base Bonus”) and an opportunity to earn an additional Stretch Bonus opportunity of up to 40% of the Base Bonus in the good faith discretion of the Board if the executive satisfies budgetary and performance goals, as determined annually by the Board.
We have not entered into separate severance agreements with Messrs. Scott and Joel Bender and instead rely on the terms of each executive’s Employment Agreement to dictate the terms of any severance arrangements. The Employment Agreements do not provide for accelerated or enhanced cash payments or health and welfare benefits upon a change in control but do provide for salary continuation payments and subsidized health and welfare benefits upon the termination of the executive’s employment for “good reason” or without “cause.” Severance payments that could become payable to Messrs. Scott and Joel Bender pursuant to these arrangements have been described in more detail below under “—Potential Payments upon Termination or Change of Control—Employment Agreements.”
Offer Letters
In connection with Messrs. Tadlock and Marsh joining the Company in May 2017 and May 2022, respectively, the Company provided them with offer letters establishing the terms of their employment, including their compensation. Pursuant to the terms of the offer letters, Messrs. Tadlock and Marsh are eligible to participate in the Company’s management incentive plan, as described above under “—Elements of Compensation—Short-Term Incentives,” and the Company’s long-term incentive plan, as described above under “—Elements of Compensation—Long-Term Incentives,” and are also eligible to participate in and receive benefits offered to our employees and to receive certain other fringe benefits. Additionally, Mr. Tadlock’s offer letter provides that he is eligible to receive severance payments should a merger or sale transaction result in Mr. Tadlock being terminated by the new entity. Severance payments that could become payable to Mr. Tadlock pursuant to his offer letter have been described in more detail below under “—Potential Payments upon Termination or Change of Control—Employment Agreements.” Under the terms of his offer letter, Mr. Marsh was eligible to receive a one-time RSU award with a grant date value of $400,000 that will vest in equal one-third installments over the three years.
Non-Compete Agreements
In connection with our IPO, on February 12, 2018, Cactus LLC entered into amended and restated noncompetition agreements (each, a “Noncompetition Agreement”) with each of Scott Bender and Joel Bender. Each of the Noncompetition Agreements provide that, for a period of one year following termination of his employment, Scott Bender and Joel Bender will not (i) compete against us in connection with our business, (ii) solicit or induce any of our employees to leave his or her employment with us or hire any of our employees or (iii) solicit or entice customers who were our customers within the one‑year period immediately prior to his date of termination to cease doing business with us or to begin doing business with our competitors.

Summary Compensation Table
The following table sets forth information regarding the compensation awarded to, earned by or paid to our NEOs:

Name and Principal Position	Year	Salary	Bonus(1)	Non-Equity Incentive Plan Compensation(2)	Stock Awards(3)	All Other Compensation(4)	Total
Scott Bender, President, Chief Executive Officer and Director(5)	2022	$392,308	$—	$473,095	$2,158,932	$28,140	$3,052,475
	2021	225,294	24,964	234,968	1,533,220	13,400	2,031,846
	2020	122,745	—	18,301	1,500,004	14,612	1,655,662
Joel Bender, Senior Vice President, Chief Operating Officer and Director(5)	2022	392,308	—	473,095	2,158,932	33,770	3,058,105
	2021	249,231	—	259,932	1,533,220	13,400	2,055,783
	2020	183,750	—	18,301	1,500,004	15,201	1,717,256
Stephen Tadlock, Vice President, Chief Financial Officer and Treasurer	2022	395,000	25,000	381,073	863,572	29,122	1,693,767
	2021	328,719	—	274,266	616,360	11,313	1,230,658
	2020	265,906	28,827	21,173	603,007	16,508	935,421
Steven Bender, Vice President of Operations	2022	392,308	—	378,476	863,572	24,890	1,659,246
	2021	249,231	34,417	207,946	613,274	10,456	1,115,324
	2020	183,750	—	14,641	600,016	15,204	813,611
William Marsh, General Counsel, Vice President of Administration and Secretary(6)	2022	253,846	25,000	229,590	1,230,600	923	1,739,959

(1)    In calculating payments due under the 2022 Non-Equity Incentive Plan, the Company uses the NEO’s eligible earnings as a basis to determine the bonus amount. In recognition of the work performed on the acquisition of FlexSteel Holdings, Inc. and certain of its affiliates, the Compensation Committee awarded a $25,000 bonus award to each of Mr. Tadlock and Mr. Marsh in 2022.
(2)    Amounts of “Non-Equity Incentive Plan Compensation” paid to each applicable NEO were made pursuant to the Company’s short-term incentive program. For a description of this plan please see “Compensation Discussion and Analysis—Elements of Compensation—Short-Term Incentives.”
(3)    The amounts reported in this column represent the aggregate grant date fair value of RSUs and target PSUs granted to each NEO and computed in accordance with FASB ASC Topic 718. The value of the PSUs, if paid out at maximum performance is $2,158,932, $1,533,220 and $1,500,004 for Mr. Scott Bender; $2,158,932, $1,533,220 and $1,500,004 for Mr. Joel Bender; $863,572, $616,360 and $402,014 for Mr. Tadlock; $863,572, $613,274 and $400,020 for Mr. Steven Bender for 2022, 2021 and 2020, respectively, and $820,400 for Mr. Marsh for 2022.
(4)    Amounts reflected within the “All Other Compensation” column for 2022 are comprised of the following amounts:

Name	Employer Contributions to 401(k) Plan	Vehicle Allowance
Scott Bender	$13,740	$14,400
Joel Bender	19,370	14,400
Stephen Tadlock	14,722	14,400
Steven Bender	10,490	14,400
William Marsh	923	—

(5)    Although Messrs. Scott and Joel Bender each serve on our Board, they are not compensated for their services as directors.
(6)    Mr. Marsh assumed the role of General Counsel, Vice President of Administration and Secretary, effective May 17, 2022.
Grants of Plan Based Awards
The following table provides information about equity and non-equity awards granted to our NEOs in 2022.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	Grant Date Fair Value of Stock Awards ($)(4)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Scott Bender		$—	$400,000	$560,000
	3/11/2022				9,690	19,380	38,760		$1,079,466
	3/11/2022							19,380	1,079,466
Joel Bender		—	400,000	560,000
	3/11/2022				9,690	19,380	38,760		1,079,466
	3/11/2022							19,380	1,079,466
Stephen Tadlock		—	320,000	448,000
	3/11/2022				3,876	7,752	15,504		431,786
	3/11/2022							7,752	431,786
Steven Bender		—	320,000	448,000
	3/11/2022				3,876	7,752	15,504		431,786
	3/11/2022							7,752	431,786
William Marsh		—	190,385	266,538
	5/24/2022				4,102	8,204	16,408		410,200
	5/24/2022							16,408	820,400

(1)Amounts in these columns represent the threshold, target and maximum estimated payouts for 2022 MIP cash bonus awards. The actual value of bonuses paid to our NEOs for 2022 under this program can be found in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table above.
(2)Shares in these columns represent the threshold, target and maximum number of estimated PSUs eligible for vesting per the award agreements executed on March 11, 2022 for all NEOs other than Mr. Marsh, and May 24, 2022 for Mr. Marsh. “Threshold” reflects the lowest possible payout (50% of the grant) if baseline performance goals are met, “Target” represents the number of PSUs awarded under each grant, and “Maximum” reflects the highest possible payout (200% of the grant). The award agreements under which the PSUs were issued provide that no PSUs will vest unless the threshold level of performance is achieved. Vested PSUs are paid in shares of our Class A Common Stock, and the payout, if any, with respect to PSUs will occur at the end of the three-year performance period. See “Compensation Discussion and Analysis—Elements of Compensation—Long-Term Incentives—2022 LTIP Awards” for more information regarding these PSUs. The target number of PSUs granted was determined based on the average of the closing price on the 20 business days prior to the grant date.
(3)This column includes the number of RSUs granted to our NEOs during 2022. The number of RSUs granted was determined based on the average of the closing price on the 20 business days prior to the grant date.
(4)The amounts shown in this column represent the grant date fair value of each equity award computed in accordance with FASB ASC Topic 718. With respect to the PSU awards, this column reflects the grant date fair value for such PSUs at target.

Outstanding Equity Awards at 2022 Fiscal Year-End
The following table reflects information regarding outstanding stock awards held by our NEOs as of December 31, 2022.

Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Scott Bender	3/11/2020	18,302(2)	$919,859
	3/11/2021	15,572(3)	782,649	23,358(5)	$1,173,973
	3/11/2022	19,380(4)	974,039	19,380(6)	974,039
Joel Bender	3/11/2020	18,302(2)	$919,859
	3/11/2021	15,572(3)	782,649	23,358(5)	$1,173,973
	3/11/2022	19,380(4)	974,039	19,380(6)	974,039
Stephen Tadlock	3/11/2020	9,810(2)	$493,051
	3/11/2021	6,260(3)	314,628	9,390(5)	$471,941
	3/11/2022	7,752(4)	389,616	7,752(6)	389,616
Steven Bender	3/11/2020	9,761(2)	$490,588
	3/11/2021	6,229(3)	313,070	9,343(5)	$469,579
	3/11/2022	7,752(4)	389,616	7,752(6)	389,616
William Marsh	5/24/2022	16,408(7)	$824,666	8,204(6)	$412,333

(1)The market value of these units is based on $50.26 per share, the closing price of the Company’s Class A Common Stock on December 30, 2022, the last trading day of the fiscal year.
(2)Reflects RSUs which vested on March 11, 2023.
(3)Reflects RSUs which vest over two years in equal annual installments on March 11, 2023 and March 11, 2024.
(4)Reflects RSUs which vest over three years in equal annual installments on March 11, 2023, March 11, 2024 and March 11, 2025.
(5)Reflects PSUs which will vest on December 31, 2023 subject to the Company’s satisfaction of ROCE performance targets.
(6)Reflects PSUs, which vest on December 31, 2024 subject to the Company’s satisfaction of ROCE performance targets. See “Compensation Discussion and Analysis—Elements of Compensation—2022 LTIP Awards.”
(7)Reflects RSUs which vest over three years in equal annual installments on May 24, 2023, May 24, 2024 and May 24, 2025.
Stock Vested
The following table provides information for our NEOs (other than Mr. Marsh, who did not have any RSU or PSU awards vest in 2022) on the number of shares of Class A Common Stock acquired upon the vesting of RSU and PSU awards in 2022 and the value realized, in each case before payment of any applicable withholding tax.

	Stock Awards(1)
Name	Number of Shares Acquired on Vesting (#)	Pre-tax Value Realized on Vesting ($)
Scott Bender	83,391	$4,405,932
Joel Bender	83,391	4,405,932
Stephen Tadlock	30,269	1,664,637
Steven Bender	22,133	1,211,565

(1)     Reflects shares received pursuant to RSU and PSU awards vesting in 2022. The value realized upon vesting of these awards represents the aggregate dollar amount realized by the NEO upon vesting computed by multiplying the number of shares of stock by the closing price of the underlying shares on the applicable vesting dates. The RSUs vested on March 11, 2022 and the closing price of the Class A Common Stock was $55.70. The PSUs vested on December 31, 2022 and the applicable closing price of the Class A Common Stock was $50.26.
Pension Benefits and Nonqualified Deferred Compensation
We have not maintained, and do not currently maintain, a defined benefit pension plan or a nonqualified deferred compensation plan providing for retirement benefits.
Potential Payments Upon Termination or Change of Control
Each of our NEOs may be entitled to certain severance and other benefits upon a termination of employment under their respective award agreements and employment agreements, as described in further detail below. The description of the relevant terms of such award agreements and employment agreements set forth below does not purport to be a complete description of all of the provisions of any such agreements and is qualified in its entirety by reference to the forms of award agreements and severance agreements previously filed.
Employment Agreements
Scott Bender and Joel Bender Employment Agreements
We have entered into employment agreements with Messrs. Scott and Joel Bender. The Employment Agreements do not provide for accelerated or enhanced cash payments or health and welfare benefits upon a change in control but do provide for salary continuation payments and subsidized health and welfare benefits upon the termination of the executive’s employment for “good reason” or without “cause.” To receive benefits under the Employment Agreements, the executive officer will be required to execute a release of all claims against the Company.
Termination for Good Reason or Without Cause. If either Scott or Joel Bender terminates his employment for “good reason” or is terminated by us without “cause,” he will be entitled to receive as severance, in addition to any amounts earned and unpaid through the date of termination, his then‑current base salary and benefits (except car and expense reimbursement benefits) for the remaining term of the Employment Agreement if such term is greater than one year, or if such term is not greater than one year, one year from the date of termination, paid in lump sum within 60 days after the executive’s separation from service.
Termination Due to Disability. If either Scott or Joel Bender’s employment is terminated by either us or the executive due to disability, he will be entitled to receive as severance his then‑current base salary and benefits through the remainder of the calendar month during which such termination is effective and for the lesser of (a) six consecutive months thereafter or (b) the date on which disability insurance benefits commence under any disability insurance coverage which may be provided by us, paid in lump sum within 30 days after the executive’s termination due to disability.
Termination Due to Death. If either Scott or Joel Bender’s employment is terminated due to death, his estate will be entitled to receive his then‑current base salary and accrued benefits through the end of the calendar month in which his death occurs, paid in lump sum within 30 days after the executive’s termination due to death.
For purposes of Scott and Joel Bender’s Employment Agreements:
•The term “cause” means the executive (i) is convicted of, or enters a nolo contendre or guilty plea with respect to, a crime involving fraud, theft, embezzlement or other act of material dishonesty or the Board’s loss of confidence in the executive because he is convicted of, or enters a nolo contendre or guilty plea with respect to, any felony or crime involving moral turpitude; (ii) commits any other material breach of any of the provisions of his employment agreement other than a breach which (being capable of being remedied) is remedied by him within 14 days of being called upon to do so in writing by us; or (iii) fails to perform his duties and responsibilities (other than a failure from disability) for a period of 30 consecutive days.
•The term “good reason” means any of the following: (i) we commit any material breach of the provisions of the executive’s Employment Agreement; (ii) we assign the executive to a position, responsibilities or duties of a materially lesser status or degree of responsibility than his position, responsibilities or duties as of the effective date of the Employment Agreement; (iii) the requirement by us that the executive be based anywhere other than Houston, Texas, provided that such a change in geographic location be deemed material; or (iv) any decrease of more than 10% in the executive’s base salary as of the effective date of the Employment Agreement. In any case, the executive must provide written notice of termination for good reason within 90 days of the initial existence of the condition at issue, and we will have the opportunity to cure such circumstances within a 30‑day period of receipt of such notice.
Stephen Tadlock Offer Letter
Pursuant to the terms of his offer letter, Mr. Tadlock will be eligible to receive six months of severance should a merger or sale transaction result in Mr. Tadlock being terminated by the new entity.
LTIP Awards
The Company’s RSU award agreements provide that restricted stock units will become fully vested on (i) the date a Change of Control occurs, (ii) the termination of an employee’s employment due to his or her death or a Disability or (iii) upon the employee’s Normal Retirement. As used in the RSU award agreements, “Disability” means that the employee is unable to perform the essential functions of their duties for three consecutive months, or three months during any six-month period, as determined after an examination by a medical doctor selected by written agreement of the employee and the Company. As used in the RSU award agreements, “Normal Retirement” means an employee’s separation from service without Cause on or following the age of 65. For purposes of the RSU award agreements, “Cause” means the employee (i) is convicted of, or enters a nolo contendere or guilty plea with respect to a crime involving fraud, theft, embezzlement or other act of material dishonesty, the Board’s loss of confidence in the employee because he or she is convicted of or enters a nolo contendere or guilty plea with respect to any felony or crime involving moral turpitude; (ii) commits any other material breach of any of the provisions of their employment agreement with the Company (if applicable) or any material employment contract, policy or agreement the employee has entered into with the Company, other than a breach which (being capable of being remedied) is remedied by the employee within fourteen days of being called upon to do so in writing by the Company; or (iii) fails to perform their duties and responsibilities (other than a failure resulting from Disability).
The Company’s PSU award agreements provide that 100% of target PSUs shall immediately become earned units upon (i) the employee’s termination of employment due to death or Disability or (ii) the employee’s Normal Retirement. As used in the PSU award agreement, the term “Disability” means an employee’s inability to perform the essential functions of their duties for three consecutive months or three months during any six-month period, and the term “Normal Retirement” means an employee’s separation from service without Cause on or following the age of 65. In the event of a change in control, the performance period will be deemed to have ended, and the Company shall calculate the number of earned units to which the employee is entitled (if any) based on actual performance during the truncated period.
Management Incentive Plan Awards
The Company’s Management Incentive Plan provides that participants whose employment ends before the bonus payments are made forfeit all rights to participate in the Management Incentive Plan and to receive any bonus relating to prior service, except for the following:
•Injury, disability or ill-health (as determined by the Compensation Committee);
•Change of control; or
•Death.
Quantification of Payments
Shown in the table below are potential payments upon the assumed (i) involuntary not for Cause termination or termination by the NEO for “Good Reason,” (an “Involuntary Termination”) other than during the 24-month period following a Change of Control, or (ii) Involuntary Termination during the 24-month period following a Change of Control of the Company, occurring as of December 31, 2022. In addition, the table that follows shows the potential payments upon the hypothetical (i) disability, retirement or death of our NEOs, and (ii) Change of Control of the Company, in each case, occurring as of December 31, 2022. The table includes estimated amounts because actual amounts to be paid can only be determined at the time of such executive’s separation from the Company or upon a Change of Control.

		Potential Payments Upon Termination and Change of Control
Executive Benefits and Payments Upon Separation		Termination for Cause	Involuntary Termination without a Change of Control	Involuntary Termination with a Change of Control	Disability	Death	Change of Control (No Termination)
Scott Bender	Compensation:
	Cash Severance	$—	$400,000	$400,000	$200,000	$33,333	$—
	Stock Awards(1)	—	4,824,558(4)	6,972,570	4,824,558	4,824,558	6,972,570
	Performance Cash Awards(2)	—	—	473,095	473,095	473,095	473,095
	Benefits & Perquisites:
	Health and Welfare Benefits(3)	—	10,822	10,822	5,411	902	—
Total		$—	$6,092,030	$7,856,487	$5,503,064	$5,331,888	$7,445,665
Joel Bender	Compensation:
	Cash Severance	$—	$400,000	$400,000	$200,000	$33,333	$—
	Stock Awards(1)	—	—	6,972,570	4,824,558	4,824,558	6,972,570
	Performance Cash Awards(2)	—	—	473,095	473,095	473,095	473,095
	Benefits & Perquisites:
	Health and Welfare Benefits(3)	—	10,822	10,822	5,411	902	—
Total		$—	$410,822	$7,856,487	$5,503,064	$5,331,888	$7,445,665
Stephen Tadlock	Compensation:
	Cash Severance	$—	$—	$200,000	$—	$—	$—
	Stock Awards(1)	—	—	2,920,408	2,058,851	2,058,851	2,920,408
	Performance Cash Awards(2)	—	—	381,073	381,073	381,073	381,073
	Benefits & Perquisites:
	Health and Welfare Benefits(3)	—	—	—	—	—	—
Total		$—	$—	$3,501,481	$2,439,924	$2,439,924	$3,301,481

		Potential Payments Upon Termination and Change of Control
Executive Benefits and Payments Upon Separation		Termination for Cause	Involuntary Termination without a Change of Control	Involuntary Termination with a Change of Control	Disability	Death	Change of Control (No Termination)
Steven Bender	Compensation:
	Cash Severance	$—	$—	$—	$—	$—	$—
	Stock Awards(1)	—	—	2,911,662	2,052,468	2,052,468	2,911,662
	Performance Cash Awards(2)	—	—	378,476	378,476	378,476	378,476
	Benefits & Perquisites:
	Health and Welfare Benefits(3)	—	—	—	—	—	—
Total		$—	$—	$3,290,138	$2,430,944	$2,430,944	$3,290,138
William Marsh	Compensation:
	Cash Severance	$—	$—	$—	$—	$—	$—
	Stock Awards(1)	—	—	1,649,332	1,236,999	1,236,999	1,649,332
	Performance Cash Awards(2)	—	—	229,590	229,590	229,590	229,590
	Benefits & Perquisites:
	Health and Welfare Benefits(3)	—	—	—	—	—	—
Total		$—	$—	$1,878,922	$1,466,589	$1,466,589	$1,878,922

(1)     Reflects the value of unvested RSU and PSU awards as of December 31, 2022 that would be accelerated as a result of the separation event or change in control based on the Company’s stock price of $50.26, which was the closing market price of the Company’s Class A Common Stock as of December 30, 2022. In the event of an NEO’s death or disability or upon a change in control, all unvested RSUs would have vested. For PSUs, (i) upon an NEO’s death or disability, the PSUs would have vested at 100% and (ii) upon a change in control, the performance period is deemed to have ended and a calculation is made to determine the number of earned units for the truncated period. As of December 31, 2022, the Company’s ROCE performance relating to the 2021 and 2022 PSU grants exceeded the maximum level as of December 31, 2022; therefore, the PSUs would have vested at 200% upon a change in control event.
(2)    Reflects each NEO’s 2022 performance cash award earned under the Company’s short-term incentive program.
(3)     Reflects the estimated lump-sum present value of all future premiums which will be paid on behalf of the NEO under the Company’s health and welfare benefit plans for the applicable continuation period specified in the Executive Agreements.
(4)     Due to Mr. Bender’s eligibility for “Normal Retirement” treatment under the RSU and PSU award agreements, in the event of a separation from service without cause, this reflects the value of unvested RSUs and PSUs held by Mr. Bender as of December 31, 2022 that would be accelerated upon his “Normal Retirement.”
2022 Chief Executive Officer Pay Ratio
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the median annual total compensation of our employees (other than the Chief Executive Officer) and the annual total compensation of Scott Bender, our Chief Executive Officer.
For 2022, our last completed fiscal year:
•Scott Bender had total annual compensation of $3,052,475 as reflected in the Summary Compensation Table.
◦Our median employee’s annual total compensation was $98,990.

◦As a result, we estimate that Scott Bender’s 2022 annual total compensation was approximately 31 times that of our median employee.
•To identify the median employee, we took the following steps:
◦We determined that, as of December 1, 2022, our employee population consisted of 1,179 individuals. This population consisted of our full-time and part-time employees (including both active employees and employees on leave as of December 1, 2022).
◦We selected December 1, 2022 as our identification date for determining our median employee because it enabled us to make such identification in a reasonably efficient and economic manner.
◦We used a consistently applied compensation measure to identify our median employee by comparing the actual amount of salary or wages as reflected in our payroll records. Compensation was annualized for employees that were not employed by us for all of 2022.
◦For our employees located outside of the United States, we obtained similar payroll records and converted such information into U.S. dollars using the year-end currency exchange rate.
•To determine the annual total compensation of our median employee and our Chief Executive Officer, we took the following steps:
◦After we identified our median employee, we combined all of the elements of such employee’s compensation for the 2022 year in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K.
◦With respect to the annual total compensation of our Chief Executive Officer, we used the amount reported in the “Total” column of our 2022 Summary Compensation Table.
Pay Versus Performance

					Value of Initial Fixed $100
					Investment Based on:		In thousands
Year	Summary Compensation Table Total for CEO(1)	Compensation Actually Paid to CEO(2)	Average Summary Compensation Table Total for Non-CEO NEOs(3)	Average Compensation Actually Paid to Non-CEO NEOs(2)(3)	Total Shareholder Return	Peer Group Total Shareholder Return(4)	Net Income	Adjusted EBITDA
2022	$3,052,475	$4,343,372	$2,037,769	$2,931,606	$146.45	$107.11	$145,122	$227,925
2021	2,031,846	3,713,542	1,358,309	2,045,335	$110.98	$67.30	67,470	120,355
2020	1,655,662	2,367,716	1,067,903	1,289,806	$75.96	$56.62	59,215	121,022
(1)     The dollar amounts reported are the amounts of total compensation reported for our CEO, Mr. Scott Bender, in the Summary Compensation Table for fiscal years 2022, 2021 and 2020.
(2)    The dollar amounts reported represent the amount of “compensation actually paid” or “CAP”, as computed in accordance with SEC rules. The dollar amounts do not reflect the actual amounts of compensation paid to our CEO or other NEOs during the applicable year, but does include the year-end value of equity awards granted during the reported year and the change in the value of equity awards that were unvested at the end of the prior year, measured through the date the awards vested or were forfeited, or through the end of the reported fiscal year.
(3)    For 2022, reflects compensation information for our NEOs, other than our CEO, as described in the CD&A in this proxy statement. For 2021 and 2020, reflects compensation information for Mr. Joel Bender, Mr. Tadlock, Mr. Steven Bender and Mr. David Isaac, our former General Counsel who was also an NEO in 2021 and 2020.
(4)    Reflects cumulative total shareholder return of the PHLX Oil Service Index (“OSX”) for each applicable fiscal year calculated based on a fixed investment of $100. The PHLX Oil Service Index is the peer group used for purposes of Item 201(e) of Regulation S-K under the Exchange Act in Cactus’ Annual Report on Form 10-K for the year ended December 31, 2022.

To calculate the amounts in the “Compensation Actually Paid to CEO” and “Average Compensation Actually Paid to Non-CEO NEOs” columns in the table above, the following amounts were deducted from and added to (as applicable) our CEO’s “Total” compensation and the average of our NEOs’ other than our CEO’s “Total” compensation, in each case, as reported in the Summary Compensation Table:

	As Reported in Summary Compensation Table(1)		Equity Award Adjustments

Year	Total	Stock Awards	Fair Value at Year End of Unvested RSUs and PSUs that were Granted in Current Year(2)	Increase/(Decrease) in Fair Value at End of Year of Unvested RSUs and PSUs from End of Prior Year(3)	Increase/(Decrease) in Fair Value at Vesting Date of RSUs and PSUs from End of Prior Year(4)	Fair Value as of Prior Year End of RSUs and PSUs Granted in Prior Year that Failed to Vest(5)	Total Compensation Actually Paid

CEO
2022	$3,052,475	$(2,158,932)	$1,948,078	$694,224	$1,226,233	$(418,706)	$4,343,372
2021	2,031,846	(1,533,220)	1,781,281	1,198,870	234,765	—	3,713,542
2020	1,655,662	(1,500,004)	2,931,927	(337,589)	(382,280)	—	2,367,716

Non-CEO NEOs
2022	$2,037,769	$(1,279,169)	$1,185,885	$327,583	$823,993	$(164,455)	$2,931,606
2021	1,358,309	(824,882)	958,359	565,614	175,583	(187,648)	2,045,335
2020	1,067,903	(807,012)	1,577,409	(259,659)	(288,835)	—	1,289,806
(1)     Reflects, for Mr. Scott Bender, the applicable amounts reported in the “Summary Compensation Table Total for CEO” column in the table above and the “Stock Awards” column in the Summary Compensation Table, and for the Non-CEO NEOs, the amounts reported in the “Average Summary Compensation Table Total for Non-CEO NEOs” column in the table above and the average of the amounts reported in the “Stock Awards” column in the Summary Compensation Table.
(2)     Reflects the fair value, with respect to Mr. Scott Bender, and the average of the fair value, with respect to the Non-CEO NEOs, as of the end of the covered year of RSUs and PSUs granted in the covered year that were outstanding and unvested (in whole or in part) as of the end of the covered year.
(3)     Reflects the change in fair value, with respect to Mr. Scott Bender, and the average of the change in fair value, with respect to the Non-CEO NEOs, from the end of the prior year to the end of the covered year of RSUs and PSUs granted in a prior year that remained outstanding and unvested (in whole or in part) as of the end of the covered year.
(4)     Reflects the change in fair value, with respect to Mr. Scott Bender, and the average of the change in fair value, with respect to the Non-CEO NEOs, from December 31 of the prior fiscal year to the vesting date in the covered year, when such awards were granted in a prior year.
(5)     Reflects the fair value, with respect to Mr. Scott Bender, and the average of the fair value, with respect to the Non-CEO NEOs, in each case, as of the end of the prior year of awards granted in a prior fiscal year that failed to meet the applicable vesting conditions during the covered year.

Description of Relationships Between Pay and Performance

CAP vs. Total Shareholder Return
(WHD and OSX)
Compensation Actually Paid
(in millions of US dollars)
Total Shareholder Return
Indexed ($100)
$5.0
$4.5
$4.0
$3.5
$3.0
$2.5
$2.0
$1.5
$1.0
$0.5
$0.0
$160.00
$140.00
$120.00
$100.00
$80.00
$60.00
$40.00
$20.00
$0.00
$75.96
$56.62
$2.4
$1.3
$110.98
$67.30
$3.7
$2.0
$4.3
$146.45
$107.11
$2.9
2020
2021
2022
CEO CAP
Avg. NEO CAP
WHD TSR
OSX TSR

CAP vs. Net Income
Compensation Actually Paid (in millions of US dollars)
Net Income (in millions of US dollars)
$5.0
$4.5
$4.0
$3.5
$3.0
$2.5
$2.0
$1.5
$1.0
$0.5
$0.0
$160.0
$140.0
$120.0
$100.0
$80.0
$60.0
$40.0
$20.0
$0.0
$2.4
$1.3
$59.2
$3.7
$2.0
$67.5
$4.3
$2.9
$145.1
2020
2021
2022
CEO CAP
Avg. NEO CAP
WHD Net Income

CAP vs. Adjusted EBITDA
Compensation Actually Paid
(in millions of US dollars)
Adjusted EBITDA
(in millions of US dollars)
$5.0
$4.5
$4.0
$3.5
$3.0
$2.5
$2.0
$1.5
$1.0
$0.5
$0.0
$250.0
$200.0
$150.0
$100.0
$50.0
$0.0
$2.4
$1.3
$121.0
$3.7
$2.0
$120.4
$4.3
$2.9
$227.9
2020
2021
2022
CEO CAP
Avg. NEO CAP
WHD Adjusted EBITDA

Financial Performance Measure Used by the Company to Link Compensation Actually Paid to the NEOs for the Most Recently Completed Fiscal Year
The following table identifies the three most important financial performance measures used by our Compensation Committee to link the “compensation actually paid” to our CEO and other NEOs in 2022, calculated in accordance with SEC regulations, to company performance. The role of each of these performance measures on our NEO’s compensation is discussed in the CD&A above.

Financial Performance Measures
Adjusted EBITDA
OCE/revenue
ROCE

Reconciliation of GAAP to Non-GAAP Financial Measures
EBITDA and Adjusted EBITDA are not measures of net income as determined by GAAP. EBITDA and Adjusted EBITDA are supplemental non-GAAP financial measures that are used by management and external users of the Company’s consolidated financial statements, such as industry analysts, investors, lenders and rating agencies. Cactus defines EBITDA as net income excluding net interest, income tax and depreciation and amortization. Cactus defines Adjusted EBITDA as EBITDA excluding the other items outlined below. See the following reconciliation (in thousands):

Year Ended December 31, 2022
Net income	$145,122
Interest income, net	(3,714)
Income tax expense	31,430
Depreciation and amortization	34,124
EBITDA	206,962
Other non-operating expense(1)	1,910
Transaction related expenses(2)	8,422
Stock-based compensation	10,631
Adjusted EBITDA	$227,925

(1)     Represents non-cash adjustments for the revaluation of the liability related to the tax receivable agreement.
(2)    Reflects fees and expenses recorded in connection with the acquisition of FlexSteel that was completed on February 28, 2023.
DIRECTOR COMPENSATION
Pursuant to our non-employee director compensation program, in 2022, each non-employee director received the following compensation for his or her service on our Board:
•a cash retainer of $80,000 per year, payable quarterly in arrears;
•an additional cash retainer of $20,000 per year, payable quarterly in arrears if such non‑employee director serves as the chairperson of our Audit Committee and an additional cash retainer of $10,000 per year for each other member of our Audit Committee;
•an additional cash retainer of $10,000 per year, payable quarterly in arrears if such non‑employee director serves as the chairperson of our Compensation Committee and an additional cash retainer of $5,000 per year for each other member of our Compensation Committee;
•an additional cash retainer of $10,000 per year, payable quarterly in arrears if such non‑employee director serves as the chairperson of our Nominating and Governance Committee and an additional $5,000 per year for each other member of our Nominating and Governance Committee; and
•annual equity‑based compensation with an aggregate grant date value of $100,000.
In addition, a cash retainer of $20,000 per year is payable to a non‑employee Chairman of the Board quarterly in arrears. Each director is reimbursed for out‑of‑pocket expenses incurred in connection with attending board and committee meetings.
Messrs. Scott and Joel Bender, as employees of the Company, do not receive compensation for their services as directors in addition to their employee compensation described above. The table below reflects the compensation provided during 2022 to each member of our Board who was not employed by the Company.

Name	Fees Earned or Paid in Cash(1)	Stock Awards(2)	Total
Bruce Rothstein	$100,000	$107,947	$207,947
Melissa Law	95,000	107,947	202,947
Michael McGovern	100,000	107,947	207,947
John (Andy) O’Donnell	100,000	107,947	207,947
Gary L. Rosenthal	95,000	107,947	202,947
Alan Semple	105,000	107,947	212,947
Tym Tombar	95,000	107,947	202,947

(1)     The amounts shown in this column reflect cash fees earned by each director during 2022 and does not reflect any reimbursements for expenses incurred while attending board or committee meetings.
(2)     Amounts reported in this column represent the grant date fair market value determined in accordance with FASB ASC Topic 718 of restricted stock units granted during 2022 (granted on March 11, 2022).
Consistent with the director compensation program described above, on March 11, 2022, the Compensation Committee made grants of 1,938 restricted stock units at a fair value of $55.70 per share to each of our non-employee directors. These awards of restricted stock units will vest in full on the first anniversary of the date of grant and are subject to forfeiture pursuant to the terms of the notice of grant and award agreement under which they were granted as well as the terms of the LTIP on that date.
As of December 31, 2022, the aggregate number of unvested restricted stock unit awards held by non-employee directors were as follows:

Name	Stock Awards (#)(1)
Bruce Rothstein	1,938
Melissa Law	1,938
Michael McGovern	1,938
John (Andy) O’Donnell	1,938
Gary L. Rosenthal	1,938
Alan Semple	1,938
Tym Tombar	1,938

(1)     RSUs vested on March 11, 2023.

CORPORATE GOVERNANCE
Composition of our Board
Our business and affairs are managed under the direction of our Board. Our Board consists of nine members, including our Chief Executive Officer. Among the nine members of our Board, we have one female director and one director who is a member of a racial or ethnic minority group. In connection with our IPO, we entered into a Stockholders’ Agreement with Cadent Energy Partners II, L.P. (“Cadent”) and Cactus WH Enterprises, LLC (“Cactus WH Enterprises”) a Delaware limited liability company owned by Messrs. Scott Bender, Joel Bender and Steven Bender and certain of our other employees. The Stockholders’ Agreement was amended in

2021 after Cadent withdrew from the Agreement. Until January 29, 2023, the Amended and Restated Stockholders’ Agreement provided Cactus WH Enterprises with the right to designate a certain number of nominees to our Board so long as it and its respective affiliates collectively beneficially owned at least 5% of the outstanding shares of our common stock. See “Transactions with Related Persons—Amended and Restated Stockholders’ Agreement.”
In evaluating director candidates, our Board will assess whether a candidate possesses the integrity, judgment, knowledge, experience, skills and expertise that are likely to enhance our Board’s ability to manage and direct our affairs and business, including, when applicable, to enhance the ability of committees of our Board to fulfill their duties. Our directors are divided into three classes serving staggered three‑year terms. Class I, Class II and Class III directors will serve until our annual meetings of stockholders in 2024, 2025 and 2023, respectively. Messrs. McGovern, O’Donnell and Tombar have been assigned to Class I. Messrs. Semple and Joel Bender and Ms. Law have been assigned to Class II. Mr. Rothstein, Scott Bender and Mr. Rosenthal have been assigned to Class III. At each of the Company’s annual meeting of stockholders, directors will be elected to succeed the class of directors whose terms have expired.
Our Board has reviewed the independence of our directors using the independence standards of the New York Stock Exchange (“NYSE”) and the SEC, and based on this review, determined that Messrs. McGovern, O’Donnell, Rosenthal, Rothstein, Semple and Tombar and Ms. Law are independent within the meaning of the NYSE listing standards currently in effect and within the meaning of Section 10A-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
Committees of our Board
We have a standing Audit Committee, Compensation Committee and a Nominating and Governance Committee. Below is a summary of our committee structure and membership information as of March 30, 2023:

Name	Audit Committee	Compensation Committee	Nominating and Governance Committee
Melissa Law	Member	Member
Michael McGovern	Member	Chairman
John (Andy) O’Donnell	Member	Member	Member
Gary Rosenthal		Member	Chairman
Alan Semple	Chairman		Member
Tym Tombar	Member	Member
Audit Committee
Rules implemented by the NYSE and the SEC require us to have an Audit Committee comprised of at least three directors who meet the independence and experience standards established by the NYSE and the Exchange Act. Our Audit Committee is currently comprised of Messrs. Semple, McGovern, O’Donnell and Tombar and Ms. Law, each of whom are independent under the rules of the SEC. SEC rules also require that a public company disclose whether or not its audit committee has an “audit committee financial expert” as a member. An “audit committee financial expert” is defined as a person who, based on his or her experience, possesses the attributes outlined in such rules. Our Board has determined that Messrs. Semple, McGovern and Tombar satisfy the definition of an “audit committee financial expert.” Mr. Semple serves as the chairman of the Audit Committee.
The Audit Committee oversees, reviews, acts on and reports on various auditing and accounting matters to our Board, including: the selection of our independent accountants, the scope of our annual audits, fees to be paid to the independent accountants, the performance of our internal audit function and our independent accountants and our accounting practices. The Audit Committee also assists the Board in fulfilling its risk management oversight responsibilities by overseeing our major financial and information technology risk exposures and the steps our management has taken to monitor and control these exposures. In addition, the Audit Committee assists our Board in fulfilling its oversight responsibilities regarding our compliance programs relating to legal and regulatory requirements. We have adopted an Audit Committee charter defining the committee’s primary duties in a manner consistent with the rules of the SEC and applicable stock exchange or market standards. Our Audit Committee charter is available on our website at www.cactuswhd.com.
Compensation Committee
Our Compensation Committee is currently comprised of Messrs. McGovern, O’Donnell, Rosenthal and Tombar and Ms. Law, all of whom meet the independence standards established by the NYSE. Mr. McGovern serves as the chairman of the Compensation Committee. The Compensation Committee establishes salaries, incentives and other forms of compensation for officers and other employees. The Compensation Committee also administers our incentive compensation plans. We have adopted a Compensation Committee charter defining the committee’s primary duties in a manner consistent with the rules of the SEC and applicable stock exchange or market standards. Our Compensation Committee charter is available on our website at www.CactusWHD.com.
Nominating and Governance Committee
Our Nominating and Governance Committee is currently comprised of Messrs. O’Donnell, Rosenthal and Semple, all of whom meet the independence standards established by the NYSE. Mr. Rosenthal serves as the chairman of the Nominating and Governance Committee. The Nominating and Governance Committee identifies, evaluates and recommends qualified nominees to serve on our Board, develops and oversees our internal corporate governance processes and maintains a management succession plan. The Nominating and Governance Committee will consider candidates for director nomination recommended by any stockholder, provided that such recommendations are properly submitted. For information regarding recommending a candidate for nomination as a director for the 2024 Annual Meeting of Stockholders and the procedures to be followed, please see the section of this Proxy Statement below entitled “Stockholder Proposals; Identification of Director Candidates.” We have adopted a Nominating and Governance Committee charter defining the committee’s primary duties in a manner consistent with the rules of the SEC and applicable stock exchange or market standards. Our Nominating and Governance Committee charter is available on our website at www.cactuswhd.com.
Code of Business Conduct and Ethics
Our Board has adopted a Code of Business Conduct and Ethics applicable to all of our officers, directors and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, and persons performing similar functions and is available on our website at www.cactuswhd.com. We will provide a copy of this document to any person, without charge, upon request, by writing to us at Cactus, Inc., Investor Relations, 920 Memorial City Way, Suite 300, Houston, Texas 77024. We intend to satisfy the disclosure requirement under Item 406(b) of Regulation S-K regarding amendments to, or waivers from, provisions of our Code of Business Conduct and Ethics by posting such information on our website at the address and the location specified above.
Corporate Governance Guidelines
Our Board believes that sound governance practices and policies provide an important framework to assist it in fulfilling its duty to stockholders. The Company’s “Corporate Governance Guidelines” covers the following principal subjects:
•the size of the Board;
•qualifications and independence standards for the Board;
•director responsibilities;
•Board leadership;
•meetings of the Board and of non-employee directors;

•committee functions and independence of committee members;
•compensation of the Board;
•self-evaluation and succession planning;
•ethics and conflicts of interest;
•stockholder communications with directors; and
•access to senior management and to independent advisors.
The Corporate Governance Guidelines are posted on our website at www.cactuswhd.com. The Corporate Governance Guidelines are reviewed periodically and as necessary by our Board for its approval. The NYSE has adopted rules that require listed companies to adopt governance guidelines covering certain matters. The Company believes that the Corporate Governance Guidelines comply with the NYSE rules.
Proxy Access
Our amended and restated bylaws permit a stockholder (or a group of up to 20 stockholders) owning 3% or more of the Company’s outstanding voting power entitled to vote generally in the election of directors continuously for at least three years, subject to certain limitations, to nominate and include in the Company’s proxy statement director candidates constituting up to the greater of two individuals or 20% of our Board, if the nominating stockholder(s) and the nominee(s) satisfy the requirements specified in the Company’s bylaws. For information regarding how to include a director nominee in the Company’s proxy materials for the 2024 Annual Meeting of Stockholders, please see the section of this Proxy Statement below entitled “Stockholder Proposals; Identification of Director Candidates.”
Anti-Hedging and Pledging Policies
Our directors and executive officers are prohibited from hedging their ownership of Company stock. Furthermore, our directors and executive officers are prohibited from pledging their Company stock.
Board Leadership
Our Board directs and oversees the management of the business and affairs of the Company in a manner consistent with the best interests of the Company. Our Board’s responsibility is one of oversight, and in performing its oversight role, our Board serves as the ultimate decision-making body of the Company, except for those matters reserved to or shared with our stockholders.
In accordance with our Corporate Governance Guidelines, our Board selects the Company’s Chairman and the Company’s CEO in any way it considers in the best interests of the Company and, accordingly, does not have a policy on whether the roles of Chairman and CEO should be separate or combined and, if separate, whether the Chairman should be selected from the independent directors. At the present time, the roles of Chairman and CEO are separate. We believe that having an independent director act as Chairman provides better balance to direction and focus of the Board in addition to creating more efficiency by allowing the CEO to focus more directly on the operations of the Company.
Executive Sessions of Non-Employee Directors
Our Board holds regular executive sessions in which the non-employee directors meet without any members of management present. The purpose of these executive sessions is to promote open and candid discussion among the non-employee directors. The Chairman of the Board will serve as the lead director at executive sessions of the non-employee directors, unless the Chairman of the Board is a member of management, in which case the lead director at such meetings will be the chairman of the Audit Committee.
If the non‑employee directors include members who are not independent within the listing requirements of the NYSE, the independent members of our Board will meet in executive session at least once per year. Our

Corporate Governance Guidelines provide that the Chairman of our Board will serve as the lead director at executive sessions of the independent directors, unless the Chairman of our Board is not independent, in which case the lead director at such meetings will be an independent director selected by our Board. The Chairman of the Board is independent and he serves as the lead director at executive sessions of the independent directors.
Communications with the Board
Stockholders and any other interested parties may send communications to our Board, any committee of our Board, the Chairman of the Board or any other director in particular to: Cactus, Inc., 920 Memorial City Way, Suite 300 Houston, Texas 77024. Stockholders and any other interested parties should mark the envelope containing each communication as “Stockholder Communication with Directors” and clearly identify the intended recipient(s) of the communication. Our General Counsel will review each communication received from stockholders and other interested parties and will forward the communication, as expeditiously as reasonably practicable, to the addressees if: (1) the communication complies with the requirements of any applicable policy adopted by our Board relating to the subject matter of the communication; and (2) the communication falls within the scope of matters generally considered by our Board. To the extent the subject matter of a communication relates to matters that have been delegated by our Board to a committee or to an executive officer of the Company, then our General Counsel may forward the communication to the executive officer or chairman of the committee to which the matter has been delegated. The acceptance and forwarding of communications to the members of our Board or an executive officer does not imply or create any fiduciary duty of our Board members or executive officer to the person submitting the communications.
Oversight of Risk Management
Risk assessment, management and oversight are an integral part of our governance and management processes. Our Board encourages management to promote a culture that incorporates risk management into our corporate strategy and day-to-day business operations. Management discusses strategic and operational risks at regular management meetings and conducts specific strategic planning and review sessions during the year that include a focused discussion and analysis of the risks facing us, including information security and cybersecurity risks. Throughout the year, senior management reviews these risks at regular Board meetings as part of management presentations that focus on particular business functions, operations or strategies, finance and reporting, legal and compliance, and other risks and presents the steps taken by management to mitigate such risks. Specific to information security and cybersecurity risks, the Company undertakes intrusion prevention and detection measures, penetration testing, vulnerability assessments and total threat telemetry of various aspects of our information system.
Our Board does not have a standing risk management committee, but rather administers this oversight function directly through our Board as a whole. Our Board is responsible for monitoring and assessing strategic risk exposure, and the Audit Committee assists our Board in fulfilling its oversight responsibilities by overseeing our major financial and information technology risk exposures and the steps our management has taken to monitor and control these exposures. Additionally, our Compensation Committee assists our Board with overseeing the management of risks relating to our compensation arrangements with senior officers and our Nominating and Governance Committee assistant our Board with risks associated with succession planning and the independence of our Board.
Management prepares an annual Enterprise Risk Management (“ERM”) report for the Board. A preliminary draft of the ERM is presented to the Audit Committee for review for its input. That input is incorporated into the final report that is presented to and discussed with the Board. That report also addresses environmental, social and governance risk facing the Company and identifies specific ways the Company can mitigate those risks. For example, the Company’s recent acquisition of FlexSteel Holdings LLC will allow the Company to expand its presence in the carbon capture area and to diversify from its historical pure oilfield focus. Risks specific to information security and cybersecurity are discussed with and presented to our Board as well as the audit committee on a quarterly basis. One member of the audit committee has information security experience. The Company has not experienced an information security breach in over three years. Over this three-year timeframe it has not incurred any net expenses related to information security breaches and it has not incurred any penalties or settlements related to information security breaches. In addition to a variety of projects designed to enhance the security of the Company’s systems, networks and technologies, the Company conducts periodic information security training for all employees.
Attendance at Annual Meetings
While we have no formal policy regarding director attendance at the annual meetings of stockholders, directors are encouraged to attend our annual meetings, if practicable. All of the directors attended our annual meeting held in 2022.
Board and Committee Meeting Attendance
During 2022, the entire Board held 19 meetings, the Audit Committee held four meetings, the Nominating and Governance Committee held two meetings and the Compensation Committee held three meetings. Each of our directors attended more than 75% of the aggregate of the total number of Board meetings and the total number of meetings held by all committees on which he or she served (held during the period that he or she served).
Compensation Committee Interlocks and Insider Participation
During 2022, our Compensation Committee consisted of Messrs. McGovern, O’Donnell, Rosenthal and Tombar and Ms. Law. During 2022, no member of the Compensation Committee was or had been an officer or employee of the Company or had a relationship that must be described under the SEC rules relating to disclosure of related person transactions. In 2022, none of our executive officers served on the board of directors or compensation committee of any entity that had one or more of its executive officers serving on our Board or the Compensation Committee of Cactus Inc.
Involvement in Certain Legal Proceedings
During the past 10 years, none of our directors or executive officers has had any involvement in such legal proceedings as would be material to an evaluation of his or her ability or integrity.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information regarding the beneficial ownership of our Common Stock as of March 27, 2023, by (i) each person who is known by the Company to own beneficially more than five percent of the outstanding shares of Common Stock, (ii) each NEO of the Company, (iii) each director and director nominee of the Company and (iv) all directors and executive officers as a group. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Class A common stock issuable upon the vesting of RSUs held by that person that will vest within 60 days of March 27, 2023, are deemed to be issued and outstanding. These shares, however, are not deemed outstanding for purposes of computing percentage ownership of any other stockholder. All of such information is based on publicly available filings, unless otherwise known to us from other sources. As of March 27, 2023, 64,448,377 shares of our Class A Common Stock and 14,978,225 shares of our Class B Common Stock were outstanding. Unless otherwise noted, the mailing address of each person or entity named below is 920 Memorial City Way, Suite 300 Houston, Texas 77024.

	Shares Beneficially Owned by Certain Beneficial Owners and Management(1)
	Class A Common Stock		Class B Common Stock		Combined Voting Power(2)
	Number	% of class	Number	% of class	Number	% of class
5% Stockholders
Cactus WH Enterprises, LLC(3)	—	—%	13,342,930	89.1%	13,342,930	16.8%
The Vanguard Group(4)	5,960,385	9.2%	—	—%	5,960,385	7.5%
BlackRock, Inc.(5)	4,253,977	6.6%	—	—%	4,253,977	5.4%
Directors and NEOs:
Scott Bender(3)	97,272	*	13,342,930	89.1%	13,440,202	16.9%
Joel Bender(3)	114,982	*	13,342,930	89.1%	13,457,912	16.9%
Bruce Rothstein(6)	10,140	*	212,186	1.4%	222,326	*
Stephen Tadlock	84,226	*	—	—%	84,226	*
Steven Bender	59,362	*	—	—%	59,362	*
Alan Semple	31,973	*	—	—%	31,973	*
John (Andy) O’Donnell	20,313	*	27,508	*	47,821	*
Michael McGovern	20,313	*	—	—%	20,313	*
William Marsh	5,469	*	—	—%	5,469	*
Gary Rosenthal	15,146	*	—	—%	15,146	*
Tym Tombar	19,850	*	—	—%	19,850	*
Melissa Law	8,414	*	—	—%	8,414	*
Directors and executive officers as a group (12 persons)	487,460	*	13,582,624	90.7%	14,070,084	17.7%

*    Less than 1.0%
(1)Subject to the terms of the Cactus Companies LLC Agreement (as defined below), each holder of common units representing limited liability company interests in Cactus Companies (such units, “CC Units” and holders of CC Units, “CC Unit Holders”), subject to certain limitations, has the right (the “CC Unit Redemption Right”) to cause Cactus Companies to acquire all or at least a minimum portion of its CC Units for, at our election, (x) shares of our Class A Common Stock at a redemption ratio of one share of Class A Common Stock for each CC Unit redeemed, subject to conversion rate adjustments for stock splits, stock dividends and reclassifications and other similar transactions, or (y) an equivalent amount of cash. Alternatively, upon the exercise of the CC Unit Redemption Right, Cactus Inc. (instead of Cactus Companies) will have the right (the “CC Unit Call Right”) to acquire each tendered CC Unit directly from the exchanging CC Unit Holder for, at its election, (x) one share of Class A Common Stock, subject to conversion rate adjustments for stock splits, stock dividends and reclassification and other similar transactions, or (y) an equivalent amount of cash. In connection with any redemption of CC Units pursuant to the CC Unit Redemption Right or our CC Unit Call Right, the corresponding number of shares of Class B Common Stock will be canceled. See “Transactions with Related Persons—Cactus Companies LLC Agreement.” The amounts and percentages of common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power, which includes the power to vote or direct the voting of such security, or investment power, which includes the power to dispose of or to direct the disposition of such security. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person’s ownership percentage, but not for purposes of computing any other person’s percentage. Under these rules, more than one person may be deemed a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest. Except as otherwise indicated in these footnotes, each of the beneficial owners has, to our knowledge, sole voting and investment power with respect to the indicated shares of common stock, except to the extent this power may be shared with a spouse.
(2)Represents percentage of voting power of our Class A Common Stock and Class B Common Stock voting together as a single class. The CC Unit Holders hold one share of Class B Common Stock for each CC Unit that they own. Each share of Class B Common Stock has no economic rights but entitles the holder thereof to one vote for each CC Unit held by such holder. Accordingly, the CC Unit Holders collectively have a number of votes in Cactus Inc. equal to the number of CC Units that they hold.
(3)Scott Bender and Joel Bender control Cactus WH Enterprises and may be deemed to share voting and dispositive power over the 13,342,930 shares listed as being owned by Cactus WH Enterprises and, therefore, will also be deemed to be the beneficial owners of such shares. Cactus WH Enterprises owned 13,342,930 CC Units as of March 27, 2023.
(4)Based on Amendment No. 4 to Schedule 13G, filed February 9, 2023 by The Vanguard Group (“Vanguard”), which states that Vanguard has shared voting power over 101,694 shares of our Class A Common Stock, sole dispositive power over 5,804,025 shares of our Class A Common Stock and shared dispositive power over 156,360 shares of our Class A Common Stock. The address of Vanguard is 100 Vanguard Boulevard, Malvern, PA 19355.
(5)Based on Amendment No. 4 to Schedule 13G, filed on January 31, 2023 by BlackRock, Inc., (“BlackRock”) a parent holding company, which states that BlackRock and its affiliates have sole voting power over 4,143,856 shares of our Class A Common Stock and sole dispositive power over 4,253,977 shares of our Class A Common Stock. All shares covered by such filings are held by BlackRock and/or its subsidiaries. The address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.
(6)The Class B Common Stock held by Mr. Rothstein includes 184,390 shares held in trusts for members of his family.
Changes in Control
We know of no arrangements, including any pledge by any person of our securities, the operation of which may at a subsequent date result in a change in control of the Company.
Securities Authorized for Issuance under Equity Compensation Plans
The following table sets forth certain information relating to our LTIP as of December 31, 2022.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(1)	Weighted average exercise price of outstanding options, warrants and rights ($)(2)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))(3)
	(a)	(b)	(c)
Equity compensation plans approved by security holders	N/A	N/A	N/A
Equity compensation plans not approved by security holders	477,960	N/A	1,141,512
Total	477,960	N/A	1,141,512

(1)This column reflects all shares of Class A Common Stock subject to time-based restricted stock units and performance-based stock units granted under the LTIP that were outstanding and unvested as of December 31, 2022. No stock options or warrants have been granted under the LTIP.
(2)No stock options have been granted under the LTIP, and the RSUs reflected in column (a) are not reflected in this column as they do not have an exercise price.
(3)This column reflects the total number of shares of Class A Common Stock remaining available for issuance under the LTIP as of December 31, 2022.

TRANSACTIONS WITH RELATED PERSONS
Policies and Procedures for Review of Related Party Transactions
A “Related Party Transaction” is a transaction, arrangement or relationship in which we or any of our subsidiaries was, is or will be a participant, the amount of which involved exceeds $120,000, and in which any Related Person had, has or will have a direct or indirect material interest. A “Related Person” means:
•any person who is, or at any time during the applicable period was, one of our executive officers or one of our directors;
•any person who is known by us to be the beneficial owner of more than 5% of any class of our voting securities;
•any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of a director, executive officer or a beneficial owner of more than 5% of our Common Stock, and any person (other than a tenant or employee) sharing the household of such director, executive officer or beneficial owner of more than 5% of our Common Stock; and
•any firm, corporation or other entity in which any of the foregoing persons is a partner or principal or in a similar position or in which such person has a 10% or greater beneficial ownership interest.
Our Board has adopted a written Related Party Transactions policy. Pursuant to this policy, our Audit Committee has and will continue to review all material facts of all Related Party Transactions and either approve or disapprove entry into the Related Party Transaction, subject to certain limited exceptions. In determining whether to approve or disapprove entry into a Related Party Transaction, our Audit Committee takes into account, among other factors, the following: (i) whether the Related Party Transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and (ii) the extent of the Related Person’s interest in the transaction. Further, the policy requires that all Related Party Transactions required to be disclosed in our filings with the SEC be so disclosed in accordance with applicable laws, rules and regulations.
Internal Reorganization
On February 28, 2023, the Company, through one of its subsidiaries, completed its previously announced merger of the FlexSteel business (the “Merger”) through a merger with HighRidge Resources, Inc. and its subsidiaries (“HighRidge), including FlexSteel Holdings, Inc. Subsequent to the Merger, FlexSteel Holdings, Inc. was converted into a limited liability company, now named FlexSteel Holdings, LLC (“FlexSteel”). Also subsequent to the Merger, the Company contributed HighRidge to Cactus Acquisitions LLC (“Cactus Acquisitions”), a newly created entity, whereby HighRidge was converted into a limited liability company. Finally, Cactus Acquisitions contributed FlexSteel to Cactus Companies, which, as described below, had previously acquired all of the outstanding units representing ownership interests in the operating subsidiary of the Company, Cactus LLC (“CW Units”) in exchange for an equal number of CC Units prior to the Merger closing.
On February 27, 2023, in order to facilitate the Merger, an internal reorganization (the “CC Reorganization”) was completed in which Cactus Companies, a wholly-owned subsidiary of the Company formed on February 6, 2023, acquired all of the outstanding CW Units, in exchange for an equal number of CC Units issued to each of the previous owners of CW Units. The Company is a holding company whose only material asset is a direct and indirect equity interest consisting of CC Units following the completion of the CC Reorganization (which were CW Units from the IPO until the CC Reorganization). The Company was the sole managing member of Cactus LLC upon completion of our IPO until the CC Reorganization and became the sole managing member of Cactus Companies upon completion of the CC Reorganization.
In connection with the CC Reorganization, the Company and the remaining owners of CC Units entered into the Amended and Restated Limited Liability Company Operating Agreement of Cactus Companies (the “Cactus Companies LLC Agreement”), which contains substantially the same terms and conditions as the Second Amended and Restated Limited Liability Company Operating Agreement of Cactus LLC, dated as of December 29, 2022 (the “Cactus Wellhead LLC Agreement”), which was the limited liability company operating agreement of Cactus LLC prior to the CC Reorganization. See “—Cactus Wellhead LLC Agreement” and “—Cactus Companies LLC Agreement.” The Company was responsible for all operational, management and administrative decisions relating to Cactus LLC’s business for the period from completion of our IPO until the CC Reorganization and for the Cactus Companies’ business for periods after the CC Reorganization.
Cactus Wellhead LLC Agreement
Under the Cactus Wellhead LLC Agreement, each holder of a common unit representing limited liability company interests in Cactus LLC (such units, “CW Units” and holders of CW Units, “CW Unit Holders”), subject to certain limitations, had the right (the “CW Unit Redemption Right”), to cause Cactus LLC to acquire all or at least a minimum portion of its CW Units for, at Cactus LLC’s election, (x) shares of our Class A Common Stock at a redemption ratio of one share of Class A Common Stock for each CW Unit redeemed, subject to conversion rate adjustments for stock splits, stock dividends and reclassification and other similar transactions, or (y) an equivalent amount of cash. Alternatively, upon the exercise of the CW Unit Redemption Right, Cactus Inc. (instead of Cactus LLC) had the right (the “CW Unit Call Right”), to acquire each tendered CW Unit directly from the exchanging CW Unit Holder for, at its election, (x) one share of Class A Common Stock, subject to conversion rate adjustments for stock splits, stock dividends and reclassifications and other similar transactions, or (y) an equivalent amount of cash. In connection with any redemption of CW Units pursuant to the CW Unit Redemption Right or our CW Unit Call Right, the corresponding number of shares of Class B Common Stock would have been canceled. In addition, any redemptions involving all of the CW Units held by a CW Unit Holder (subject to the discretion of Cactus Inc. to suspend or otherwise restrict redemptions under certain circumstances) could have occurred at any time. As the CW Unit Holders would redeem their CW Units, our membership interest in Cactus LLC would be correspondingly increased, the number of shares of Class A Common Stock outstanding would be increased, and the number of shares of Class B Common Stock outstanding would be reduced.
Any exercise by Cactus LLC or Cactus Inc. of the right to acquire redeemed CW Units for cash had to be approved by our Board. Neither Cactus Inc. nor Cactus LLC elected to acquire CW Units for cash in connection with exchanges by CW Unit Holders. Cactus Inc. policy required that any exercise by Cactus Inc. or Cactus LLC of the right to acquire redeemed CW Units for cash had to be approved by a majority of those members of our Board who had no interest in such transaction.
Under the Cactus Wellhead LLC Agreement, we had the right to determine when distributions would be made to CW Unit Holders and the amount of any such distributions. If we authorized a distribution, generally, such distribution would have been made to the holders of CW Units on a pro rata basis in accordance with their respective percentage ownership of CW Units. For the year ended December 31, 2022, Cactus LLC distributed $38.6 million to Cactus Inc. to fund its dividend, TRA liability and estimated tax payments and made pro rata distributions to the other members totaling $9.7 million. Three of our independent directors, Messrs. McGovern, O’Donnell and Rothstein, had the right to receive pro rata distributions with respect to their percentage ownership of CW Units. During 2022, Messrs. McGovern, O’Donnell and Rothstein (directly and through trusts established for the benefit of Mr. Rothstein’s family) received approximately $3 thousand, $18 thousand and $0.1 million, respectively, in pro rata distributions from Cactus LLC. During 2022, a company controlled by Scott Bender and Joel Bender received approximately $8.6 million in pro rata distributions with respect to its percentage ownership of CW Units.

In addition, Steven Bender received pro rata distributions of approximately $0.7 million during 2022 with respect to his percentage ownership of CW Units.
The holders of CW Units, including us, would generally incur U.S. federal, state and local income taxes on their proportionate share of any taxable income of Cactus LLC and would be allocated their proportionate share of any taxable loss of Cactus LLC. Net profits and net losses of Cactus LLC generally would be allocated to holders of CW Units on a pro rata basis in accordance with their respective percentage ownership of CW Units, except that certain non pro rata adjustments would be required to be made to reflect built-in gains and losses and tax depletion, depreciation and amortization with respect to such built-in gains and losses. To the extent Cactus LLC had available cash and subject to the terms of any credit agreements or debt instruments, we caused Cactus LLC to make (i) pro rata distributions to the holders of CW Units, including us, in an amount at least sufficient to allow us to pay our taxes and make payments under the Tax Receivable Agreement (“TRA”) with certain current or past direct and indirect owners of Cactus LLC and (ii) non pro rata payments to Cactus Inc. to reimburse us for our corporate and other overhead expenses incurred by us in connection with serving as a managing member of Cactus LLC.
The Cactus Wellhead LLC Agreement provided that, except as otherwise determined by us, at any time we issued a share of our Class A Common Stock or any other equity security, the net proceeds received by us with respect to such issuance, if any, would be concurrently invested in Cactus LLC, and Cactus LLC would issue to us one CW Unit or other economically equivalent equity interest. Conversely, if at any time, any shares of our Class A Common Stock were redeemed, repurchased or otherwise acquired, Cactus LLC would redeem, repurchase or otherwise acquire an equal number of CW Units held by us, upon the same terms and for the same price, as the shares of our Class A Common Stock were redeemed, repurchased or otherwise acquired.
On December 29, 2022, Cactus LLC and its members entered into the Second Amended and Restated Limited Liability Company Operating Agreement of Cactus LLC, dated December 29, 2022, which amended and restated in its entirety the Cactus Wellhead LLC Agreement to, among other things, clarify that Cactus LLC could make non-pro rata distributions to its members to fund an acquisition.
Cactus Companies LLC Agreement
Under the Cactus Companies LLC Agreement, each holder of a CC Unit, subject to certain limitations, has the “CC Unit Redemption Right” to cause Cactus Companies to acquire all or at least a minimum portion of its CC Units for, at Cactus Companies’ election, (x) shares of our Class A Common Stock at a redemption ratio of one share of Class A Common Stock for each CC Unit redeemed, subject to conversion rate adjustments for stock splits, stock dividends and reclassification and other similar transactions, or (y) an equivalent amount of cash. Alternatively, upon the exercise of the CC Unit Redemption Right, Cactus Inc. (instead of Cactus Companies) will have the “CC Unit Call Right” to acquire each tendered CC Unit directly from the exchanging CC Unit Holder for, at its election, (x) one share of Class A Common Stock, subject to conversion rate adjustments for stock splits, stock dividends and reclassifications and other similar transactions, or (y) an equivalent amount of cash. In connection with any redemption of CC Units pursuant to the CC Unit Redemption Right or our CC Unit Call Right, the corresponding number of shares of Class B Common Stock will be canceled. In addition, any redemptions involving all of the CC Units held by a CC Unit Holder (subject to the discretion of Cactus Inc. to suspend or otherwise restrict redemptions under certain circumstances) may occur at any time. As the CC Unit Holders redeem their CC Units, our membership interest in Cactus Companies will be correspondingly increased, the number of shares of Class A Common Stock outstanding will be increased, and the number of shares of Class B Common Stock outstanding will be reduced.
Any exercise by Cactus Companies or Cactus Inc. of the right to acquire redeemed CC Units for cash must be approved by our Board. To date, neither Cactus Inc. nor Companies have elected to acquire CC Units for cash in connection with exchanges by CC Unit Holders. It is the policy of Cactus Inc. that any exercise by Cactus Inc. or Cactus Companies of the right to acquire redeemed CC Units for cash must be approved by a majority of those members of our Board who have no interest in such transaction.

Under the Cactus Companies LLC Agreement, we have the right to determine when distributions will be made to CC Unit Holders and the amount of any such distributions. If we authorize a distribution, generally, such distribution will be made to the holders of CC Units on a pro rata basis in accordance with their respective percentage ownership of CC Units. Cactus Companies may make non-pro rata distributions to its members to fund an acquisition.
The holders of CC Units, including us, will generally incur U.S. federal, state and local income taxes on their proportionate share of any taxable income of Cactus Companies and will be allocated their proportionate share of any taxable loss of Cactus Companies. Net profits and net losses of Cactus Companies generally will be allocated to holders of CC Units on a pro rata basis in accordance with their respective percentage ownership of CC Units, except that certain non pro rata adjustments will be required to be made to reflect built-in gains and losses and tax depletion, depreciation and amortization with respect to such built-in gains and losses. To the extent Cactus Companies has available cash and subject to the terms of any current or future credit agreements or debt instruments, we intend to cause Cactus Companies to make (i) pro rata distributions to the holders of CC Units, including us, in an amount at least sufficient to allow us to pay our taxes and make payments under the Tax Receivable Agreement with TRA Holders (as defined below) and (ii) non pro rata payments to Cactus Inc. to reimburse us for our corporate and other overhead expenses incurred by us in connection with serving as a managing member of Cactus Companies.
The Cactus Companies LLC Agreement provides that, except as otherwise determined by us, at any time we issue a share of our Class A Common Stock or any other equity security, the net proceeds received by us with respect to such issuance, if any, shall be concurrently invested in Cactus Companies, and Cactus Companies shall issue to us one CC Unit or other economically equivalent equity interest. Conversely, if at any time, any shares of our Class A Common Stock are redeemed, repurchased or otherwise acquired, Cactus Companies shall redeem, repurchase or otherwise acquire an equal number of CC Units held by us, upon the same terms and for the same price, as the shares of our Class A Common Stock are redeemed, repurchased or otherwise acquired.
Cactus Companies will be dissolved only upon the first to occur of (i) the sale of substantially all of its assets or (ii) an election by us to dissolve the company. Upon dissolution, Cactus Companies will be liquidated and the proceeds from any liquidation will be applied and distributed in the following manner: (a) first, to creditors (including to the extent permitted by law, creditors who are members) in satisfaction of the liabilities of Cactus Companies, (b) second, to establish cash reserves for contingent or unforeseen liabilities and (c) third, to the members in proportion to the number of CC Units owned by each of them.
Tax Receivable Agreement
In connection with our IPO, we entered into the TRA with certain direct and indirect owners of Cactus LLC (the “TRA Holders”). Following completion of the CC Reorganization, the TRA Holders are certain direct and indirect owners of Cactus Companies and prior direct and indirect owners of Cactus LLC.
Cactus LLC made (and, in connection with the completion of the CC Reorganization and the Merger, Cactus Companies made) for itself (and for each of its direct or indirect subsidiaries treated as a partnership for U.S. federal income tax purposes and that it controls) an election under Section 754 of the Internal Revenue Code (the “Code”), effective for 2018 and each taxable year in which a redemption of CW Units pursuant to the CW Unit Redemption Right or the CW Unit Call Right occurred (and, in the Cactus Companies and following the completion of the CC Reorganization and the Merger, effective for 2023 and each taxable year in which a redemption of CC Units pursuant to the CC Unit Redemption Right or the CC Unit Call Right occurs). Pursuant to the Section 754 election, redemptions of CW Units pursuant to the CW Unit Redemption Right or the CW Unit Call Right were expected (and, in the case of redemptions of CC Units pursuant to the CC Unit Redemption Right or the CC Unit Call Right, are expected) to result in adjustments to the tax basis of the tangible and intangible assets of Cactus LLC and Cactus Companies. These adjustments were, and will be, allocated to Cactus Inc. Such adjustments to the tax basis of the tangible and intangible assets of Cactus LLC (or of Cactus Companies) would not have been available to Cactus Inc. absent its acquisition or deemed acquisition of CW Units pursuant to the exercise of the CW Unit Redemption Right or the CW Unit Call Right (or CC Units pursuant to the exercise of the CC Unit Redemption

Right or the CC Unit Call Right). In addition, the repayment of borrowings outstanding under the Cactus LLC term loan facility resulted in adjustments to the tax basis of the tangible and intangible assets of Cactus LLC, a portion of which was allocated to Cactus Inc.
These basis adjustments are expected to increase (for tax purposes) Cactus Inc.’s depreciation and amortization deductions and may also decrease Cactus Inc.’s gains (or increase its losses) on future dispositions of certain assets to the extent tax basis is allocated to those assets. Such increased deductions and losses and reduced gains may reduce the amount of tax that Cactus Inc. would otherwise be required to pay in the future.
The TRA generally provides for the payment by Cactus Inc. to each TRA Holder of 85% of the net cash savings, if any, in U.S. federal, state and local income tax and franchise tax that Cactus Inc. actually realizes or is deemed to realize in certain circumstances as a result of (i) certain increases in tax basis that occur as a result of Cactus Inc.’s acquisition (or deemed acquisition for U.S. federal income tax purposes) of all or a portion of such TRA Holder’s CW Units in connection with CW Unit exchanges or pursuant to the exercise of the CW Unit Redemption Right or the CW Unit Call Right (following the completion of the CC Reorganization and the Merger, CC Units in connection with CC Unit exchanges or pursuant to the exercise of the CC Unit Redemption Right or the CC Unit Call Right), (ii) certain increases in tax basis resulting from the repayment of borrowings outstanding under Cactus LLC’s term loan facility (following the completion of the CC Reorganization and the Merger, Cactus Companies’ term loan facility) and (iii) imputed interest deemed to be paid by Cactus Inc. as a result of, and additional tax basis arising from, any payments Cactus Inc. makes under the TRA. We will retain the benefit of the remaining 15% of the cash savings.
The payment obligations under the TRA are Cactus Inc.’s obligations and not obligations of Cactus LLC or Cactus Companies, and we expect that the payments we will be required to make under the TRA will be substantial. We have determined that it is more likely than not that actual cash tax savings will be realized by Cactus Inc. from the tax benefits resulting from our IPO (and the related transactions), the subsequent follow-on equity offerings and other CC Unit exchanges. Future exchanges of CC Units create additional liability and follow the same accounting procedures. Estimating the amount and timing of payments that may become due under the TRA is by its nature imprecise and the assumptions used in the estimate can change. For purposes of the TRA, net cash savings in tax generally will be calculated by comparing Cactus Inc.’s actual tax liability (determined by using the actual applicable U.S. federal income tax rate and an assumed combined state and local income tax rate) to the amount it would have been required to pay had it not been able to utilize any of the tax benefits subject to the TRA. The amounts payable, as well as the timing of any payments under the TRA, are dependent upon significant future events and assumptions, including the timing of the redemption of CC Units, the price of our Class A Common Stock at the time of each redemption, the extent to which such redemptions are taxable transactions, the amount of the redeeming unit holder’s tax basis in its CC Units at the time of the relevant redemption, the depreciation and amortization periods that apply to the increase in tax basis, the amount and timing of taxable income we generate in the future and the U.S. federal income tax rate then applicable, and the portion of Cactus Inc.’s payments under the TRA that constitute imputed interest or give rise to depreciable or amortizable tax basis.
A delay in the timing of redemptions of CC Units, holding other assumptions constant, would be expected to decrease the discounted value of the amounts payable under the TRA as the benefit of the depreciation and amortization deductions would be delayed and the estimated increase in tax basis could be reduced as a result of allocations of Cactus Companies taxable income to the redeeming unit holder prior to the redemption. Stock price increases or decreases at the time of each redemption of CC Units would be expected to result in a corresponding increase or decrease in the undiscounted amounts payable under the TRA in an amount equal to 85% of the tax-effected change in price. The amounts payable under the TRA are dependent upon Cactus Inc. having sufficient future taxable income to utilize the tax benefits on which it is required to make payments under the TRA. If Cactus Inc.’s projected taxable income is significantly reduced, the expected payments would be reduced to the extent such tax benefits do not result in a reduction of Cactus Inc.’s future income tax liabilities.
It is possible that future transactions or events could increase or decrease the actual tax benefits realized and the corresponding liability from the TRA. Moreover, there may be a negative impact on our liquidity if, as a result of timing discrepancies or otherwise, (i) the payments under the TRA exceed the actual benefits we realize in respect of the tax attributes subject to the TRA or (ii) distributions to Cactus Inc. by Cactus LLC are not sufficient to permit Cactus Inc. to make payments under the TRA after it has paid its taxes and other obligations. The payments under the TRA are not conditional on a holder of rights under the TRA having a continued ownership interest in either Cactus LLC or Cactus Inc.
In addition, although we are not aware of any issue that would cause the Internal Revenue Service (“IRS”) or other relevant tax authorities to challenge potential tax basis increases or other tax benefits covered under the TRA, the TRA Holders will not reimburse us for any payments previously made under the TRA if such basis increases or other benefits are subsequently disallowed, except that excess payments made to any such holder will be netted against payments otherwise to be made, if any, to such holder after our determination of such excess. As a result, in such circumstances, Cactus Inc. could make payments that are greater than its actual cash tax savings, if any, and may not be able to recoup those payments.
The term of the TRA commenced upon completion of our IPO and will continue until all tax benefits that are subject to the TRA have been utilized or expired, unless we exercise our right to terminate the TRA. In the event that the TRA is not terminated, the payments under the TRA, which commenced in 2019, will continue for approximately 20 years after the date of the last redemption of CC Units. Accordingly, it is expected that payments will continue to be made under the TRA for more than 20 years. If we elect to terminate the TRA early (or it is terminated early due to certain mergers, asset sales, other forms of business combinations or other changes of control), our obligations under the TRA would accelerate and we would be required to make an immediate payment equal to the present value of the anticipated future payments to be made by us under the TRA (determined by applying a discount rate of one-year LIBOR plus 150 basis points) and such payment is expected to be substantial. The calculation of anticipated future payments will be based upon certain assumptions and deemed events set forth in the TRA, including the assumptions that (i) we have sufficient taxable income to fully utilize the tax benefits covered by the TRA and (ii) any CW Units (other than those held by Cactus Inc.) outstanding on the termination date are deemed to be redeemed on the termination date. Any early termination payment may be made significantly in advance of the actual realization, if any, of the future tax benefits to which the termination payment relates. Assuming no material changes in the relevant tax law, we expect that if the TRA was terminated as of December 31, 2022, the estimated termination payments, based on the assumptions discussed above, would be approximately $291.2 million (calculated using a discount rate equal to one-year LIBOR plus 150 basis points, applied against an undiscounted liability of $456.6 million). A 10% increase in the price of our Class A Common Stock at December 31, 2022 would have increased the discounted liability by $10.8 million to $302.0 million (an undiscounted increase of $18.3 million to $474.9 million), and likewise, a 10% decrease in the price of our Class A Common Stock at December 31, 2022 would have decreased the discounted liability by $10.8 million to $280.4 million (an undiscounted decrease of $18.3 million to $438.3 million).
The TRA provides that in the event that we breach any of our material obligations under the TRA, whether as a result of (i) our failure to make any payment when due (including in cases where we elect to terminate the TRA early, the TRA is terminated early due to certain mergers, asset sales, or other forms of business combinations or changes of control or we have available cash but fail to make payments when due under circumstances where we do not have the right to elect to defer the payment, as described below), (ii) our failure to honor any other material obligation under it or (iii) by operation of law as a result of the rejection of the TRA in a case commenced under the U.S. Bankruptcy Code or otherwise, then the TRA Holders may elect to treat such breach as an early termination, which would cause all our payment and other obligations under the TRA to be accelerated and become due and payable applying the same assumptions described above.
As a result of either an early termination or a change of control, we could be required to make payments under the TRA that exceed our actual cash tax savings under the TRA. In these situations, our obligations under the TRA could have a substantial negative impact on our liquidity and could have the effect of delaying, deferring or preventing certain mergers, asset sales, or other forms of business combinations or changes of control.
Decisions we make in the course of running our business, such as with respect to mergers, asset sales, other forms of business combinations or other changes in control, may influence the timing and amount of payments that are received by the TRA Holders under the TRA. For example, the earlier disposition of assets following a redemption of CW Units may accelerate payments under the TRA and increase the present value of such payments, and the disposition of assets before a redemption of CW Units may increase the TRA Holders’ tax liability without giving rise to any rights of the TRA Holders to receive payments under the TRA. Such effects may result in differences or conflicts of interest between the interests of the TRA Holders and other shareholders.
Payments generally are due under the TRA within five business days following the finalization of the schedule with respect to which the payment obligation is calculated. However, interest on such payments will begin to accrue from the due date (without extensions) of our U.S. federal income tax return for the period to which such payments relate until such payment date at a rate equal to one-year LIBOR plus 150 basis points. Except in cases where we elect to terminate the TRA early or it is otherwise terminated as described above, generally we may elect to defer payments due under the TRA if we do not have available cash to satisfy our payment obligations under the TRA. Any such deferred payments under the TRA generally will accrue interest from the due date for such payment until the payment date at a rate of one-year LIBOR plus 550 basis points. However, interest will accrue from the due date for such payment until the payment date at a rate of one-year LIBOR plus 150 basis points if we are unable to make such payment as a result of limitations imposed by our credit facility. We have no present intention to defer payments under the TRA.
Because we are a holding company with no operations of our own, our ability to make payments under the TRA is dependent on the ability of Cactus Companies to make distributions to us in an amount sufficient to cover our obligations under the TRA. This ability, in turn, may depend on the ability of Cactus Companies’ subsidiaries to make distributions to it. The ability of Cactus Companies, its subsidiaries and other entities in which it directly or indirectly holds an equity interest to make such distributions will be subject to, among other things, the applicable provisions of Delaware law (or other applicable jurisdiction) that may limit the amount of funds available for distribution and restrictions in relevant debt instruments issued by Cactus Companies or its subsidiaries and other entities in which it directly or indirectly holds an equity interest. Additionally, distributions made by Cactus Companies generally require pro-rata distribution among all its members, which could be significant. To the extent that we are unable to make payments under the TRA for any reason, such payments will be deferred and will accrue interest until paid.
Three of our independent directors, Messrs. McGovern, O’Donnell and Rothstein (directly and through trusts established for the benefit of Mr. Rothstein’s family), have the right to receive payments under the Tax Receivable Agreement in respect of CW Units (now CC Units) owned by them at the time of our IPO that were subsequently redeemed. In 2022, Messrs. McGovern and O’Donnell received payments, net of administrative fees, under the TRA of approximately $18 thousand and $14 thousand, respectively. Mr. Rothstein did not receive any payments with respect to the TRA in 2022. Cactus WH Enterprises, a company controlled by Scott Bender and Joel Bender, received approximately $3.2 million in payments, net of administrative fees, during 2022 under the TRA in respect of CW Units previously owned by them. In addition, Stephen Tadlock and Steven Bender also received payments, net of administrative fees, under the TRA of approximately $4 thousand and $0.2 million, respectively, during 2022 in respect of CW Units previously owned by them.
Registration Rights Agreement
In connection with our IPO, we entered into a registration rights agreement (the “Registration Rights Agreement”) with Cadent, Cactus WH Enterprises and Lee Boquet. As Cadent no longer owns any “Registrable Securities,” as defined in the Registration Rights Agreement, references herein to the “Registration Rights Holders” refer to Cactus WH Enterprises and Lee Boquet. Pursuant to the Registration Rights Agreement, we agreed to register the sale of shares of Class A Common Stock by the Registration Rights Holders under certain circumstances as described below.
On February 28, 2022, we filed a registration statement on Form S-3 to replace an expiring shelf registration statement to, among other things, permit the resale by the Registration Rights Holders of shares of Class A Common Stock issuable upon the exercise of redemption rights. If at any time we are not eligible to register the sale of our securities on Form S-3, Cactus WH Enterprises will have the right to request three “demand” registrations, provided that the aggregate amount of registrable securities that are requested to be included in such demand registration is at least $25,000,000. Further, the Registration Rights Holders and certain of their assignees will have customary “piggyback” registration rights.
Upon the demand of a Registration Rights Holder, we will facilitate in the manner described in the Registration Rights Agreement a “takedown” of Class A Common Stock off of an effective shelf registration statement. A shelf takedown may take the form of an underwritten public offering provided that the aggregate amount of registrable securities that are requested to be included in such offering is at least $25,000,000.
These registration rights are subject to certain conditions and limitations, including the right of the underwriters to limit the number of shares to be included in a registration and our right to delay or withdraw a registration statement under certain circumstances. Also, any demand for a registered offering or a takedown and the exercise of any piggyback registration rights will be subject to the constraints of any applicable lock-up arrangements. In addition, we may postpone the filing of a demanded registration statement, suspend the initial effectiveness of any shelf registration statement or delay offerings and sales under any effective shelf registration statement for a reasonable “blackout period” not in excess of 90 days if our Board determines that such registration or offering could materially interfere with a bona fide business, acquisition or divestiture or financing transaction or is reasonably likely to require premature disclosure of information, the premature disclosure of which could materially and adversely affect us; provided that we shall not delay the filing of any demanded registration statement more than once in any 12-month period.
We will generally pay all registration expenses in connection with our obligations under the registration rights agreement, regardless of whether a registration statement is filed or becomes effective.
Amended and Restated Stockholder’s Agreement
In connection with our IPO, we entered into a stockholders’ agreement (the “Stockholders’ Agreement”) with Cadent and Cactus WH Enterprises. The Stockholders’ Agreement was subsequently amended in 2021 after Cadent withdrew from the Agreement. The Amended and Restated Stockholders’ Agreement provided Cactus WH Enterprises, but not Cadent, with the right to designate a certain number of nominees to our Board (“CWHE Directors”) so long as it and its respective affiliates collectively beneficially own at least 5% of the outstanding shares of our common stock as set forth below. Among other things, the Stockholders’ Agreement provided Cactus WH Enterprises with the right to designate a number of nominees (each, a “CWHE Director”) to our Board such that:
•at least 50% of the directors on our Board would be CWHE Directors for so long as Cactus WH Enterprises and its affiliates collectively beneficially owned at least 20% of the outstanding shares of Common Stock;
•at least 25% of the directors on our Board would be CWHE Directors for so long as Cactus WH Enterprises and its affiliates collectively beneficially owned less than 20% but at least 10% of the outstanding shares of Common Stock;
•at least one of the directors on our Board would be a CWHE Director for so long as Cactus WH Enterprises and its affiliates collectively beneficially owned less than 10% but at least 5% of the outstanding shares of Common Stock; and
•once Cactus WH Enterprises and its affiliates collectively owned less than 5% of the outstanding shares of Common Stock, Cactus WH Enterprises would not have any Board designation rights.
In the event that the percentage ownership of Cactus WH Enterprises declined such that the number of CWHE Directors exceeded the number of directors that Cactus WH Enterprises was then entitled to designate to our Board under the Stockholders’ Agreement, then if requested by the Company, Cactus WH Enterprises had to take such actions as would be reasonably necessary to remove such excess CWHE Directors from our Board.
Scott Bender, Joel Bender and Alan Semple were each deemed designated by Cactus WH Enterprises.

Pursuant to the Stockholders’ Agreement, the Company and Cactus WH Enterprises were required to take all necessary action, to the fullest extent permitted by applicable law (including with respect to any fiduciary duties under Delaware law), to cause the election of the nominees designated by Cactus WH Enterprises.
The rights granted to Cactus WH Enterprises to designate directors were additive to and not intended to limit in any way the rights that Cactus WH Enterprises or any of its affiliates may have had to nominate, elect or remove our directors under our amended and restated certificate of incorporation, our amended and restated bylaws or the Delaware General Corporation Law. The Stockholders’ Agreement terminated on January 29, 2023.
Non-Exclusive Aircraft Lease Agreements
In January 2022, Cactus LLC entered into a Non-Exclusive Aircraft Lease Agreement (the “SusieAir Lease”) with SusieAir, LLC (“SusieAir”), an entity wholly owned by Mr. Scott Bender, pursuant to which Cactus LLC leases an aircraft, excluding crew, from SusieAir. Under the SusieAir Lease, the aircraft may be subject to use by other lessees. The SusieAir Lease has an initial term of one year and automatically renews for successive one year terms unless either party gives at least 15 days’ advance notice of its intention to terminate the agreement. The SusieAir Lease shall terminate automatically upon a sale or total loss of the aircraft or at any time, upon 30 days’ written notice by either party. The SusieAir Lease generally provides that Cactus LLC will indemnify SusieAir from liabilities arising from the operation of the aircraft. Under the agreement, Cactus LLC pays SusieAir a base hourly rent of $2,500 per flight hour of use of the aircraft, payable monthly, for the hours of aircraft operation during the prior calendar month. During 2022, total expense recognized in connection with these rentals totaled $0.2 million. As of December 31, 2022, we owed less than $0.1 million to SusieAir, which amount is included in accounts payable in the consolidated balance sheets. Cactus LLC is also responsible for employing pilots and certain fuel true up fees. Mr. Scott Bender and Mr. Joel Bender reimburse the Company for their personal use of the pilots employed by Cactus LLC, paying the Company up to $2,350 per day for their personal use of the pilots employed by the Company, depending on how many company pilots are utilized for the day.
Employment Agreements
We have entered into employment agreements and non-compete agreements with Scott Bender, our Chief Executive Officer, and Joel Bender, our Chief Operating Officer. Mr. Tadlock has an agreement providing him severance pay under certain circumstances. For more information, please read “Compensation Discussion and Analysis—Employment, Severance, and Change-in-Control Agreements—Employment Agreements.”

PROPOSAL TWO:
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM
The Audit Committee has appointed PwC as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2023. The audit of the Company’s consolidated financial statements for the fiscal year ended December 31, 2022 was completed by PwC on March 1, 2023.
The Board is submitting the appointment of PwC for ratification at the Annual Meeting. The submission of this matter for approval by stockholders is not legally required, but the Board and the Audit Committee believe the submission provides an opportunity for stockholders through their vote to communicate with the Board and the Audit Committee about an important aspect of corporate governance. If the stockholders do not ratify the appointment of PwC, the Audit Committee will reconsider the appointment of that firm as the Company’s auditors.
The Audit Committee has the sole authority and responsibility to retain, evaluate and replace our auditors. The stockholders’ ratification of the appointment of PwC does not limit the authority of the Audit Committee to change auditors at any time.
A representative of PwC is expected to be available to answer appropriate questions at the Annual Meeting and will have the opportunity to make a statement if he or she so desires.
Audit and Other Fees
The table below sets forth the aggregate fees billed or expected to be billed by PwC, our independent registered public accounting firm, for services rendered for each of the last two fiscal years:

	2022	2021
	(in thousands)
Audit Fees(1)	$1,695	$1,722
Audit-Related Fees(2)	1	1
Tax Fees(3)	10	—
All Other Fees(4)	21	—
Total	$1,727	$1,723
(1)    Audit fees consist of the aggregate fees billed or expected to be billed for professional services rendered for (i) the audit of annual financial statements, (ii) reviews of our quarterly financial statements, (iii) statutory audits, (iv) research necessary to comply with generally accepted accounting principles and (v) other filings with the SEC, including consents and comfort letters.
(2)    Audit-related fees represent subscription fees to access the PwC Audit Disclosure Checklist.
(3)    Tax fees represent non-audit related tax services consisting of tariff impact assessments and follow-on country of origin rulings pursuant to the U.S. Customs and Border Protection standards.
(4)    All other fees consist of subscription fees for PwC ProEdge, an online, self-study training platform.
The charter of the Audit Committee and its pre-approval policy require that the Audit Committee review and pre-approve the plan and scope of our independent registered public accounting firm’s audit, audit-related, tax and other services. During 2022 and 2021, all audit and non-audit services were pre-approved by the Audit Committee.
Vote Required
Approval of Proposal TWO requires the affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy and entitled to be voted on the matter at the Annual Meeting.

Recommendation
The Board unanimously recommends that stockholders vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2023.

AUDIT COMMITTEE REPORT
The Audit Committee’s principal purpose is to assist the Board with its responsibilities related to the oversight of (i) the integrity of our financial statements, (ii) our compliance with legal and regulatory requirements, (iii) the qualifications, independence and performance of our independent registered public accounting firm, and (iv) the effectiveness and performance of our internal audit function.
Our management is responsible for the preparation, presentation and integrity of our consolidated financial statements, accounting and financial reporting principles and system of internal control over financial reporting. Our independent registered public accounting firm is responsible for performing an independent audit of our consolidated financial statements in accordance with auditing standards generally accepted in the United States of America, auditing our internal control over financial reporting and issuing reports thereon. While the Audit Committee has the responsibilities set forth in its charter and our management and independent registered public accounting firm are accountable to the Audit Committee, it is not the duty of the Audit Committee to plan or conduct audits or to determine that our consolidated financial statements are complete and accurate or in accordance with generally accepted accounting principles and applicable laws, rules and regulations.
In performing its oversight role, the Audit Committee has reviewed and discussed with our management and independent registered public accounting firm the audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2022, including a discussion of the quality, not just the acceptability, of the accounting principles applied, the reasonableness of significant judgments and the clarity of disclosures in our consolidated financial statements. The Audit Committee has also evaluated the qualifications, independence and performance of our independent registered public accounting firm, considering a number of factors, including the historical and recent performance of the firm and lead partner, its internal quality control procedures, its knowledge of our operations and industry, relationships that may impact its independence, and external data relating to audit quality and performance. The Audit Committee recognizes the importance of maintaining the independence of our independent registered public accounting firm, in both fact and appearance.
The Audit Committee has also discussed with our independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC. The Audit Committee has received the written disclosures and the written statement from our independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence and has discussed with the independent registered public accounting firm its independence. In years where there is a provision of non-audit services, the Audit Committee will consider whether the provision of such services is compatible with maintaining our independent registered public accounting firm’s independence.
In reliance on the reviews and discussions described in this Audit Committee Report, and subject to the limitations on the roles and responsibilities of the Audit Committee referred to herein and in its charter, the Audit Committee recommended to the Board that the audited consolidated financial statements for the year ended December 31, 2022 be included in our Annual Report on Form 10-K for the year ended December 31, 2022, which was filed with the SEC on March 1, 2023.

Audit Committee of the Board of Directors of Cactus, Inc.
Alan Semple (Chairman) Melissa Law Michael McGovern John (Andy) O’Donnell Tym Tombar

PROPOSAL THREE: AMENDMENT OF THE COMPANY’S LONG-TERM INCENTIVE PLAN
Background
We are asking our stockholders to approve the addition of 2,500,000 shares of our Class A Common Stock to the Cactus, Inc. Long-Term Incentive Plan (as amended as of November 25, 2019, the “LTIP”). If the resolution for the LTIP amendment receives the requisite stockholder approval, this amendment will be reflected in the LTIP, which will be restated as of the date of the 2023 Annual Meeting. Except for the share increase, all other terms and conditions of the LTIP will remain the same.
We use awards under the LTIP to attract, retain and motivate qualified persons to serve as employees, directors, consultants, and other individual service providers while aligning the interests of these individuals with our Stockholders. Because past awards granted under the LTIP have depleted the number of shares of our Class A Common Stock reserved under the LTIP, our compensation committee deemed the proposed increase advisable in order to ensure that sufficient shares would be available for the compensation committee, in its sole discretion, to continue to make future grants of equity awards to such individuals which now include FlexSteel employees.
As of March 27, 2023, 529,617 shares of our Class A Common Stock remained available for grant as awards under the LTIP, assuming outstanding performance-based awards vest at target performance levels.
We want to ensure that we have sufficient shares of our Class A Common Stock to satisfy our estimated LTIP value needs for future awards. Absent an increase in shares of our Class A Common Stock available under the LTIP, it may be difficult to attract, retain and motivate qualified persons without a significant increase in cash compensation to bring their compensation up to market-competitive values. Accordingly, we believe that the benefits to our stockholders resulting from the ability to grant share-based incentive awards to our employees, directors, consultants and other individual service providers outweigh the potential dilutive effect of the increased number of shares of our Class A common stock available for issuance as awards under the LTIP.
The following description reflects the terms and conditions of the LTIP as proposed to be amended and is not intended to be complete. We refer you to the copy of the LTIP included as Appendix A: Cactus Inc., Long-Term Incentive Plan (amended and restated effective May 16, 2023).
Description of the LTIP
LTIP Share Limits. Subject to adjustment in the event of certain transactions or changes of capitalization in accordance with the LTIP, a total of 3,000,000 shares of our Class A common stock (referred to as our common stock within this LTIP description) are currently reserved for issuance pursuant to awards under the LTIP. This number would increase to 5,500,000 if our stockholders approve the increase in shares we are requesting in this proposal. The total number of shares reserved for issuance under the LTIP may be issued pursuant to incentive stock options (which generally are stock options that meet the requirements of Section 422 of the Code). Common stock subject to an award that expires or is canceled, forfeited, exchanged, settled in cash or otherwise terminated without delivery of shares will again be available for delivery pursuant to other awards under the LTIP. However, shares withheld to pay the exercise price of, or to satisfy the withholding obligations with respect to, an award; shares that are subject to a stock option or SAR but that are not delivered as a result of the net settlement or net exercise of such award; and shares that are repurchased on the open market with the proceeds of a stock option’s exercise price will not become available for delivery pursuant to other awards under the LTIP.
Individual Share Limits. Non-employee members of the Board may not receive awards in excess of 100,000 shares of common stock or, if greater, awards valued in excess of $1,500,000 in any calendar year; provided, that, for any calendar year in which a non-employee member of the Board first commences service on the Board, such limits may be doubled.
Administration. The Board has broad discretion to administer the LTIP, and has delegated to the Compensation Committee (referred to as the “Plan Administrator” within this LTIP description) the authority to administer the LTIP, including the power to determine the eligible individuals to whom awards will be granted, the number and type of awards to be granted, the terms and conditions of awards and the ability to accelerate the vesting or exercise of any award and make all other determinations and take all other actions necessary or advisable for the administration of the LTIP. In addition, the Board has granted limited authority to Scott Bender, our Chief Executive Officer, to make awards under the LTIP to certain individuals who are not executive officers.
Eligibility. Any individual who is our officer or employee or an officer or employee of any of our affiliates, and any other person who provides services to us or our affiliates, including members of our Board, is eligible to receive awards under the LTIP at the discretion of the Plan Administrator.
Stock Options. The Plan Administrator may grant incentive stock options (“ISOs”) and options that do not qualify as incentive stock options (“NQSOs”), except that ISOs may only be granted to persons who are our employees or employees of one of our subsidiaries, in accordance with Section 422 of the Code. The exercise price of a stock option generally cannot be less than 100% of the fair market value of a share of our common stock on the date on which the option is granted and the option must not be exercisable for longer than ten years following the date of grant. In the case of an ISO granted to an individual who owns (or is deemed to own) at least 10% of the total combined voting power of all classes of our capital stock, the exercise price of the stock option must be at least 110% of the fair market value of a share of our common stock on the date of grant and the option must not be exercisable more than five years from the date of grant.
Stock Appreciation Rights ("SARs"). A SAR is the right to receive an amount equal to the excess of the fair market value of one share of our common stock on the date of exercise over the grant price of the SAR. The grant price of a SAR generally cannot be less than 100% of the fair market value of a share of our common stock on the date on which the SAR is granted. The term of a SAR may not exceed ten years. SARs may be granted in connection with, or independent of, a stock option. SARs may be paid in cash, common stock or a combination of cash and common stock, as determined by the Plan Administrator.
Restricted Stock. Restricted stock is a grant of shares of common stock subject to the restrictions on transferability and risk of forfeiture imposed by the Plan Administrator. In the discretion of the Plan Administrator, dividends distributed prior to vesting may be subject to the same restrictions and risk of forfeiture as the restricted stock with respect to which the distribution was made.
Restricted Stock Units. A restricted stock unit is a right to receive cash, common stock or a combination of cash and common stock at the end of a specified period equal to the fair market value of one share of our common stock on the date of vesting. Restricted stock units may be subject to the restrictions, including a risk of forfeiture, imposed by the Plan Administrator.
Stock Awards. A stock award is a transfer of unrestricted shares of our common stock on terms and conditions determined by the Plan Administrator.
Dividend Equivalents. Dividend equivalents entitle an individual to receive cash, shares of common stock, other awards, or other property equal in value to dividends or other distributions paid with respect to a specified number of shares of our common stock. Dividend equivalents may be awarded on a free-standing basis or in connection with another award (other than an award of restricted stock or a stock award). The Plan Administrator may provide that dividend equivalents will be paid or distributed when accrued or at a later specified date, and if granted in tandem with another award, absent a contrary provision in the applicable award agreement, such dividend equivalents will be subject to the same restrictions and risk of forfeiture as the corresponding award with respect to which the dividend equivalents were granted.
Other Stock-Based Awards. Subject to limitations under applicable law and the terms of the LTIP, the Plan Administrator may grant other awards related to our common stock. Such awards may include, without limitation, awards that are convertible or exchangeable debt securities, other rights convertible or exchangeable into our common stock, purchase rights for common stock, awards with value and payment contingent upon our performance or any other factors designated by the Plan Administrator, and awards valued by reference to the book value of our common stock or the value of securities of, or the performance of, our affiliates.
Cash Awards. The LTIP permits the grant of awards denominated in and settled in cash as an element of or supplement to, or independent of, any award under the LTIP.
Substitute Awards. Awards may be granted in substitution or exchange for any other award granted under the LTIP or any other right of an eligible person to receive payment from us. Awards may also be granted under the LTIP in substitution for similar awards held by individuals who become eligible persons as a result of a merger, consolidation or acquisition of another entity or the assets of another entity by or with us or one of our affiliates.
Performance Awards. Performance awards represent awards with respect to which a participant's right to receive cash, shares of our common stock, or a combination of both, is contingent upon the attainment of one or more specified performance measures during a specified period. The Plan Administrator will determine the applicable performance period, the performance goals and such other conditions that apply to each performance award. The Plan Administrator may use any business criteria and other measures of performance it deems appropriate in establishing the performance goals applicable to a performance award.
Recapitalization. In the event of certain changes to our capitalization that result in subdivision or consolidation of the shares of common stock (e.g., by reclassification, stock split, reverse stock split, or the issuance of a distribution on common stock payable in stock) or any other corporate transaction that would be considered an equity restructuring, appropriate adjustments will be made by the Committee as to the number, kind, and price of shares subject to outstanding awards, the number and kind of shares available for issuance under the plan, and any limitations on the number of awards that may be granted to particular classes of eligible persons.
Change in Control. In the event of a change in control or other changes to us or our common stock, the Plan Administrator may, in its discretion, (i) accelerate the time of exercisability of an award, (ii) require awards to be surrendered in exchange for a cash payment (including canceling a stock option or SAR for no consideration if it has an exercise price or grant price less than the value paid in the transaction), (iii) cancel awards that remain subject to a restricted period as of the date of the change in control or other event without payment, or (iv) make any other adjustments to awards that the Plan Administrator deems appropriate to reflect the applicable transaction or event.
No Repricing. Except in connection with (i) the issuance of substitute awards granted to new service providers in connection with a transaction or (ii) in connection with adjustments to awards granted under the LTIP as a result of a transaction or recapitalization involving us, without the approval of the stockholders of the Company, the terms of an outstanding option or SAR may not be amended to reduce the exercise price or grant price or to take any similar action that would have the same economic result.
Minimum Vesting. All awards, and tranches or portions thereof, granted under the LTIP on and after November 25, 2019 are subject to a minimum vesting period of one year measured from the date of grant, provided, however, that up to 5% of the total number of shares of common stock remaining available for issuance under the LTIP as of such date may be granted without regard to this minimum vesting period, however, the Plan Administrator may still provide for accelerated vesting in the event of an earlier Change in Control (as defined in the LTIP) or termination of service and any shares of common stock issued as a result of such accelerated vesting shall not count against the 5% limit described above. Additionally, awards granted in connection with a merger, acquisition or similar transaction in substitution for stock awards granted by a previously-unrelated entity are not subject to the minimum vesting provisions and will not count against the 5% limit described above.
Clawback. All awards granted under the LTIP are subject to reduction, cancelation or recoupment under any written clawback policy that we may adopt and that we determine should apply to awards under the LTIP.
Amendment and Termination. The LTIP will automatically expire on the tenth anniversary of its effective date. The Plan Administrator may amend or terminate the LTIP at any time, subject to stockholder approval if required by applicable law, rule or regulation, including the rules of the stock exchange on which our shares of common stock are listed. The Plan Administrator may amend the terms of any outstanding award granted under the LTIP at any time so long as the amendment would not materially and adversely affect the rights of a participant under a previously granted award without the participant's consent.
Tax Effects of Awards under the LTIP
The following is a general summary of the federal income tax consequences of awards granted under the LTIP. This discussion is based on statutory provisions, Treasury regulations thereunder, judicial decisions and rulings of the Internal Revenue Service in effect on the date of this proxy statement. This general summary does not purport to be complete, does not describe any state, local or non-U.S. tax consequences, and does not address issues related to the tax circumstances of any particular recipient of an award under the LTIP.
Stock Awards. The recipient of a stock award will recognize ordinary income upon the receipt of common stock in satisfaction of the award, in an amount equal to the fair market value of the common stock received.
Restricted Stock Awards. The recipient of a restricted stock award will not recognize income upon the grant of restricted stock if such restricted stock is subject to a substantial risk of forfeiture for federal income tax purposes. If the recipient makes an election under Section 83(b) of the Internal Revenue Code within 30 days after the transfer of the restricted stock to him or her, he or she will recognize ordinary income in the year of receipt in an amount equal to the excess of the fair market value of the shares at the time of transfer over the amount paid, if any, by the recipient for the shares. In addition, after the Section 83(b) election, the recipient will be treated as a stockholder for tax purposes. If the recipient does not make a Section 83(b) election, the recipient will recognize ordinary income when the forfeiture restrictions lapse, in an amount equal to the excess of the fair market value of the common stock on the date the forfeiture restrictions lapse over the amount paid, if any, for the common stock. A recipient that does not make a Section 83(b) election will not be treated as a stockholder for tax purposes until the forfeiture restrictions lapse.
Restricted Stock Units. The recipient of a restricted stock unit award will not recognize income at the time of the award. Upon the payment of cash or transfer of common stock in satisfaction of the award, the recipient will recognize ordinary compensation income equal to the fair market value of any cash or common stock received.
Stock Options. There are no federal income tax consequences to optionees upon the grant of an option to purchase common stock. Generally, upon the exercise of a NQSO, the optionee will be treated as receiving compensation taxable as ordinary income in the year of exercise equal to the excess of the fair market value of the common stock on the date of exercise over the option price paid for the common stock. The holder will generally have a tax basis in any shares of common stock received pursuant to the exercise of an option that equals the fair market value of such shares on the date of exercise. Generally, upon the exercise of an ISO, the optionee does not realize any taxable income, but in some circumstances may be subject to an alternative minimum tax as a result of the exercise. If the optionee makes no disposition of the shares acquired pursuant to exercise of an ISO before the later of two years from the date of grant and one year from the date of exercise, any gain or loss realized on a subsequent disposition of the shares will be treated as a long-term capital gain or loss. If the optionee fails to hold the shares for that period, the disposal is treated as a disqualifying disposition. The gain on the disposition is ordinary income to the optionee to the extent of the difference between the exercise price and the fair market value of our common stock on the exercise date. Any excess is long-term or short-term capital gain, depending on the holding period.
Stock Appreciation Rights. The recipient of a SAR will not recognize income at the time of the award. Upon exercise of a SAR, the recipient will recognize ordinary income equal to the fair market value of any cash or common units received.
Dividend Equivalent Rights. Generally, the recipient of a dividend equivalent right will not recognize income at the time of the award. Upon a distribution with respect to a dividend equivalent right, the recipient will recognize ordinary income equal to the fair market value of any cash or shares of common stock received.

Cash Awards. The recipient will recognize ordinary compensation income upon receipt of cash pursuant to a Cash Award or, if earlier, at the time such cash is otherwise made available for the recipient to draw upon.
Deductibility and Certain Tax Code Limitations. In general, we (or our subsidiaries) may take a federal income tax deduction in an amount equal to the ordinary income recognized by a participant with respect to awards under the Plan; provided, such amounts must constitute reasonable compensation for services rendered or to be rendered and must be ordinary and necessary business expenses. Our (or our subsidiary’s) ability to obtain a deduction for future payments under the Plan could also be limited by Section 280G of the Code, which prevents the deductibility of certain excess parachute payments made in connection with a change in control of an employer. Section 162(m) of the Internal Revenue Code may limit our (or our subsidiary’s) ability to deduct compensation expense in excess of $1 million to any covered employee.
Effect of Section 409A of the Internal Revenue Code. Section 409A of the Internal Revenue Code imposes constraints on nonqualified deferred compensation, and some awards under the plan may be subject to these rules. Failure to comply with the rules under Section 409A of the Internal Revenue Code may result in the early taxation of deferred compensation and the imposition of a 20% penalty. We intend to structure awards under the Plan in a way that satisfies the applicable requirements of Section 409A of the Internal Revenue Code.
However, if any plan provision or award under the Plan, or any deferral permitted under the plan, would result in the imposition of an applicable tax under Section 409A, that plan provision or award will be reformed, and that deferral provision will be structured, to avoid imposition of the applicable tax and no action taken to comply with Section 409A shall be deemed to adversely affect the participant’s rights with respect to an award.
New Plan Benefits
Because awards under the LTIP are granted at the discretion of the Plan Administrator, we cannot determine or predict the value, number or type of awards to be granted pursuant to the LTIP, as amended. For information about the restricted stock unit and performance stock unit awards granted under the LTIP as currently in effect in 2022 to our CEO and our Named Executive Officers, see the “Grants of Plan-Based Awards” Table.
Vote Required
Approval of Proposal THREE requires the affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy and entitled to be voted on the matter at the Annual Meeting.
Recommendation of the Board
The Board unanimously recommends that stockholders vote FOR the approval of the LTIP Amendment.

STOCKHOLDER PROPOSALS; IDENTIFICATION OF DIRECTOR CANDIDATES
For any proposal to be considered for inclusion in our proxy statement and form of proxy for submission to the stockholders at our 2024 Annual Meeting of Stockholders, it must be submitted in writing and comply with the requirements of Rule 14a-8 of the Exchange Act. Such proposals are due 120 days before the anniversary of the date we release our proxy materials for the prior year, which means such proposals must be received by us at our principal executive offices (Cactus, Inc., 920 Memorial City Way, Suite 300, Houston, Texas 77024, Attn: Corporate Secretary), no later than December 6, 2023; however, if we hold our 2024 Annual Meeting of Stockholders more than 30 days before or after the anniversary of this year’s meeting, such proposals will be due within a “reasonable time” before we begin to print and send the proxy materials for our 2024 Annual Meeting of Stockholders.
Pursuant to the proxy access provision in our bylaws, in order for a stockholder or group of stockholders to include a director nominee in the Company’s proxy materials for the 2024 Annual Meeting of Stockholders, notice of the proxy access nomination must be delivered to our principal executive offices (Cactus, Inc., 920 Memorial City Way, Suite 300, Houston, Texas 77024, Attn: Corporate Secretary) not earlier than the close of business on November 6, 2023 and not later than the close of business on December 6, 2023, and the nomination must otherwise satisfy the requirements in our bylaws.
Any stockholder of the Company who desires to submit a proposal for action, including a director nominee, at the Company’s 2024 Annual Meeting of Stockholders but not for inclusion in the Company’s proxy materials pursuant to Rule 14a-8 of the Exchange Act or pursuant to proxy access as discussed above, must submit such proposal to the Company at our principal executive offices and to be timely, such notice shall be delivered to our Corporate Secretary not earlier than the close of business on January 17, 2024 and not later than the close of business on February 16, 2024. We will only consider proposals that meet the requirements of the applicable rules of the SEC and our Bylaws.
It is the responsibility of the Nominating and Governance Committee to identify, evaluate and recommend to the Board the director nominees for election at the annual meeting of stockholders, as well as to fill vacancies or additions on the Board that may occur between annual meetings.
To be nominated to serve as a director, a nominee need not meet any specific, minimum criteria; however, in identifying candidates for membership on the Board, the Nominating and Governance Committee will take into account all factors it considers appropriate, which may include (a) individual qualifications, including strength of character, mature judgment, familiarity with the Company’s business and industry, independence of thought and an ability to work collegially and (b) all other factors that the Nominating and Governance Committee considers appropriate, which may include age, diversity of background, existing commitments to other businesses, potential conflicts of interest with other pursuits, legal considerations such as antitrust issues, corporate governance background, various and relevant career experience, relevant technical skills, relevant business or government acumen, financial and accounting background, executive compensation background and the size, composition and combined expertise of the existing Board. The Nominating and Governance Committee may also consider the extent to which the candidate would fill a present need on the Board. When evaluating whether to re-nominate existing directors, the Nominating and Governance Committee considers matters relating to the retirement of current directors, including term limits or age limits, as well as the performance of such directors.
While the Board and the Nominating and Governance Committee does not have a formal policy on diversity, they will endeavor to achieve an overall balance of diversity of experiences, skills, attributes and viewpoints among our directors. The Board and the Nominating and Governance Committee believe that the Board is so balanced, due to the representation on the Board of members having experience in the oil and gas industry, accounting and investment analysis, and legal and corporate governance, among other areas. The Nominating and Governance Committee does not discriminate based upon race, religion, sex, national origin, age, disability, citizenship or any other legally protected status. The Committee will actively seek to include diverse candidates in the pool of candidates from which a nominee will be chosen to fill any Board vacancies.

The Nominating and Governance Committee may also, in its discretion, retain and pay fees to a search firm to provide additional candidates. The Nominating and Governance Committee will evaluate director nominees proposed by stockholders on the same basis as recommendations received from any other source.
With respect to each such nominee, the following information must be provided to the Company with the written nomination:
•the name and address of the nominating stockholder, as they appear on the Company’s books;
•the nominee’s name and address and other personal information;
•a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among the nominating stockholder or beneficial owner and each proposed nominee;
•a completed and signed questionnaire, representation and agreement, pursuant to the Company’s Bylaws, with respect to each nominee for election or re-election to the Board; and
•all other information required to be disclosed pursuant to the Company’s Bylaws and Regulation 14A of the Exchange Act.
Further, the Company may require any proposed director nominee to furnish such other information as may reasonably be required by the Company to determine the eligibility of such proposed nominee to serve as an independent director of the Board or that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such nominee.
In addition, a stockholder who intends to solicit proxies in support of director nominees other than our nominees must comply with the additional requirements of Rule 14a-19 of the Exchange Act.
The Company suggests that any such proposal be sent by certified mail, return receipt requested.

SOLICITATION OF PROXIES
The Company is soliciting proxies by means of our proxy materials on behalf of the Board. Solicitation of proxies may be made via the Internet, by mail or by personal interview by officers, directors and regular employees of the Company. The Company may also request banking institutions, brokerage firms, custodians, nominees and fiduciaries to forward solicitation material to the beneficial owners of the Common Stock that those companies or persons hold of record, and the Company will reimburse the forwarding expenses. The Company will bear all costs of solicitation.

STOCKHOLDER LIST
In accordance with the Delaware General Corporation Law, the Company will maintain at its corporate offices in Houston, Texas, a list of the stockholders entitled to vote at the Annual Meeting. The list will be open to the examination of any stockholder, for purposes germane to the Annual Meeting, during ordinary business hours for ten days before the Annual Meeting.

ADDITIONAL INFORMATION
We file periodic reports, proxy materials and other information with the SEC. You may also inspect such filings on the Internet website maintained by the SEC at www.sec.gov. Additional information can also be found on our website at www.cactuswhd.com. (Information contained on any website referenced in this proxy statement is not incorporated by reference in this proxy statement.) If you would like to receive a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, or any of the exhibits listed therein, please submit a request in writing to: Investor Relations, Cactus, Inc., 920 Memorial City Way, Suite 300, Houston, Texas, and we will provide you with the Annual Report without charge, or any of the exhibits listed therein upon the payment of a nominal fee (which fee will be limited to the expenses we incur in providing you with the requested exhibits).
The charters for our Audit Committee, our Compensation Committee and our Nominating and Governance Committee, as well as our Corporate Governance Guidelines and our Code of Business Conduct and Ethics, are available in the “Investors” section of our website (www.cactuswhd.com) under the heading “Corporate Governance” and are also available in print without charge upon written request to us at the address above.

OTHER MATTERS
As of the date of this Proxy Statement, the Board does not intend to present any matters other than those described herein at the Annual Meeting and is unaware of any matters to be presented by other parties. If other matters are properly brought before the meeting for action by the stockholders, proxies will be voted in accordance with the recommendation of the Board or, in the absence of such a recommendation, in accordance with the judgment of the proxy holder.

DIRECTIONS TO ANNUAL MEETING
The Company’s 2023 Annual Meeting of Stockholders will be held at the Company’s corporate headquarters at 920 Memorial City Way, Suite 300, Houston, Texas 77024.

Appendix A

CACTUS, INC.
Long Term Incentive Plan
(Amended and Restated effective May 16, 2023)
1. Purpose. The purpose of the Cactus, Inc. Long Term Incentive Plan (the “Plan”) is to provide a means through which (a) Cactus, Inc., a Delaware corporation (the “Company”), and its Affiliates may attract, retain and motivate qualified persons as employees, directors and consultants, thereby enhancing the profitable growth of the Company and its Affiliates and (b) persons upon whom the responsibilities of the successful administration and management of the Company and its Affiliates rest, and whose present and potential contributions to the Company and its Affiliates are of importance, can acquire and maintain stock ownership or awards the value of which is tied to the performance of the Company, thereby strengthening their concern for the Company and its Affiliates. Accordingly, the Plan provides for the grant of Options, SARs, Restricted Stock, Restricted Stock Units, Stock Awards, Dividend Equivalents, Other Stock-Based Awards, Cash Awards, Substitute Awards, Performance Awards, or any combination of the foregoing, as determined by the Committee in its sole discretion.
2. Definitions. For purposes of the Plan, the following terms shall be defined as set forth below:
(a) “Affiliate” means any corporation, partnership, limited liability company, limited liability partnership, association, trust or other organization that, directly or indirectly, controls, is controlled by, or is under common control with, the Company. For purposes of the preceding sentence, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any entity or organization, shall mean the possession, directly or indirectly, of the power (i) to vote more than 50% of the securities having ordinary voting power for the election of directors of the controlled entity or organization or (ii) to direct or cause the direction of the management and policies of the controlled entity or organization, whether through the ownership of voting securities, by contract, or otherwise.
(b) “ASC Topic 718” means the Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation — Stock Compensation, as amended or any successor accounting standard.
(c) “Award” means any Option, SAR, Restricted Stock, Restricted Stock Unit, Stock Award, Dividend Equivalent, Other Stock-Based Award, Cash Award, Substitute Award or Performance Award, together with any other right or interest, granted under the Plan.
(d) “Award Agreement” means any written instrument (including any employment, severance or change in control agreement) that sets forth the terms, conditions, restrictions and/or limitations applicable to an Award, in addition to those set forth under the Plan.
(e) “Board” means the Board of Directors of the Company.
(f) “Cash Award” means an Award denominated in cash granted under Section 6(i).
(g) “Change in Control” means, except as otherwise provided in an Award Agreement, the occurrence of any of the following events after the Effective Date:
(i) A “change in the ownership” of the Company within the meaning of Treasury Regulation §1.409A-3(i)(5)(v), whereby any one person, or more than one person acting as a “group” (for purposes of this Section 2(g)(i), as such term is defined in Treasury Regulation § 1.409A-3(i)(5)(v)(B)), acquires ownership of stock in the Company that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company.

(ii) A “change in the effective control” of the Company within the meaning of Treasury Regulation § 1.409A-3(i)(5)(vi), whereby either (A) any one person, or more than one person acting as a “group” (for purposes of this Section 2(g)(ii), as such term is defined in Treasury Regulation § 1.409A-3(i)(5)(vi)(D)), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing 30% or more of the total voting power of the stock of the Company; or (B) a majority of the members of the Board are replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election.
(iii) A “change in the ownership of a substantial portion” of the Company’s assets within the meaning of Treasury Regulation § 1.409A-3(i)(5)(vii), whereby any one person, or more than one person acting as a “group” (for purposes of this Section 2(g)(iii), as such term is defined in Treasury Regulation § 1.409A-3(i)(5)(vii)(C)), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets of the Company that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all the assets of the Company immediately prior to such acquisition or acquisitions.
The preceding provisions of this Section 2(g) are intended to merely summarize the provisions of Treasury Regulation § 1.409A-3(i) (5) and, to the extent that the preceding provisions of this Section 2(g) do not incorporate fully all of the provisions (or are otherwise inconsistent with the provisions) of Treasury Regulation § 1.409A-3(i)(5), then the relevant provisions of such Treasury Regulation shall control.
(h) “Change in Control Price” means the amount determined in the following clause (i), (ii), (iii), (iv) or (v), whichever the Committee determines is applicable, as follows: (i) the price per share offered to holders of Stock in any merger or consolidation, (ii) the per share Fair Market Value of the Stock immediately before the Change in Control or other event without regard to assets sold in the Change in Control or other event and assuming the Company has received the consideration paid for the assets in the case of a sale of the assets, (iii) the amount distributed per share of Stock in a dissolution transaction, (iv) the price per share offered to holders of Stock in any tender offer or exchange offer whereby a Change in Control or other event takes place, or (v) if such Change in Control or other event occurs other than pursuant to a transaction described in clauses (i), (ii), (iii), or (iv) of this Section 2(h), the value per share of the Stock that may otherwise be obtained with respect to such Awards or to which such Awards track, as determined by the Committee as of the date determined by the Committee to be the date of cancellation and surrender of such Awards. In the event that the consideration offered to stockholders of the Company in any transaction described in this Section 2(h) or in Section 8(g) consists of anything other than cash, the Committee shall determine the fair cash equivalent of the portion of the consideration offered which is other than cash and such determination shall be binding on all affected Participants to the extent applicable to Awards held by such Participants.
(i) “Code” means the Internal Revenue Code of 1986, as amended from time to time, including the guidance and regulations promulgated thereunder and successor provisions, guidance and regulations thereto.
(j) “Committee” means a committee of two or more directors designated by the Board to administer the Plan; provided, however, that, unless otherwise determined by the Board, the Committee shall consist solely of two or more Qualified Members.
(k) “Dividend Equivalent” means a right, granted to an Eligible Person under Section 6(g), to receive cash, Stock, other Awards or other property equal in value to dividends paid with respect to a specified number of shares of Stock, or other periodic payments.
(l) “Effective Date” means February 7, 2018.
(m) “Eligible Person” means any individual who, as of the date of grant of an Award, is an officer or employee of the Company or of any of its Affiliates, and any other person who provides services to the

Company or any of its Affiliates, including directors of the Company; provided, however, that, any such individual must be an “employee” of the Company or any of its parents or subsidiaries within the meaning of General Instruction A.1(a) to Form S-8 if such individual is granted an Award that may be settled in Stock. An employee on leave of absence may be an Eligible Person.
(n) “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, including the guidance, rules and regulations promulgated thereunder and successor provisions, guidance, rules and regulations thereto.
(o) “Fair Market Value” of a share of Stock means, as of any specified date, (i) if the Stock is listed on a national securities exchange, the closing sales price of the Stock, as reported on the stock exchange composite tape on that date (or if no sales occur on such date, on the last preceding date on which such sales of the Stock are so reported); (ii) if the Stock is not traded on a national securities exchange but is traded over the counter on such date, the average between the reported high and low bid and asked prices of Stock on the most recent date on which Stock was publicly traded on or preceding the specified date; or (iii) in the event Stock is not publicly traded at the time a determination of its value is required to be made under the Plan, the amount determined by the Committee in its discretion in such manner as it deems appropriate, taking into account all factors the Committee deems appropriate, including the Nonqualified Deferred Compensation Rules. Notwithstanding this definition of Fair Market Value, with respect to one or more Award types, or for any other purpose for which the Committee must determine the Fair Market Value under the Plan, the Committee may elect to choose a different measurement date or methodology for determining Fair Market Value so long as the determination is consistent with the Nonqualified Deferred Compensation Rules and all other applicable laws and regulations.
(p) “ISO” means an Option intended to be and designated as an “incentive stock option” within the meaning of Section 422 of the Code.
(q) “Nonqualified Deferred Compensation Rules” means the limitations or requirements of Section 409A of the Code, as amended from time to time, including the guidance and regulations promulgated thereunder and successor provisions, guidance and regulations thereto.
(r) “Nonstatutory Option” means an Option that is not an ISO.
(s) “Option” means a right, granted to an Eligible Person under Section 6(b), to purchase Stock at a specified price during specified time periods, which may either be an ISO or a Nonstatutory Option.
(t) “Other Stock-Based Award” means an Award granted to an Eligible Person under Section 6(h).
(u) “Participant” means a person who has been granted an Award under the Plan that remains outstanding, including a person who is no longer an Eligible Person.
(v) “Performance Award” means an award granted to an Eligible Person under Section 6(k), the grant, vesting, exercisability and/or settlement of which (and/or the timing or amount thereof) is subject to the achievement of one or more performance goals specified by the Committee.
(w) “Qualified Member” means a member of the Board who is (i) a “non-employee director” within the meaning of Rule 16b-3(b)(3) and (ii) “independent” under the listing standards or rules of the securities exchange upon which the Stock is traded, but only to the extent such independence is required in order to take the action at issue pursuant to such standards or rules.
(x) “Restricted Stock” means Stock granted to an Eligible Person under Section 6(d) that is subject to certain restrictions and to a risk of forfeiture.

(y) “Restricted Stock Unit” means a right, granted to an Eligible Person under Section 6(e), to receive Stock, cash or a combination thereof at the end of a specified period (which may or may not be coterminous with the vesting schedule of the Award).
(z) “Rule 16b-3” means Rule 16b-3, promulgated by the SEC under Section 16 of the Exchange Act.
(aa) “SAR” means a stock appreciation right granted to an Eligible Person under Section 6(c).
(bb) “SEC’ means the Securities and Exchange Commission.
(cc) “Securities Act” means the Securities Act of 1933, as amended from time to time, including the guidance, rules and regulations promulgated thereunder and successor provisions, guidance, rules and regulations thereto.
(dd) “Stock” means the Company’s Common Stock, par value $0.01 per share, and such other securities as may be substituted (or re-substituted) for Stock pursuant to Section 8.
(ee) “Stock Award” means unrestricted shares of Stock granted to an Eligible Person under Section 6(f).
(ff) “Substitute Award” means an Award granted under Section 6(j).
3. Administration.
(a) Authority of the Committee. The Plan shall be administered by the Committee except to the extent the Board elects to administer the Plan, in which case references herein to the “Committee” shall be deemed to include references to the “Board.” Subject to the express provisions of the Plan, Rule 16b-3 and other applicable laws, the Committee shall have the authority, in its sole and absolute discretion, to:
(i) designate Eligible Persons as Participants;
(ii) determine the type or types of Awards to be granted to an Eligible Person;
(iii) determine the number of shares of Stock or amount of cash to be covered by Awards;
(iv) determine the terms and conditions of any Award, including whether, to what extent and under what circumstances Awards may be vested, settled, exercised, cancelled or forfeited (including conditions based on continued employment or service requirements or the achievement of one or more performance goals);
(v) modify, waive or adjust any term or condition of an Award that has been granted, which may include the acceleration of vesting, waiver of forfeiture restrictions, modification of the form of settlement of the Award (for example, from cash to Stock or vice versa), early termination of a performance period, or modification of any other condition or limitation regarding an Award;
(vi) determine the treatment of an Award upon a termination of employment or other service relationship;
(vii) impose a holding period with respect to an Award or the shares of Stock received in connection with an Award;
(viii) interpret and administer the Plan and any Award Agreement;
(ix) correct any defect, supply any omission or reconcile any inconsistency in the Plan, in any Award, or in any Award Agreement; and

(x) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan.
The express grant of any specific power to the Committee, and the taking of any action by the Committee, shall not be construed as limiting any power or authority of the Committee. Any action of the Committee shall be final, conclusive and binding on all persons, including the Company, its Affiliates, stockholders, Participants, beneficiaries, and permitted transferees under Section 7(a) or other persons claiming rights from or through a Participant.
(b) Exercise of Committee Authority. At any time that a member of the Committee is not a Qualified Member, any action of the Committee relating to an Award granted or to be granted to an Eligible Person who is then subject to Section 16 of the Exchange Act in respect of the Company where such action is not taken by the full Board may be taken either (i) by a subcommittee, designated by the Committee, composed solely of two or more Qualified Members, or (ii) by the Committee but with each such member who is not a Qualified Member abstaining or recusing himself or herself from such action; provided, however, that upon such abstention or recusal, the Committee remains composed solely of two or more Qualified Members. Such action, authorized by such a subcommittee or by the Committee upon the abstention or recusal of such non-Qualified Member(s), shall be the action of the Committee for purposes of the Plan. For the avoidance of doubt, the full Board may take any action relating to an Award granted or to be granted to an Eligible Person who is then subject to Section 16 of the Exchange Act in respect of the Company.
(c) Delegation of Authority. The Committee may delegate any or all of its powers and duties under the Plan to a subcommittee of directors or to any officer of the Company, including the power to perform administrative functions and grant Awards; provided, however, that such delegation does not (i) violate state or corporate law, (ii) result in the loss of an exemption under Rule 16b-3(d)(1) for Awards granted to Participants subject to Section 16 of the Exchange Act in respect of the Company. Upon any such delegation, all references in the Plan to the “Committee,” other than in Section 8, shall be deemed to include any subcommittee or officer of the Company to whom such powers have been delegated by the Committee. Any such delegation shall not limit the right of such subcommittee members or such an officer to receive Awards; provided, however, that such subcommittee members and any such officer may not grant Awards to himself or herself, a member of the Board, or any executive officer of the Company or an Affiliate, or take any action with respect to any Award previously granted to himself or herself, a member of the Board, or any executive officer of the Company or an Affiliate. The Committee may also appoint agents who are not executive officers of the Company or members of the Board to assist in administering the Plan, provided, however, that such individuals may not be delegated the authority to grant or modify any Awards that will, or may, be settled in Stock.
(d) Limitation of Liability. The Committee and each member thereof shall be entitled to, in good faith, rely or act upon any report or other information furnished to him or her by any officer or employee of the Company or any of its Affiliates, the Company’s legal counsel, independent auditors, consultants or any other agents assisting in the administration of the Plan. Members of the Committee and any officer or employee of the Company or any of its Affiliates acting at the direction or on behalf of the Committee shall not be personally liable for any action or determination taken or made in good faith with respect to the Plan, and shall, to the fullest extent permitted by law, be indemnified and held harmless by the Company with respect to any such action or determination.
(e) Participants in Non-U.S. Jurisdictions. Notwithstanding any provision of the Plan to the contrary, to comply with applicable laws in countries other than the United States in which the Company or any of its Affiliates operates or has employees, directors or other service providers from time to time, or to ensure that the Company complies with any applicable requirements of foreign securities exchanges, the Committee, in its sole discretion, shall have the power and authority to: (i) determine which of the Company’s Affiliates shall be covered by the Plan; (ii) determine which Eligible Persons outside the United States are eligible to participate in the Plan; (iii) modify the terms and conditions of any Award granted to Eligible Persons outside the United States to comply with applicable foreign laws or listing requirements of any foreign exchange; (iv) establish sub-plans and modify exercise procedures and other terms and procedures, to the extent such actions may be necessary or advisable (any such sub-plans and/or modifications shall be attached to the Plan as appendices), provided, however, that no such sub-plans and/or modifications shall increase the share limitations contained in Section 4(a); and (v) take any action, before or after an Award is granted, that it deems advisable to comply with any applicable governmental regulatory exemptions or approval or listing requirements of any such foreign securities exchange. For purposes of the Plan, all references to foreign laws, rules, regulations or taxes shall be references to the laws, rules, regulations and taxes of any applicable jurisdiction other than the United States or a political subdivision thereof.
4. Stock Subject to Plan.
(a) Number of Shares Available for Delivery. Subject to adjustment in a manner consistent with Section 8, 5,500,000 shares of Stock are reserved and available for delivery with respect to Awards, and such total shall be available for the issuance of shares upon the exercise of ISOs.
(b) Application of Limitation to Grants of Awards. Subject to Section 4(c), no Award may be granted if the number of shares of Stock that may be delivered in connection with such Award exceeds the number of shares of Stock remaining available under the Plan minus the number of shares of Stock issuable in settlement of or relating to then-outstanding Awards. The Committee may adopt reasonable counting procedures to ensure appropriate counting, avoid double counting (as, for example, in the case of tandem or Substitute Awards) and make adjustments if the number of shares of Stock actually delivered differs from the number of shares previously counted in connection with an Award.
(c) Availability of Shares Not Delivered under Awards. Shares of Stock subject to an Award under this Plan that expires or is cancelled, forfeited, exchanged, settled in cash or otherwise terminated without the actual delivery of shares (Awards of Restricted Stock shall not be considered “delivered shares” for this purpose), will again be available for Awards. Notwithstanding the foregoing, (i) the number of shares tendered or withheld in payment of any exercise or purchase price of an Award or taxes relating to an Award, (ii) shares that were subject to an Option or an SAR but were not issued or delivered as a result of the net settlement or net exercise of such Option or SAR and (iii) shares repurchased on the open market with the proceeds of an Option’s exercise price, will not, in each case, be available for Awards. If an Award may be settled only in cash, such Award need not be counted against any share limit under this Section 4.
(d) Stock Offered. The shares of Stock to be delivered under the Plan shall be made available from (i) authorized but unissued shares of Stock, (ii) Stock held in the treasury of the Company, or (iii) previously issued shares of Stock reacquired by the Company, including shares purchased on the open market.
5. Eligibility; Per Person Award Limitations.
(a) Awards may be granted under the Plan only to Eligible Persons.
(b) In each calendar year during any part of which the Plan is in effect, a non-employee member of the Board may not be granted Awards (i) relating to more than 100,000 shares of Stock, subject to adjustment in a manner consistent with any adjustment made pursuant to Section 8, or (ii) if greater, Awards having a value (determined, if applicable, pursuant to ASC Topic 718) on the date of grant in excess of $1,500,000, in each case multiplied by the number of full or partial calendar years in any performance period established with respect to an Award, if applicable; provided, that, for the calendar year in which a non-employee member of the Board first commences service on the Board only, the foregoing limitations shall be doubled; provided, further that, the limits set forth in this Section 5(b) shall be without regard to grants of Awards, if any, made to a non-employee member of the Board during any period in which such individual was an employee of the Company or of any of its Affiliates or was otherwise providing services to the Company or to any of its Affiliates other than in the capacity as a director of the Company.
6. Specific Terms of Awards.
(a) General. Awards may be granted on the terms and conditions set forth in this Section 6. Awards granted under the Plan may, in the discretion of the Committee, be granted either alone, in addition to, or in tandem with any other Award. In addition, the Committee may impose on any Award or the exercise thereof, at the date of grant or thereafter (subject to Section 10), such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall determine.
(b) Options. The Committee is authorized to grant Options, which may be designated as either ISOs or Nonstatutory Options, to Eligible Persons on the following terms and conditions:
(i) Exercise Price. Each Award Agreement evidencing an Option shall state the exercise price per share of Stock (the “Exercise Price”) established by the Committee; provided, however, that except as provided in Section 6(j) or in Section 8, the Exercise Price of an Option shall not be less than the greater of (A) the par value per share of the Stock or (B) 100% of the Fair Market Value per share of the Stock as of the date of grant of the Option (or in the case of an ISO granted to an individual who owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or its parent or any of its subsidiaries, 110% of the Fair Market Value per share of the Stock on the date of grant). Notwithstanding the foregoing, the Exercise Price of a Nonstatutory Option may be less than 100% of the Fair Market Value per share of Stock as of the date of grant of the Option if the Option (1) does not provide for a deferral of compensation by reason of satisfying the short-term deferral exception set forth in the Nonqualified Deferred Compensation Rules or (2) provides for a deferral of compensation and is compliant with the Nonqualified Deferred Compensation Rules.
(ii) Time and Method of Exercise; Other Terms. The Committee shall determine the methods by which the Exercise Price may be paid or deemed to be paid, the form of such payment, including cash or cash equivalents, Stock (including previously owned shares or through a cashless exercise, i.e., “net settlement”, a broker-assisted exercise, or other reduction of the amount of shares otherwise issuable pursuant to the Option), other Awards or awards granted under other plans of the Company or any Affiliate, other property, or any other legal consideration the Committee deems appropriate (including notes or other contractual obligations of Participants to make payment on a deferred basis), the methods by or forms in which Stock will be delivered or deemed to be delivered to Participants, including the delivery of Restricted Stock subject to Section 6(d), and any other terms and conditions of any Option. In the case of an exercise whereby the Exercise Price is paid with Stock, such Stock shall be valued based on the Stock’s Fair Market Value as of the date of exercise. No Option may be exercisable for a period of more than ten years following the date of grant of the Option (or in the case of an ISO granted to an individual who owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or its parent or any of its subsidiaries, for a period of more than five years following the date of grant of the ISO).
(iii) ISOs. The terms of any ISO granted under the Plan shall comply in all respects with the provisions of Section 422 of the Code. ISOs may only be granted to Eligible Persons who are employees of the Company or employees of a parent or any subsidiary corporation of the Company. Except as otherwise provided in Section 8, no term of the Plan relating to ISOs (including any SAR in tandem therewith) shall be interpreted, amended or altered, nor shall any discretion or authority granted under the Plan be exercised, so as to disqualify either the Plan or any ISO under Section 422 of the Code, unless the Participant has first requested the change that will result in such disqualification. ISOs shall not be granted more than ten years after the earlier of the adoption of the Plan or the approval of the Plan by the Company’s stockholders. Notwithstanding the foregoing, to the extent that the aggregate Fair Market Value of shares of Stock subject to an ISO and the aggregate Fair Market Value of shares of stock of any parent or subsidiary corporation (within the meaning of Sections 424(e) and (f) of the Code) subject to any other incentive stock options of the Company or a parent or subsidiary corporation (within the meaning of Sections 424(e) and (f) of the Code) that are exercisable for the first time by a Participant during any calendar year exceeds $100,000, or such other amount as may be prescribed under Section 422 of the Code, such excess shall be treated as Nonstatutory Options in accordance with the Code. As used in the previous sentence, Fair Market Value shall be determined as of the date the ISO is granted. If a Participant shall make any disposition of shares of Stock issued pursuant to an ISO under the circumstances described in Section 421(b) of the Code (relating to disqualifying dispositions), the Participant shall notify the Company of such disposition within the time provided to do so in the applicable award agreement.

(c) SARs. The Committee is authorized to grant SARs to Eligible Persons on the following terms and conditions:
(i) Right to Payment. An SAR is a right to receive, upon exercise thereof, the excess of (A) the Fair Market Value of one share of Stock on the date of exercise over (B) the grant price of the SAR as determined by the Committee.
(ii) Grant Price. Each Award Agreement evidencing an SAR shall state the grant price per share of Stock established by the Committee; provided, however, that except as provided in Section 6(j) or in Section 8, the grant price per share of Stock subject to an SAR shall not be less than the greater of (A) the par value per share of the Stock or (B) 100% of the Fair Market Value per share of the Stock as of the date of grant of the SAR. Notwithstanding the foregoing, the grant price of an SAR may be less than 100% of the Fair Market Value per share of Stock subject to an SAR as of the date of grant of the SAR if the SAR (1) does not provide for a deferral of compensation by reason of satisfying the short-term deferral exception set forth in the Nonqualified Deferred Compensation Rules or (2) provides for a deferral of compensation and is compliant with the Nonqualified Deferred Compensation Rules.
(iii) Method of Exercise and Settlement; Other Terms. The Committee shall determine the form of consideration payable upon settlement, the method by or forms in which Stock (if any) will be delivered or deemed to be delivered to Participants, and any other terms and conditions of any SAR. SARs may be either free-standing or granted in tandem with other Awards. No SAR may be exercisable for a period of more than ten years following the date of grant of the SAR.
(iv) Rights Related to Options. An SAR granted in connection with an Option shall entitle a Participant, upon exercise, to surrender that Option or any portion thereof, to the extent unexercised, and to receive payment of an amount determined by multiplying (A) the difference obtained by subtracting the Exercise Price with respect to a share of Stock specified in the related Option from the Fair Market Value of a share of Stock on the date of exercise of the SAR, by (B) the number of shares as to which that SAR has been exercised. The Option shall then cease to be exercisable to the extent surrendered. SARs granted in connection with an Option shall be subject to the terms and conditions of the Award Agreement governing the Option, which shall provide that the SAR is exercisable only at such time or times and only to the extent that the related Option is exercisable and shall not be transferable except to the extent that the related Option is transferrable.
(d) Restricted Stock. The Committee is authorized to grant Restricted Stock to Eligible Persons on the following terms and conditions:
(i) Restrictions. Restricted Stock shall be subject to such restrictions on transferability, risk of forfeiture and other restrictions, if any, as the Committee may impose. Except as provided in Section 7(a)(iii) and Section 7(a)(iv), during the restricted period applicable to the Restricted Stock, the Restricted Stock may not be sold, transferred, pledged, hedged, hypothecated, margined or otherwise encumbered by the Participant.
(ii) Dividends and Splits. As a condition to the grant of an Award of Restricted Stock, the Committee may allow a Participant to elect, or may require, that any cash dividends paid on a share of Restricted Stock be automatically reinvested in additional shares of Restricted Stock, applied to the purchase of additional Awards or deferred without interest to the date of vesting of the associated Award of Restricted Stock. Unless otherwise determined by the Committee and specified in the applicable Award Agreement, Stock distributed in connection with a Stock split or Stock dividend, and other property (other than cash) distributed as a dividend, shall be subject to restrictions and a risk of forfeiture to the same extent as the Restricted Stock with respect to which such Stock or other property has been distributed.
(e) Restricted Stock Units. The Committee is authorized to grant Restricted Stock Units to Eligible Persons on the following terms and conditions:

(i) Award and Restrictions. Restricted Stock Units shall be subject to such restrictions (which may include a risk of forfeiture) as the Committee may impose.
(ii) Settlement. Settlement of vested Restricted Stock Units shall occur upon vesting or upon expiration of the deferral period specified for such Restricted Stock Units by the Committee (or, if permitted by the Committee, as elected by the Participant). Restricted Stock Units shall be settled by delivery of (A) a number of shares of Stock equal to the number of Restricted Stock Units for which settlement is due, or (B) cash in an amount equal to the Fair Market Value of the specified number of shares of Stock equal to the number of Restricted Stock Units for which settlement is due, or a combination thereof, as determined by the Committee at the date of grant or thereafter.
(f) Stock Awards. The Committee is authorized to grant Stock Awards to Eligible Persons as a bonus, as additional compensation, or in lieu of cash compensation any such Eligible Person is otherwise entitled to receive, in such amounts and subject to such other terms as the Committee in its discretion determines to be appropriate.
(g) Dividend Equivalents. The Committee is authorized to grant Dividend Equivalents to Eligible Persons, entitling any such Eligible Person to receive cash, Stock, other Awards, or other property equal in value to dividends or other distributions paid with respect to a specified number of shares of Stock. Dividend Equivalents may be awarded on a free-standing basis or in connection with another Award (other than an Award of Restricted Stock or a Stock Award). The Committee may provide that Dividend Equivalents shall be paid or distributed when accrued or at a later specified date and, if distributed at a later date, may be deemed to have been reinvested in additional Stock, Awards, or other investment vehicles or accrued in a bookkeeping account without interest, and subject to such restrictions on transferability and risks of forfeiture, as the Committee may specify. With respect to Dividend Equivalents granted in connection with another Award, absent a contrary provision in the Award Agreement, such Dividend Equivalents shall be subject to the same restrictions and risk of forfeiture as the Award with respect to which the dividends accrue and shall not be paid unless and until such Award has vested and been earned.
(h) Other Stock-Based Awards. The Committee is authorized, subject to limitations under applicable law, to grant to Eligible Persons such other Awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Stock, as deemed by the Committee to be consistent with the purposes of the Plan, including convertible or exchangeable debt securities, other rights convertible or exchangeable into Stock, purchase rights for Stock, Awards with value and payment contingent upon performance of the Company or any other factors designated by the Committee, and Awards valued by reference to the book value of Stock or the value of securities of, or the performance of, specified Affiliates of the Company. The Committee shall determine the terms and conditions of such Other Stock-Based Awards. Stock delivered pursuant to an Other-Stock Based Award in the nature of a purchase right granted under this Section 6(h) shall be purchased for such consideration, paid for at such times, by such methods, and in such forms, including cash, Stock, other Awards, or other property, as the Committee shall determine.
(i) Cash Awards. The Committee is authorized to grant Cash Awards, on a free-standing basis or as an element of, a supplement to, or in lieu of any other Award under the Plan to Eligible Persons in such amounts and subject to such other terms as the Committee in its discretion determines to be appropriate.
(j) Substitute Awards; No Repricing. Awards may be granted in substitution or exchange for any other Award granted under the Plan or under another plan of the Company or an Affiliate or any other right of an Eligible Person to receive payment from the Company or an Affiliate. Awards may also be granted under the Plan in substitution for awards held by individuals who become Eligible Persons as a result of a merger, consolidation or acquisition of another entity or the assets of another entity by or with the Company or an Affiliate. Such Substitute Awards referred to in the immediately preceding sentence that are Options or SARs may have an exercise price that is less than the Fair Market Value of a share of Stock on the date of the substitution if such substitution complies with the Nonqualified Deferred Compensation Rules and other applicable laws and exchange rules. Except as provided in this Section 6(j) or in Section 8, without the approval of the stockholders of the

Company, the terms of outstanding Awards may not be amended to (i) reduce the Exercise Price or grant price of an outstanding Option or SAR, (ii) grant a new Option, SAR or other Award in substitution for, or upon the cancellation of, any previously granted Option or SAR that has the effect of reducing the Exercise Price or grant price thereof, (iii) exchange any Option or SAR for Stock, cash or other consideration when the Exercise Price or grant price per share of Stock under such Option or SAR exceeds the Fair Market Value of a share of Stock or (iv) take any other action that would be considered a “repricing” of an Option or SAR under the applicable listing standards of the national securities exchange on which the Stock is listed (if any).
(k) Performance Awards. The Committee is authorized to designate any of the Awards granted under the foregoing provisions of this Section 6 as Performance Awards. The Committee may use such business criteria and other measures of performance as it may deem appropriate in establishing any performance goals applicable to a Performance Award, and, unless provided otherwise within an Award Agreement, may exercise its discretion to reduce or increase the amounts payable under any Performance Award. Performance goals may differ among Performance Awards granted to any one Participant or to different Participants. The performance period applicable to any Performance Award shall be set by the Committee in its discretion but shall not exceed ten years.
7. Certain Provisions Applicable to Awards.
(a) Limit on Transfer of Awards.
(i) Except as provided in Sections 7(a)(iii) and (iv), each Option and SAR shall be exercisable only by the Participant during the Participant’s lifetime, or by the person to whom the Participant’s rights shall pass by will or the laws of descent and distribution. Notwithstanding anything to the contrary in this Section 7(a), an ISO shall not be transferable other than by will or the laws of descent and distribution.
(ii) Except as provided in Sections 7(a)(i), (iii) and (iv), no Award, other than a Stock Award, and no right under any such Award, may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Participant and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any Affiliate.
(iii) To the extent specifically provided by the Committee, an Award may be transferred by a Participant without consideration to immediate family members or related family trusts, limited partnerships or similar entities or on such terms and conditions as the Committee may from time to time establish.
(iv) An Award may be transferred pursuant to a domestic relations order entered or approved by a court of competent jurisdiction upon delivery to the Company of a written request for such transfer and a certified copy of such order.
(b) Form and Timing of Payment under Awards; Deferrals. Subject to the terms of the Plan and any applicable Award Agreement, payments to be made by the Company or any of its Affiliates upon the exercise or settlement of an Award may be made in such forms as the Committee shall determine in its discretion, including cash, Stock, other Awards or other property, and may be made in a single payment or transfer, in installments, or on a deferred basis (which may be required by the Committee or permitted at the election of the Participant on terms and conditions established by the Committee); provided, however, that any such deferred or installment payments will be set forth in the Award Agreement. Payments may include, without limitation, provisions for the payment or crediting of reasonable interest on installment or deferred payments or the grant or crediting of Dividend Equivalents or other amounts in respect of installment or deferred payments denominated in Stock.
(c) Evidencing Stock. The Stock or other securities of the Company delivered pursuant to an Award may be evidenced in any manner deemed appropriate by the Committee in its sole discretion, including in the form of a certificate issued in the name of the Participant or by book entry, electronic or otherwise, and shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations, and other requirements of the SEC, any stock exchange upon which such Stock or other securities are then listed, and any applicable federal, state or other laws, and the Committee may cause a legend or legends to be inscribed on any such certificates to make appropriate reference to such restrictions. Further, if certificates representing Restricted Stock are registered in the name of the Participant, the Company may retain physical possession of the certificates and may require that the Participant deliver a stock power to the Company, endorsed in blank, related to the Restricted Stock.
(d) Consideration for Grants. Awards may be granted for such consideration, including services, as the Committee shall determine, but shall not be granted for less than the minimum lawful consideration.
(e) Additional Agreements. Each Eligible Person to whom an Award is granted under the Plan may be required to agree in writing, as a condition to the grant of such Award or otherwise, to subject an Award that is exercised or settled following such Eligible Person’s termination of employment or service to a general release of claims and/or a noncompetition or other restricted covenant agreement in favor of the Company and its Affiliates, with the terms and conditions of such agreement(s) to be determined in good faith by the Committee.
8. Subdivision or Consolidation; Recapitalization; Change in Control; Reorganization.
(a) Existence of Plans and Awards. The existence of the Plan and the Awards granted hereunder shall not affect in any way the right or power of the Company, the Board or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, any merger or consolidation of the Company, any issue of debt or equity securities ahead of or affecting Stock or the rights thereof, the dissolution or liquidation of the Company or any sale, lease, exchange or other disposition of all or any part of its assets or business or any other corporate act or proceeding.
(b) Additional Issuances. Except as expressly provided herein, the issuance by the Company of shares of stock of any class, including upon conversion of shares or obligations of the Company convertible into such shares or other securities, and in any case whether or not for fair value, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number of shares of Stock subject to Awards theretofore granted or the purchase price per share of Stock, if applicable.
(c) Subdivision or Consolidation of Shares. The terms of an Award and the share limitations under the Plan shall be subject to adjustment by the Committee from time to time, in accordance with the following provisions:
(i) If at any time, or from time to time, the Company shall subdivide as a whole (by reclassification, by a Stock split, by the issuance of a distribution on Stock payable in Stock, or otherwise) the number of shares of Stock then outstanding into a greater number of shares of Stock or in the event the Company distributes an extraordinary cash dividend, then, as appropriate (A) the maximum number of shares of Stock available for delivery with respect to Awards and applicable limitations with respect to Awards provided in Section 4 and Section 5 (other than cash limits) shall be increased proportionately, and the kind of shares or other securities available for the Plan shall be appropriately adjusted, (B) the number of shares of Stock (or other kind of shares or securities) that may be acquired under any then outstanding Award shall be increased proportionately, and (C) the price (including the Exercise Price or grant price) for each share of Stock (or other kind of shares or securities) subject to then outstanding Awards shall be reduced proportionately, without changing the aggregate purchase price or value as to which outstanding Awards remain exercisable or subject to restrictions; provided, however, that in the case of an extraordinary cash dividend that is not an Adjustment Event (defined below), the adjustment to the number of shares of Stock and the Exercise Price or grant price, as applicable, with respect to an outstanding Option or SAR may be made in such other manner as the Committee may determine that is permitted pursuant to applicable tax and other laws, rules and regulations.
(ii) If at any time, or from time to time, the Company shall consolidate as a whole (by reclassification, by reverse Stock split, or otherwise) the number of shares of Stock then outstanding into a lesser number of shares of Stock, then, as appropriate (A) the maximum number of shares of Stock available for delivery with respect to Awards and applicable limitations with respect to Awards provided in Section 4 and Section 5 (other than cash limits) shall be decreased proportionately, and the kind of shares or other securities available for the Plan shall be appropriately adjusted, (B) the number of shares of Stock (or other kind of shares or securities) that may be acquired under any then outstanding Award shall be decreased proportionately, and (C) the price (including the Exercise Price or grant price) for each share of Stock (or other kind of shares or securities) subject to then outstanding Awards shall be increased proportionately, without changing the aggregate purchase price or value as to which outstanding Awards remain exercisable or subject to restrictions.
(d) Recapitalization. In the event of any change in the capital structure or business of the Company or other corporate transaction or event that would be considered an “equity restructuring” within the meaning of ASC Topic 718 and, in each case, that would result in an additional compensation expense to the Company pursuant to the provisions of ASC Topic 718, if adjustments to Awards with respect to such event were discretionary or otherwise not required (each such an event, an “Adjustment Event”), then the Committee shall equitably adjust (i) the aggregate number or kind of shares that thereafter may be delivered under the Plan, (ii) the number or kind of shares or other property (including cash) subject to an Award, (iii) the terms and conditions of Awards, including the purchase price or Exercise Price of Awards and performance goals, as applicable, and (iv) the applicable limitations with respect to Awards provided in Section 4 and Section 5 (other than cash limits) to equitably reflect such Adjustment Event (“Equitable Adjustments”). In the event of any change in the capital structure or business of the Company or other corporate transaction or event that would not be considered an Adjustment Event, and is not otherwise addressed in this Section 8, the Committee shall have complete discretion to make Equitable Adjustments (if any) in such manner as it deems appropriate with respect to such other event.
(e) Change in Control and Other Events. Except to the extent otherwise provided in any applicable Award Agreement, vesting of any Award shall not occur solely upon the occurrence of a Change in Control and, in the event of a Change in Control or other changes in the Company or the outstanding Stock by reason of a recapitalization, reorganization, merger, consolidation, combination, exchange or other relevant change occurring after the date of the grant of any Award, the Committee, acting in its sole discretion without the consent or approval of any holder, may exercise any power enumerated in Section 3 (including the power to accelerate vesting, waive any forfeiture conditions or otherwise modify or adjust any other condition or limitation regarding an Award) and may also effect one or more of the following alternatives, which may vary among individual holders and which may vary among Awards held by any individual holder:
(i) accelerate the time of exercisability of an Award so that such Award may be exercised in full or in part for a limited period of time on or before a date specified by the Committee, after which specified date all unexercised Awards and all rights of holders thereunder shall terminate;
(ii) redeem in whole or in part outstanding Awards by requiring the mandatory surrender to the Company by selected holders of some or all of the outstanding Awards held by such holders (irrespective of whether such Awards are then vested or exercisable) as of a date, specified by the Committee, in which event the Committee shall thereupon cancel such Awards and pay to each holder an amount of cash or other consideration per Award (other than a Dividend Equivalent or Cash Award, which the Committee may separately require to be surrendered in exchange for cash or other consideration determined by the Committee in its discretion) equal to the Change in Control Price, less the Exercise Price with respect to an Option and less the grant price with respect to a SAR, as applicable to such Awards; provided, however, that to the extent the Exercise Price of an Option or the grant price of an SAR exceeds the Change in Control Price, such Award may be cancelled for no consideration;
(iii) cancel Awards that remain subject to a restricted period as of the date of a Change in Control or other such event without payment of any consideration to the Participant for such Awards; or
(iv) make such adjustments to Awards then outstanding as the Committee deems appropriate to reflect such Change in Control or other such event (including the substitution, assumption, or continuation of Awards by the successor company or a parent or subsidiary thereof);

provided, however, that so long as the event is not an Adjustment Event, the Committee may determine in its sole discretion that no adjustment is necessary to Awards then outstanding. If an Adjustment Event occurs, this Section 8(e) shall only apply to the extent it is not in conflict with Section 8(d).
9. General Provisions.
(a) Tax Withholding. The Company and any of its Affiliates are authorized to withhold from any Award granted, or any payment relating to an Award, including from a distribution of Stock, taxes due or potentially payable in connection with any transaction involving an Award, and to take such other action as the Committee may deem advisable to enable the Company, its Affiliates and Participants to satisfy the payment of withholding taxes and other tax obligations relating to any Award in such amounts as may be determined by the Committee. The Committee shall determine, in its sole discretion, the form of payment acceptable for such tax withholding obligations, including the delivery of cash or cash equivalents, Stock (including previously owned shares, net settlement, a broker-assisted sale, or other cashless withholding or reduction of the amount of shares otherwise issuable or delivered pursuant to the Award), other property, or any other legal consideration the Committee deems appropriate. Any determination made by the Committee to allow a Participant who is subject to Rule 16b-3 to pay taxes with shares of Stock through net settlement or previously owned shares shall be approved by either a committee made up of solely two or more Qualified Members or the full Board. If such tax withholding amounts are satisfied through net settlement or previously owned shares, the maximum number of shares of Stock that may be so withheld or surrendered shall be the number of shares of Stock that have an aggregate Fair Market Value on the date of withholding or surrender equal to the aggregate amount of such tax liabilities determined based on the greatest withholding rates for federal, state, foreign and/or local tax purposes, including payroll taxes, that may be utilized without creating adverse accounting treatment for the Company with respect to such Award, as determined by the Committee.
(b) Limitation on Rights Conferred under Plan. Neither the Plan nor any action taken hereunder shall be construed as (i) giving any Eligible Person or Participant the right to continue as an Eligible Person or Participant or in the employ or service of the Company or any of its Affiliates, (ii) interfering in any way with the right of the Company or any of its Affiliates to terminate any Eligible Person’s or Participant’s employment or service relationship at any time, (iii) giving an Eligible Person or Participant any claim to be granted any Award under the Plan or to be treated uniformly with other Participants and/or employees and/or other service providers, or (iv) conferring on a Participant any of the rights of a stockholder of the Company unless and until the Participant is duly issued or transferred shares of Stock in accordance with the terms of an Award.
(c) Governing Law; Submission to Jurisdiction. All questions arising with respect to the provisions of the Plan and Awards shall be determined by application of the laws of the State of Delaware, without giving effect to any conflict of law provisions thereof, except to the extent Delaware law is preempted by federal law. The obligation of the Company to sell and deliver Stock hereunder is subject to applicable federal and state laws and to the approval of any governmental authority required in connection with the authorization, issuance, sale, or delivery of such Stock. With respect to any claim or dispute related to or arising under the Plan, the Company and each Participant who accepts an Award hereby consent to the exclusive jurisdiction, forum and venue of the state and federal courts located in Delaware.
(d) Severability and Reformation. If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable law or, if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, person or Award and the remainder of the Plan and any such Award shall remain in full force and effect. If any of the terms or provisions of the Plan or any Award Agreement conflict with the requirements of Rule 16b-3 (as those terms or provisions are applied to Eligible Persons who are subject to Section 16 of the Exchange Act) or Section 422 of the Code (with respect to ISOs), then those conflicting terms or provisions shall be deemed inoperative to the extent they so conflict with the requirements of Rule 16b-3 (unless the Board or the Committee, as appropriate, has expressly determined that the Plan or such Award should not comply with Rule 16b-3) or Section 422 of the Code, in each case, only to the extent Rule 16b-3 and such sections of the Code are applicable. With respect to ISOs, if the Plan does not contain any provision required to be included herein under Section 422 of the Code, that provision shall be deemed to be incorporated herein with the same force and effect as if that provision had been set out at length herein; provided, further, that, to the extent any Option that is intended to qualify as an ISO cannot so qualify, that Option (to that extent) shall be deemed a Nonstatutory Option for all purposes of the Plan.
(e) Unfunded Status of Awards; No Trust or Fund Created. The Plan is intended to constitute an “unfunded” plan for certain incentive awards. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Affiliate and a Participant or any other person. To the extent that any person acquires a right to receive payments from the Company or any Affiliate pursuant to an Award, such right shall be no greater than the right of any general unsecured creditor of the Company or such Affiliate.
(f) Nonexclusivity of the Plan. Neither the adoption of the Plan by the Board nor its submission to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board or a committee thereof to adopt such other incentive arrangements as it may deem desirable. Nothing contained in the Plan shall be construed to prevent the Company or any of its Affiliates from taking any corporate action which is deemed by the Company or such Affiliate to be appropriate or in its best interest, whether or not such action would have an adverse effect on the Plan or any Award made under the Plan. No employee, beneficiary or other person shall have any claim against the Company or any of its Affiliates as a result of any such action.
(g) Fractional Shares. No fractional shares of Stock shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine in its sole discretion whether cash, other securities, or other property shall be paid or transferred in lieu of any fractional shares of Stock or whether such fractional shares of Stock or any rights thereto shall be cancelled, terminated, or otherwise eliminated with or without consideration.
(h) Interpretation. Headings are given to the Sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof. Words in the masculine gender shall include the feminine gender, and, where appropriate, the plural shall include the singular and the singular shall include the plural. In the event of any conflict between the terms and conditions of an Award Agreement and the Plan, the provisions of the Plan shall control. The use herein of the word “including” following any general statement, term or matter shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation”, “but not limited to”, or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter. References herein to any agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and not prohibited by the Plan.
(i) Facility of Payment. Any amounts payable hereunder to any individual under legal disability or who, in the judgment of the Committee, is unable to manage properly his financial affairs, may be paid to the legal representative of such individual, or may be applied for the benefit of such individual in any manner that the Committee may select, and the Company shall be relieved of any further liability for payment of such amounts.
(j) Conditions to Delivery of Stock. Nothing herein or in any Award Agreement shall require the Company to issue any shares with respect to any Award if that issuance would, in the opinion of counsel for the Company, constitute a violation of the Securities Act, any other applicable statute or regulation, or the rules of any applicable securities exchange or securities association, as then in effect. In addition, each Participant who receives an Award under the Plan shall not sell or otherwise dispose of Stock that is acquired upon grant, exercise or vesting of an Award in any manner that would constitute a violation of any applicable federal or state securities laws, the Plan or the rules, regulations or other requirements of the SEC or any stock exchange upon which the Stock is then listed. At the time of any exercise of an Option or SAR, or at the time of any grant of any other Award, the Company may, as a condition precedent to the exercise of such Option or SAR or settlement of any other Award, require from the Participant (or in the event of his or her death, his or her legal representatives, heirs, legatees, or distributees) such written representations, if any, concerning the holder’s intentions with regard to the retention or disposition of the shares of Stock being acquired pursuant to the Award and such written covenants and agreements, if any, as to the manner of disposal of such shares as, in the opinion of counsel to the Company, may be necessary to ensure that any disposition by that holder (or in the event of the holder’s death, his or her legal representatives, heirs, legatees, or distributees) will not involve a violation of the Securities Act, any other applicable state or federal statute or regulation, or any rule of any applicable securities exchange or securities association, as then in effect. Stock or other securities shall not be delivered pursuant to any Award until payment in full of any amount required to be paid pursuant to the Plan or the applicable Award Agreement (including any Exercise Price, grant price, or tax withholding) is received by the Company.
(k) Section 409A of the Code. It is the general intention, but not the obligation, of the Committee to design Awards to comply with or to be exempt from the Nonqualified Deferred Compensation Rules, and Awards will be operated and construed accordingly. Neither this Section 9(k) nor any other provision of the Plan is or contains a representation to any Participant regarding the tax consequences of the grant, vesting, exercise, settlement, or sale of any Award (or the Stock underlying such Award) granted hereunder, and should not be interpreted as such. In no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Participant on account of non-compliance with the Nonqualified Deferred Compensation Rules. Notwithstanding any provision in the Plan or an Award Agreement to the contrary, in the event that a “specified employee” (as defined under the Nonqualified Deferred Compensation Rules) becomes entitled to a payment under an Award that would be subject to additional taxes and interest under the Nonqualified Deferred Compensation Rules if the Participant’s receipt of such payment or benefits is not delayed until the earlier of (i) the date of the Participant’s death, or (ii) the date that is six months after the Participant’s “separation from service,” as defined under the Nonqualified Deferred Compensation Rules (such date, the “Section 409A Payment Date”), then such payment or benefit shall not be provided to the Participant until the Section 409A Payment Date. Any amounts subject to the preceding sentence that would otherwise be payable prior to the Section 409A Payment Date will be aggregated and paid in a lump sum without interest on the Section 409A Payment Date. The applicable provisions of the Nonqualified Deferred Compensation Rules are hereby incorporated by reference and shall control over any Plan or Award Agreement provision in conflict therewith.
(l) Clawback. The Plan and all Awards granted hereunder are subject to any written clawback policies that the Company, with the approval of the Board or an authorized committee thereof, may adopt either prior to or following the Effective Date, including any policy adopted to conform to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and rules promulgated thereunder by the SEC and that the Company determines should apply to Awards. Any such policy may subject a Participant’s Awards and amounts paid or realized with respect to Awards to reduction, cancelation, forfeiture or recoupment if certain specified events or wrongful conduct occur, including an accounting restatement due to the Company’s material noncompliance with financial reporting regulations or other events or wrongful conduct specified in any such clawback policy.
(m) Status under ERISA. The Plan shall not constitute an “employee benefit plan” for purposes of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended.
(n) Plan Effective Date and Term. The Plan was adopted by the Board to be effective on the Effective Date. No Awards may be granted under the Plan on and after the tenth anniversary of the Effective Date, which is February 7, 2028. However, any Award granted prior to such termination (or any earlier termination pursuant to Section 10), and the authority of the Board or Committee to amend, alter, adjust, suspend, discontinue, or terminate any such Award or to waive any conditions or rights under such Award in accordance with the terms of the Plan, shall extend beyond such termination until the final disposition of such Award.
(o) Minimum Vesting Requirements. All Awards, and tranches or portions thereof, granted under the Plan on and after November 25, 2019 (the “Amendment Date”) shall be subject to a minimum vesting period of one year measured from the Date of Grant; provided, however, that up to 5% of the total number of shares of Common Stock remaining available for issuance under the Plan under Section 4(a) as of the Amendment Date (subject to adjustment thereafter under Section 8) may be granted without regard to this minimum vesting period. Nothing contained in this Section 9(o) shall limit the Committee’s authority to provide for accelerated vesting in the event of an earlier Change in Control or termination of service and, for the avoidance of doubt, any shares of Common Stock issued as a result of such accelerated vesting shall not count against the 5% limit described above. Notwithstanding anything in the Plan to the contrary, Awards granted in connection with a merger, acquisition or similar transaction in substitution for stock awards granted by a previously-unrelated entity shall not be subject to the minimum vesting provisions of this Section 9(o) and shall not count against the 5% limit described above.
10. Amendments to the Plan and Awards. The Committee may amend, alter, suspend, discontinue or terminate any Award or Award Agreement, the Plan or the Committee’s authority to grant Awards without the consent of stockholders or Participants, except that any amendment or alteration to the Plan, including any increase in any share limitation, shall be subject to the approval of the Company’s stockholders not later than the annual meeting next following such Committee action if such stockholder approval is required by any federal or state law or regulation or the rules of any stock exchange or automated quotation system on which the Stock may then be listed or quoted, and the Committee may otherwise, in its discretion, determine to submit other changes to the Plan to stockholders for approval; provided, that, without the consent of an affected Participant, no such Committee action may materially and adversely affect the rights of such Participant under any previously granted and outstanding Award. For purposes of clarity, any adjustments made to Awards pursuant to Section 8 will be deemed not to materially and adversely affect the rights of any Participant under any previously granted and outstanding Award and therefore may be made without the consent of affected Participants.

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CACTUS, INC.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Class III Directors	☐	☐	☐

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Nominees:

01) Scott Bender
02) Gary Rosenthal
03) Bruce Rothstein

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CACTUS, INC.
Annual Meeting of Stockholders
May 16, 2023 9:00 AM Central Time
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Stephen Tadlock and William Marsh, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common stock of Cactus, Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of stockholder(s) to be held at 9:00 AM, Central Time on May 16, 2023, at the corporate headquarters of Cactus, Inc. at 920 Memorial City Way Suite 300, Houston, Texas 77024, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side